Exhibit (a)(1)(a)

ECHELON CORPORATION

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

This document constitutes part of the prospectus relating

to the Echelon Corporation 1997 Stock Plan covering securities that have been registered under the Securities Act of 1933.

September 21, 2004

ECHELON CORPORATION

Offer to Exchange Certain

Outstanding Options for New Options

This offer and withdrawal rights will expire at 5:00 p.m., Pacific Time, on October 20, 2004 unless we extend them.

By this offer, we are giving you the opportunity to exchange all of your outstanding options granted under Echelon Corporation’s 1997 Stock Plan, whether vested or unvested, for new options. You may participate in this offer if you are an employee of Echelon Corporation or our subsidiaries (collectively referred to as Echelon, we, our or us). However, Ken Oshman, Beatrice Yormark, Oliver R. Stanfield (our Chairman & Chief Executive Officer, President & Chief Operating Officer and Executive Vice President & Chief Financial Officer, respectively) and the non-employee members of our board of directors may not participate in this offer.

Terms in italics in this introduction are the defined terms that we use throughout this offer to exchange. The definitions of these terms can be found on page 3 of the Summary Term Sheet.

If you participate in this offer, the number of new options you receive will depend on the exercise price of your outstanding options. By exchanged options, we mean any options that you exchange pursuant to this offer. Your exchanged options will be exchanged for new options as follows:

•	Exchanged options granted with an exercise price of $11.99 or less will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option;

•	Exchanged options granted with an exercise price greater than or equal to $12.00, but less than or equal to $14.99, will be replaced with new options at an exchange ratio of two (2) new options for every three (3) exchanged options;

•	Exchanged options granted with an exercise price greater than or equal to $15.00, but less than or equal to $19.99, will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options;

•	Exchanged options granted with an exercise price greater than or equal to $20.00, but less than or equal to $29.99, will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options; and

•	Exchanged options granted with an exercise price greater than or equal to $30.00, will be replaced with new options at an exchange ratio of one (1) new option for every five (5) exchanged options.

Fractional shares will be rounded up to the nearest whole share on an option grant by option grant basis. The number of shares underlying your new option grants will also be adjusted for stock splits, reverse stock splits, stock dividends and other similar events. Each new option will be granted under the 1997 Stock Plan.

If you participate in this offer, you must exchange all options granted to you on or after March 20, 2004, if any.

We will grant new options on the first U.S. business day that is at least six months and one day after the date on which we cancel the exchanged options. We refer to this date as the new option grant date. We expect the new option grant date to be April 22, 2005. However, as discussed in Schedule D, the new option grant date may be different for employees who are residents of France.

The new options will be subject to a one-year vesting cliff, and no portion of the new options will be vested on the new option grant date. After the one-year vesting cliff, your new option will be vested to the same extent and will continue to vest at the same percentage rate as your exchanged option was scheduled to vest. As a result, any prior vesting of your exchanged options will have a positive impact on the vesting schedule of your new options once they begin to vest. One year after the new option grant date (expected to be April 22, 2006 and referred to as the “initial cliff vesting date”), each new option grant will receive credit for all vesting that would have accrued under the exchanged option had it remained outstanding through the initial cliff vesting date, as adjusted to account for the exchange ratio. Thereafter, each new option grant will continue to vest and become exercisable as to 1/48th of the shares subject to the new option on each monthly anniversary of the new option grant date. Vesting is subject to your continued service to us on each relevant vesting date. We reserve the right to make minor modifications to the vesting schedule of any

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new options to eliminate fractional vesting (such that a whole number of shares will vest on each vesting date). The vesting schedule may be different for employees in France, as described in Schedule D. The exercise price of new options will be equal to the closing price of our common stock on the new option grant date. However, the exercise price of new options granted to executive officers will be the higher of (1) the closing price of our common stock on the new option grant date or (2) 115% of the closing price of our common stock on the date the exchanged option is cancelled (expected to be October 21, 2004). The exercise price of new options granted to those employees who are residents of France or Italy also may be higher due to local laws as discussed in Schedules D and G.

Our common stock is traded on the Nasdaq National Market under the symbol “ELON.” On September 17, 2004, the closing price of our common stock was $8.27 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 17 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you participate in this offer, you must complete and sign the attached election form, and fax it to Gibson Anderson, our Vice President of Human Resources, at fax number (408) 790-3355 or hand deliver it to Gibson Anderson at Echelon Corporation, 550 Meridian Avenue, San Jose, CA 95126 U.S.A. before 5:00 p.m., Pacific Time, on October 20, 2004. Only responses that are complete, signed and actually received by Gibson Anderson by the deadline will be accepted. Responses submitted by U.S. mail or other post and Federal Express are not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer or requests for additional copies of this offer to exchange and the other option exchange program documents to Gibson Anderson, Kathy Bloch, our Senior Vice President & General Counsel or Mike Marszewski, our Vice President & Controller, at:

Gibson Anderson Echelon Corporation 550 Meridian Avenue San Jose, CA 95126 (408) 938-5203	or	Kathy Bloch Echelon Corporation 550 Meridian Avenue San Jose, CA 95126 (408) 938-5382	or	Mike Marszewski Echelon Corporation 550 Meridian Avenue San Jose, CA 95126 (408) 938-5230

Offer to Exchange dated September 21, 2004.

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You should rely only on the information contained in this offer to exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This offer to exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND Q&A		1

RISKS OF PARTICIPATING IN THE OFFER		17

THE OFFER		42

1.	Eligibility	42
2.	Number of options; expiration date	42
3.	Purpose of the offer	44
4.	Procedures for electing to exchange options	46
5.	Withdrawal rights and change of election	47
6.	Acceptance of options for exchange and issuance of new options	48
7.	Conditions of the offer	49
8.	Price range of shares underlying the options	51
9.	Source and amount of consideration; terms of new options	51
10.	Information concerning Echelon	59
11.	Interests of directors and executive officers; transactions and arrangements concerning the options	59
12.	Status of options acquired by us in the offer; accounting consequences of the offer	60
13.	Legal matters; regulatory approvals	61
14.	Material U.S. federal income tax consequences	61
15.	Terms of the offer specific to participants residing in foreign jurisdictions	63
16.	Extension of offer; termination; amendment	63
17.	Fees and expenses	64
18.	Additional information	64
19.	Financial statements	65
20.	Miscellaneous	65

SCHEDULE A	Information Concerning the Directors and Executive Officers of Echelon	A-1
SCHEDULE B	Financial Statements of Echelon	B-1
SCHEDULE C	Stock Option Exchange Program: A Guide to Issues in China	C-1
SCHEDULE D	Stock Option Exchange Program: A Guide to Issues in France	D-1
SCHEDULE E	Stock Option Exchange Program: A Guide to Issues in Germany	E-1
SCHEDULE F	Stock Option Exchange Program: A Guide to Issues in Hong Kong	F-1
SCHEDULE G	Stock Option Exchange Program: A Guide to Issues in Italy	G-1
SCHEDULE H	Stock Option Exchange Program: A Guide to Issues in Japan	H-1
SCHEDULE I	Stock Option Exchange Program: A Guide to Issues in Korea	I-1
SCHEDULE J	Stock Option Exchange Program: A Guide to Issues in The Netherlands	J-1
SCHEDULE K	Stock Option Exchange Program: A Guide to Issues in Switzerland	K-1
SCHEDULE L	Stock Option Exchange Program: A Guide to Issues in United Kingdom	L-1

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, the accompanying letter from our Chairman and Chief Executive Officer, Ken Oshman, dated September 21, 2004, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this offer to exchange and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to exchange outstanding options for new options. The following is a brief summary of the terms of this offer:

Terms in italics in this Q&A 1 are the defined terms that are used throughout this offer to exchange. The definitions of these terms can be found at the bottom of this Q&A 1 on page 3 of this Summary Term Sheet.

Eligibility

•	All employees of Echelon are eligible to participate if they are employees as of September 21, 2004 and remain employed through the date the exchanged options are cancelled. However, Ken Oshman, Beatrice Yormark, Oliver R. Stanfield (our Chairman & Chief Executive Officer, President & Chief Operating Officer and Executive Vice President & Chief Financial Officer, respectively) and the non-employee members of our board of directors may not participate.

•	In order to receive a new option, you must remain an employee through the new option grant date, and in order to vest in your new option, you must remain an employee or other service provider on each relevant vesting date.

Eligible Options

•	All options granted under our 1997 Stock Plan and outstanding as of the cancellation date are eligible for exchange. This means that options must be outstanding as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange.

•	If you participate in this offer, you must exchange all options granted on or after March 20, 2004, if any. (See Section 2)

•	Any portion of an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and that is beneficially owned by a person who is not an employee of Echelon, is not eligible to be exchanged in this offer (even if legal title to that portion of the option grant is held by an eligible employee). The portion that is beneficially owned by our employee may be exchanged.

Exchange Ratios

•	Exchanged options granted with an exercise price of $11.99 or less will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option;

•	Exchanged options granted with an exercise price greater than or equal to $12.00, but less than or equal to $14.99, will be replaced with new options at an exchange ratio of two (2) new options for every three (3) exchanged options;

•	Exchanged options granted with an exercise price greater than or equal to $15.00, but less than or equal to $19.99, will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options;

•	Exchanged options granted with an exercise price greater than or equal to $20.00, but less than or equal to $29.99, will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options; and

•	Exchanged options granted with an exercise price greater than or equal to $30.00, will be replaced with new options at an exchange ratio of one (1) new option for every five (5) exchanged options.

For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our common stock. Fractional shares will be rounded up to the nearest whole share on an option grant by option grant basis. The number of new option shares that you receive will also be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date.

New Options

•	New options will be granted on the first U.S. business day that is at least six months and one day after the cancellation date. We refer to this date as the new option grant date. We expect that the new option grant date will be April 22, 2005. However, as discussed in Schedule D, the new option grant date may be different for employees who are residents of France.

•	Generally, the new options granted to U.S. employees in exchange for old options will be incentive stock options to the maximum extent they qualify under U.S. tax law. Any new options granted to U.S. employees that cannot qualify as incentive stock options will be granted as nonstatutory stock options. Options granted to non-U.S. employees will be U.S. nonstatutory stock options.

Exercise Price of the New Options

•	The exercise price per share of new options will be the fair market value of our common stock on the new option grant date, which will generally be equal to the closing price of our common stock on the new option grant date. However, the exercise price per share of new options granted to executive officers will be the higher of (1) the closing price of our common stock on the new option grant date or (2) 115% of the closing price of our common stock on the date the exchanged option is cancelled (expected to be October 21, 2004). Notwithstanding the foregoing, if you are a resident of France or Italy, your exercise price will be determined as described in Schedule D or G, respectively. (See Section 9)

Vesting and Exercisability of New Options

•	The new options will be subject to a one-year vesting cliff, and no portion of the new options will be vested on the new option grant date. After the one-year vesting cliff, your new option will be vested to the same extent and will continue to vest at the same percentage rate as your exchanged option was scheduled to vest. As a result, any prior vesting of your exchanged options will have a positive impact on the vesting schedule of your new options once they begin to vest. Each new option will vest as follows:

•	One year after the new option grant date, each new option grant will receive credit for all vesting that would have accrued under the exchanged option had it remained outstanding through the initial cliff vesting date (the one year-anniversary of the new option grant date, expected to be April 22, 2006), as adjusted to account for the exchange ratio. Thereafter, each new option grant will continue to vest and become exercisable as to 1/48th of the shares subject to the new option on each monthly anniversary of the new option grant date.

•	As a result of the initial cliff vesting requirement, if your service with us terminates (for any reason or no reason) before the initial cliff vesting date, your new options will expire unvested, and you will not be able to exercise any portion of your new options.

•	Vesting on any date is subject to your continued service to us through each relevant vesting date.

•	We reserve the right to make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of shares will vest on each vesting date). (See Section 9)

•	Notwithstanding the foregoing, if you are a resident of France, you may be subject to additional restrictions with respect to vesting and exercise as described in Schedule D.

Terms Used in This Offer

•	“cancellation date” refers to the first U.S. business day after the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be October 21, 2004. If the expiration date is extended, then the cancellation date will be similarly extended.

•	“exchanged options” refers to all options that you exchange pursuant to this offer.

•	“executive officers” refers to those officers of Echelon listed on Schedule A to this offer to exchange, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

•	“expiration date” refers to the date that this offer expires. We expect that the expiration date will be October 20, 2004 at 5:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“initial cliff vesting date” refers to the one-year anniversary of the new option grant date. The initial cliff vesting date is the first date on which any of your new options will receive vesting credit, subject to your remaining an employee or service provider of Echelon as of that date.

•	“new option grant date” refers to the date that is at least six months and one day after the cancellation date. This is the date when new options will be granted. We expect that the new option grant date will be April 22, 2005. However, as discussed in Schedule D, the new option grant date may be different for employees who are residents of France. If the expiration date is extended, then the new option grant date will be similarly extended.

•	“new options” refers to the options issued pursuant to this offer that replace your exchanged options.

•	“offering period” refers to the period from the commencement of this offer to the expiration date. We expect that this period will commence on September 21, 2004 and end at 5:00 p.m., Pacific Time, on October 20, 2004.

Q2.	How do I participate in this offer?

A2.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific Time, on October 20, 2004:

1.	Properly complete and sign the attached election form.

2.	Deliver the completed and signed election form to Gibson Anderson either via facsimile at (408) 790-3355 or by hand at Echelon Corporation, 550 Meridian Avenue, San Jose, CA 95126 U.S.A.

You should note that if you elect to exchange any options in this offer, you must elect to exchange all options granted to you on or after March 20, 2004, if any. If you forget to list these options on your election form, they will automatically be tendered for you. To help you recall your outstanding option grants, we will distribute to you a summary of your outstanding stock options by internal mail.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4)

We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form.

Q3.	Why is Echelon making this offer?

A3.	We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own options that over time may have a greater potential to increase in value.

This offer is designed to decrease Echelon’s option overhang, which is the number of options outstanding as a percent of the total number of common shares outstanding. The exchange ratios used in this offer are designed to help accomplish this goal. (See Section 3)

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are an employee of Echelon at the time of this offer and you remain an employee of Echelon or a successor entity through the cancellation date. However, Ken Oshman, Beatrice Yormark, Oliver R. Stanfield (our Chairman & Chief Executive Officer, President & Chief Operating Officer and Executive Vice President & Chief Financial Officer, respectively) and the non-employee members of our board of directors may not participate. To receive a new option, you must remain an employee of Echelon through the new option grant date. (See Section 1)

Q5.	Are employees outside of the United States eligible to participate?

A5.	Yes. Employees of Echelon who live and work in China, France, Germany, Hong Kong, Italy, Japan, Korea, The Netherlands and the United Kingdom are eligible to participate. Employees who live in Switzerland are also eligible to participate. (See Section 1)

Please be sure to read the appropriate Schedule C through L of this offer to exchange dealing with the applicable tax and other legal consequences of the exchange in China, France, Germany, Hong Kong, Italy, Japan, Korea, The Netherlands, Switzerland and the United Kingdom.

Q6.	Are there circumstances under which I would not be granted new options?

A6.	Yes. If, for any reason, you are no longer an employee of Echelon on the new option grant date, you will not receive any new options. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with Echelon will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Section 1)

Moreover, even if we accept your options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in SEC or Nasdaq rules or the laws of a non-U.S jurisdiction. We do not anticipate any such prohibitions at this time. (See Section 13)

Q7.	Am I required to participate in this option exchange?

A7.	No. Participation in this offer is completely voluntary. However, if you participate in this offer, you must exchange all options granted on or after March 20, 2004, if any. (See Section 2)

Q8.	How many new options will I receive for the options that I exchange?

A8.	As stated above, the number of new options that you receive will depend on the exercise price of your exchanged options, as follows:

•	Exchanged options granted with an exercise price of $11.99 or less will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option;

•	Exchanged options granted with an exercise price greater than or equal to $12.00, but less than or equal to $14.99, will be replaced with new options at an exchange ratio of two (2) new options for every three (3) exchanged options;

•	Exchanged options granted with an exercise price greater than or equal to $15.00, but less than or equal to $19.99, will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options;

•	Exchanged options granted with an exercise price greater than or equal to $20.00, but less than or equal to $29.99, will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options; and

•	Exchanged options granted with an exercise price greater than or equal to $30.00, will be replaced with new options at an exchange ratio of one (1) new option for every five (5) exchanged options.

For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our common stock. Fractional shares will be rounded up to the nearest whole share on an option grant by option grant basis.

Please note: The exchange ratios apply to each of your option grants separately. This means that the various options you have received may be subject to different exchange ratios. The number of new options that you receive will also be adjusted if there are any stock splits, subdivisions, combinations, stock dividends or similar events that occur after the cancellation date but before the new option grant date. (See Section 2)

Example 1

If you exchange 1,000 options with an exercise price of $13.50 per share, you will receive 667 new options.

Example 2

If you exchange 1,000 options with an exercise price of $16.50 per share, you will receive 500 new options.

Example 3

If you exchange 1,000 options with an exercise price of $25.00 per share, you will receive 334 new options.

Example 4

If you exchange 1,000 options with an exercise price of $32.00 per share, you will receive 200 new options.

Example 5

If you exchange (i) 1,000 options that were granted in December 2000 with an exercise price of $32.88 per share and (ii) 1,000 options that were granted in April 2004 with an exercise price of $11.50 per share, then all of the following apply:

•	If you wish to exchange your December 2000 option, you must exchange both options (because the second option was granted on or after March 20, 2004).

•	In exchange for the options granted in November 2000, you will receive 200 new options.

•	In exchange for the options granted in April 2004, you will receive 1,000 new options.

(See Sections 2 and 6)

Q9.	Why isn’t the exchange ratio simply one-for-one?

A9.	Our stock option exchange program must balance the interests of both employees and stockholders. The exchange ratios selected for this offer will decrease the total number of options outstanding and will benefit stockholders by decreasing potential stockholder dilution. (See Section 3)

Q10.	What will be the exercise price of my new options?

A10.	For most employees, the exercise price per share of the new options will be the fair market value of our common stock on the new option grant date, which will be the closing price of our common stock on the new option grant date. The new option grant date is expected to be April 22, 2005 (see Question and Answer 1 above), so we expect the exercise price per share of the new options granted to most employees will be the closing price of our common stock on April 22, 2005. However, the exercise price of new options granted to executive officers will be the higher of (1) the closing price of our common stock on the new option grant date or (2) 115% of the closing price of our common stock on the cancellation date (expected to be October 21, 2004). Notwithstanding the foregoing, if you are a resident of France or Italy, your exercise price will be determined as described in Schedule D or G.

We cannot predict the exercise price of the new options. Because we will grant new options on the first U.S. business day that is at least six months and one day after the cancellation date, the new options may have a higher exercise price than some or all of your current options. (See Section 9)

Q11.	When will my new options vest?

A11.	The new options will be subject to a one-year vesting cliff, and no portion of the new options will be vested on the new option grant date. After the one-year vesting cliff, your new option will be vested to the same extent and will continue to vest at the same percentage rate as your exchanged option was scheduled to vest. As a result, any prior vesting of your exchanged options will have a positive impact on the vesting schedule of your new options once they begin to vest. Each new option will vest as follows:

•	One year after the new option grant date, each new option grant will receive credit for all vesting that would have accrued under the exchanged option had it remained outstanding through the initial cliff vesting date (expected to be April 22, 2006), as adjusted to account for the exchange ratio. Thereafter, each new option grant will continue to vest and become exercisable as to 1/48th of the shares subject to the new option on each monthly anniversary of the new option grant date.

•	As a result of the initial cliff vesting requirement, if your service with us terminates (for any reason or no reason) before the one-year anniversary of the new option grant date, your new options will expire unvested, and you will not be able to exercise any portion of your new options.

•	Vesting on any date is subject to your continued service to us through each relevant vesting date.

•	We reserve the right to make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of shares will vest on each vesting date). (See Section 9)

Notwithstanding the foregoing, if you are a resident of France, you may be subject to additional restrictions with respect to vesting and exercise as described in Schedule D.

Example #1: For example, a new option to purchase 600 shares of our common stock granted on the scheduled new option grant date of April 22, 2005 in exchange for a cancelled option to purchase 1,200 shares, will vest as follows:

Exchanged Option:

Grant date of the exchanged option: July 22, 2003

Exercise Price of exchanged option: $15.50

Number of exchanged options: 1,200

Vesting schedule of the exchanged options: 25% (300 shares) vested after 1 year; 1/48th (25 shares) per month thereafter, subject to continued service on each relevant vesting date

Number of shares that would have vested under exchanged option as of April 22, 2006: 825 shares (or 68.75% of the exchanged option vested, which is 2 years and 9 months worth of vesting)

New Option:

Number of new options: 600 shares (after application of the relevant exchange ratio)

Vesting schedule of the new options: As described above and subject to continued service to Echelon, after a one year cliff your new option will be vested to the same extent and will continue to vest at the same percentage rate as your exchanged option was scheduled to vest. On April 21, 2006, the new option will be vested as to the same percentage as would have been vested had the exchanged option remained outstanding through the initial vesting cliff date, and the new option will then continue to vest as to 1/48th of the shares subject to the new option on each monthly anniversary of the new option grant date:

Vested on new option grant date: None

Initial Cliff Vesting Date (April 22, 2006): 413 shares (or 68.75% of the new option, rounded up to the nearest whole share)

Remaining vesting schedule: 1/48th (approximately 13 shares) of the new option grant will vest on each monthly anniversary of the new option grant date thereafter, subject to continued service to Echelon on each relevant vesting date

Example #2: Same example as above, except that the exchanged option was granted on January 22, 2004:

Exchanged Option:

Vesting schedule of the exchanged options: 25% (300 shares) vest after 1 year; 1/48th (25 shares) per month thereafter, subject to continued service on each relevant vesting date

Number of shares that would have vested under exchanged option as of April 22, 2006: 675 shares (or approximately 56.25% of the exchanged option vested, which is 2 years and 3 months worth of vesting)

New Option:

Vesting schedule of the new options: As described above and subject to continued service to Echelon, after a one year cliff your new option will be vested to the same extent and will continue to vest at the same percentage rate as your exchanged option was scheduled to vest. On April 21, 2006, the new option will be vested as to the same percentage as would have been vested had the exchanged option remained outstanding through the initial vesting cliff date. Any remaining period of the exchanged option’s initial cliff vesting will be applied to the new option. The new option will then continue to vest as to 1/48th of the shares subject to the new option on each monthly anniversary of the new option grant date:

Vested on new option grant date: None

Initial Cliff Vesting Date (April 22, 2006): 338 shares (or approximately 56.25% of the exchanged option, rounded up to the nearest whole share)

Remaining vesting schedule: 1/48th (approximately 13 shares) of the new option grant will vest on each monthly anniversary of the new option grant date thereafter, subject to continued service to Echelon on each relevant vesting date

Q12.	If I participate in this offer, do I have to exchange all of my options?

A12.	No. You may pick and choose which of your outstanding option grants you wish to exchange. You should note though that we are not accepting partial tenders of option grants unless that option grant is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage) (See Question and Answer 13). This means that you may not elect to exchange only some of the shares covered by any particular option grant. However, you may elect to exchange the remaining portion of any option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 2,000 shares, you may elect to exchange:

•	Your first option grant covering 300 remaining unexercised shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 2,000 shares,

•	Two of your three option grants,

•	All three of your option grants, or

•	None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2)

Q13.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A13.	If you have an option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an employee of Echelon beneficially owns a portion of that option grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged in this offer to exchange (even if legal title to that portion of the option grant is held by you and you are an eligible employee).

For instance, if you are an eligible employee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to tender that option grant at all. This is your only choice with respect to this option grant. (See Section 2)

Q14.	When will my exchanged options be cancelled?

A14.	Your exchanged options will be cancelled on the first U.S. business day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be October 21, 2004, unless the offer period is extended. (See Section 6)

Q15.	Once I surrender my exchanged options, is there anything I must do to receive the new options?

A15.	To receive new options, you must remain employed by Echelon through the new option grant date.

As discussed above, we will grant new options on the first U.S. business day that is at least six months and one day after the cancellation date. We expect that the new option grant date will be April 22, 2005. However, as discussed in Schedule D, the new option grant date may be different for employees who are residents of France. If, for any reason, you do not remain employed by Echelon through the new option grant date, you will not receive any new options or other benefit in exchange for your exchanged options. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with Echelon remains “at will” and can be terminated by you or Echelon at any time, with or without cause or notice. (See Section 1)

Q16.	When will I receive my new options?

A16.	We will send you a promise to grant stock options promptly after the cancellation date. The promise to grant stock options represents our commitment to grant you new options on the new option grant date, provided that you remain employed by Echelon through the new option grant date.

We will grant the new options on the new option grant date. The new option grant date will be the first U.S. business day that is at least six months and one day after the date on which we cancel the options accepted for exchange. We will not grant the new options before the new option grant date. We expect the new option grant date will be April 22, 2005. However, as discussed in Schedule D, the new option grant date may be different for employees who are residents of France. If the expiration date is delayed, the new option grant date will be similarly delayed. (See Section 6)

Q17.	If I participate in this offer, will I receive other option grants before I receive my new options?

A17.	No. Regardless of whether or not you participate in this offer, we have no intention of issuing you any other option grants before the new option grant date. Accounting rules prohibit us from granting additional options to participants for a period of six months and one day after the cancellation date, without potentially significant adverse accounting consequences to Echelon. (See Sections 6 and 12)

Q18.	If I do not participate in this offer, will I receive any option grants between now and the new option grant date?

A18.	No. You should not expect to receive any other options before the new option grant date. Regardless of whether or not you participate in this offer, we have no intention of issuing you any other option grants between now and the new option grant date. The only options we intend to issue before the new option grant date will be to newly hired employees. (See Section 6)

Q19.	Why do I have to exchange options granted on or after March 20, 2004, if I choose to participate?

A19.	Under current accounting rules, options that were granted during the six-month period before this offer commenced and the six-month period after the cancellation date could be viewed as “replacement” options for the exchanged options. As such, accounting rules would require unfavorable accounting treatment to Echelon for these replacement options. (See Section 12)

Q20.	What evidence will I have of Echelon’s promise to grant new options to me on the new option grant date?

A20.	Echelon will deliver to you a written promise to grant the new options to you on the new option grant date. Echelon will deliver the written promise to you promptly after the cancellation date. If you do not receive a promise to grant stock options within several U.S. business days after the expiration date, please contact Gibson Anderson by telephone at (408) 938-5203. If you are an employee outside of the U.S., you may also inform Gibson Anderson that you have not received your promise to grant by faxing him at (408) 790-3355. (See Section 6)

Q21.	Why won’t I receive my new options immediately after the expiration date of the offer?

A21.	Current accounting rules require that options granted within six months of cancelled options be treated as variable awards. The accounting for variable awards can result in Echelon’s recognition of expenses that would reduce earnings. This means that if we granted new options within six months of the cancellation date, we would be required to record as compensation expense the non-cash accounting impact of increases in our stock price. This expense would be measured at each quarter or year end. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. (See Section 12)

Q22.	Can I exchange shares of Echelon common stock that I acquired upon exercise of Echelon options?

A22.	No. This offer relates only to outstanding Echelon options. You may not exchange shares of Echelon common stock in this offer. (See Section 2)

Q23.	Is this a repricing of options?

A23.	No. This is a stock option exchange offer. Current accounting rules require that the repricing of options be accounted for as variable awards which would result in unfavorable accounting consequences for Echelon. Although our stock option plan does not permit a traditional repricing of options, if we were able to reprice your options, our potential for profitability in the future would be significantly reduced because we would be required to record a charge against earnings with respect to any future appreciation of our common stock underlying the repriced options. (See Section 12)

Q24.	Why can’t you just grant me additional options?

A24.

While Echelon could grant additional options today, the number of outstanding options in relation to our shares outstanding, the “overhang,” is not favorable for our stockholders, and therefore should be reduced. We believe this program is in the best interests of our employees and stockholders to give incentive to our employees with appropriate stock options, reduce the outstanding stock option overhang, and conserve options for future grants. (See Section 3)

Q25.	Will I be required to give up all of my rights under the cancelled options?

A25.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the first U.S. business day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be October 21, 2004. (See Section 6)

Q26.	Will the terms and conditions of my new options be the same as my exchanged options?

A26.	The terms and conditions of your new options may vary from the terms and conditions of your exchanged options, but such changes generally will not substantially and adversely affect your rights, except that the vesting schedule and the term of your new option will be different. (See Section 9)

In addition, non-U.S. employees may have different restrictions on vesting, methods of exercise, expiration of option term and other terms as stated in Schedules C through L.

Q27.	What if Echelon is acquired by another company?

A27.	Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer. However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such new option will generally have an exercise price equal to the fair market value (as defined under the applicable option plan) of the acquiror’s stock on the new option grant date, except with respect to options granted to executive officers and employees resident in France or Italy, which may be at a higher exercise price. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

Regardless of any such merger, consolidation or acquisition, the new option grant date will be the first U.S. business day that is at least six months and one day after the cancellation date (or later for residents of France, as discussed in Schedule D). Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase our common stock before the effective date of the merger, consolidation or acquisition.

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Echelon would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Echelon common stock, while option holders who decide not to participate in this offer might be able to exercise their options before the effective date of the merger or acquisition and sell their Echelon common stock before the effective date.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the grant of the new options under this option exchange program. Termination of your employment for this or any other reason before the new options are granted means that you will receive neither new options, nor any other benefit for your cancelled options. (See Section 9)

Q28.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A28.	If you choose not to participate or your options are not accepted for exchange, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, and (iii) retain their current vesting schedule. (See Section 6)

Q29.	How does Echelon determine whether an option has been properly tendered?

A29.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4)

Q30.	Will I have to pay taxes if I participate in the offer?

A30.	If you participate in the offer and are a citizen or resident of the U.S., you should not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you may have taxable income when you exercise your new options or when you sell your shares. (See Section 14)

If you are a resident of or are otherwise subject to tax in a country other than the United States, your tax consequences with respect to the exchange may vary from those tax consequences described above. Please be sure to refer to Schedules C through L for a discussion of the tax and legal consequences of electing to participate in the offer in the country in which you are subject to tax. Tax consequences may vary depending on each individual option holder’s circumstances. (See Schedules C through L, as applicable.)

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

Q31.	Will my new options be incentive stock options or nonstatutory stock options for United States tax purposes?

A31.	If you are a U.S. employee, the new options granted in exchange for your old options will be incentive stock options for United States tax purposes, but only to the maximum extent they qualify as incentive stock options under the U.S. tax laws on the new option grant date. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.

If you are a non-U.S. employee, the new options granted in exchange for your old options will be a nonstatutory stock option under U.S. tax laws.

We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of incentive stock options and nonstatutory stock options with your financial, legal and/or tax advisors. (See Sections 9 and 14)

Q32.	When will my new options expire?

A32.	Your new options will expire on the later of:

•	The same date as the scheduled expiration of your exchanged option, or

•	2 years from the new option grant date.

In each case, new options will expire earlier upon your termination of employment with Echelon.

However, if you are a resident of France, your new option will expire as described in Schedule D. (See Section 9)

Q33.	Will I receive a new option agreement?

A33.	Yes. All new options will be subject to a new option agreement between you and Echelon (See Section 9).

Q34.	Is there any chance Echelon will not proceed with the option exchange?

A34.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this offer to exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion.

In addition, prior to the expiration date, we may change the offer for any or no reason. (See Section 7)

Q35.	If you extend the offer, how will you notify me?

A35.	If we extend this offer, we will issue a press release or other public announcement disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date. We will also send an email to all employees. (See Sections 2 and 16)

Q36.	How will you notify me if the offer is changed?

A36.	If we change the offer, we will issue a press release or other public announcement disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the day we change the offer. We will also send an email to all employees. (See Sections 2 and 16)

Q37.	Can I change my mind and withdraw from this offer?

A37.	Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. (See Section 5)

Q38.	How do I withdraw my election?

A38. To withdraw your election, you must do the following before the expiration date:

1.	Properly complete and sign the attached withdrawal form.

2.	Deliver the completed and signed election form to Gibson Anderson either via facsimile at (408) 790-3355 or by hand at Echelon Corporation, 550 Meridian Avenue, San Jose, CA 95126 U.S.A. (See Section 5)

Q39.	What if I withdraw my election and then decide again that I want to participate in this offer?

A39.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date that is signed and dated after the date of your withdrawal form. (See Question and Answer 2 and Section 5)

Q40.	Can I change my mind about which options I want to exchange?

A40.	Yes. You may change your mind after you have submitted an election form and change the options you elect to exchange at any time before the expiration date. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional options, or you may choose to exchange fewer options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Please be sure that any new election form you submit includes all the options you wish to exchange and is clearly dated after your last-submitted election or withdrawal form. (See Section 5)

Q41.	How do I change my election to exchange a particular option?

A41.	To change your election to exchange additional option grants, you must do the following before the expiration date:

1.	Properly complete and sign a new election form, indicating each option grant you now wish to exchange.

2.	Deliver the completed and signed election form to Gibson Anderson either via facsimile at (408) 790-3355 or by hand at Echelon Corporation, 550 Meridian Avenue, San Jose, CA 95126 U.S.A. (See Section 5)

To withdraw your election to exchange only some of your option grants, you must do the following before expiration date:

1.	Properly complete and sign the attached withdrawal form, indicating each option grant you wish to withdraw from the offer.

2.	Deliver the completed and signed election form to Gibson Anderson either via facsimile at (408) 790-3355 or by hand at Echelon Corporation, 550 Meridian Avenue, San Jose, CA 95126 U.S.A. (See Section 5)

Q42.	Are you making any recommendation as to whether I should exchange my eligible options?

A42.	No. We are not making any recommendation as to whether you should accept this offer. You must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 3)

Q43.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A43.	For additional information or assistance, you should contact one of the following:

Gibson Anderson	or	Mike Marszewski	or	Kathy Bloch
Echelon Corporation		Echelon Corporation		Echelon Corporation
550 Meridian Avenue		550 Meridian Avenue		550 Meridian Avenue
San Jose, CA 95126		San Jose, CA 95126		San Jose, CA 95126
(408) 938-5203		(408) 938-5230		(408) 938-5382

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed with the Securities and Exchange Commission (SEC) highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States, as well as the rest of this offer to exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this offer to exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this offer to exchange. You should carefully consider these risks, in addition to the other information in this offer to exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Economic Risks

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the new options that you receive in exchange for them.

For example, if you cancel options with an exercise price of $16.00 per share, and the price of our common stock increases to $20.00 per share when the new options are granted, your new option will have a higher exercise price than the cancelled option. In addition, because the exchange ratio of this offer is not one-for-one with respect to all options, it is possible that, at some point in the future, your old options would have been economically more valuable than the new options granted pursuant to this exchange offer. For example, if you exchange an option grant for 30,000 shares with an exercise price of $20.00 per share, you would receive a new option for 10,000 shares with an exercise price equal to the fair market value of our common stock on the new grant date (unless you are subject to a higher exercise price due to local law or because you are an executive officer). Assuming, for illustrative purposes only, your new option is granted at an exercise price of $10.00 per share, and that one year after the new grant date the price of our common stock had increased to $30.00 per share. Under this example, if you had kept your exchanged options and sold them at $30.00 per share, you would have realized pre-tax gain of $300,000, but if you exchanged your options and sold your new options at the same price, you would only realize a pre-tax gain of $200,000.

If we are acquired by or merge with another company, your cancelled options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If your employment terminates for any reason before we grant the new options you will neither receive a new option nor have any of your cancelled options returned to you.

Once we cancel the options that you elect to exchange, all of your rights under the options terminate. Accordingly, if your employment with us terminates for any reason, including if that termination is without cause or as a result of another company acquiring us, before the grant of the new options, you will have the benefit of neither the cancelled option nor any new option.

Our revenues depend on the health of the economy and the growth of our customers and potential customers. If world-wide economic conditions remain stagnant or worsen, if we are not able to expand our business or if our new networked energy services business is not successful, we may experience a material adverse impact on our business, operating results, and financial condition and may undertake various measures to reduce our expenses including decreasing the size of our workforce. Should your employment be terminated for any reason prior to the one-year anniversary of the new option grant date, you will have the benefit of neither the cancelled option nor any new option.

If another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. If your employment terminates for this or any other reason before the new option grant date you will not receive a new option, nor will you receive any other benefit for your options that were cancelled.

If your employment terminates for any reason before your new options vest, you will not receive any value from your new options.

The new options will be subject to a one-year vesting cliff, and no portion of your new options will be vested until one year after the new option grant date (or later, if your exchanged option had not yet met its initial vesting cliff). If you are a resident of France, you may be subject to additional restrictions on vesting and exercise as described in Schedule D. If you do not remain an employee or service provider through the date your new options first vest, you will not be able to exercise any portion of your new options. Instead, your new options will expire immediately upon your termination. As a result, you will receive no value from your new options.

Tax-Related Risks

A portion of your new option may be a U.S. nonstatutory stock option, whereas your cancelled option may have been an incentive stock option.

For U.S. employees, your new option will be an incentive stock option, but only to the extent it qualifies under the U.S. Internal Revenue Code on the new option grant date. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess value is deemed to be a U.S. nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws. It is possible that by participating in this exchange, your options will exceed this $100,000 limit and the excess will be treated as nonstatutory stock options. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the offer to exchange, and see the tax disclosure set forth under the section entitled “Material U.S. federal income tax consequences.”

U.S. employees who participate in this exchange will be required to restart the measurement periods required to be eligible for favorable tax treatment for their new incentive stock options.

In order to receive favorable tax treatment for incentive stock options, the shares subject to the option must be held more than two years after the new grant date and more than one year after you exercise the new option grant. Since the new options will be a completely new grant, U.S. employees will not receive any credit for the time in which the exchanged option was held. As a result, in order for the new incentive stock options to be eligible for favorable U.S. federal tax treatment, you must wait to sell the shares subject to your new incentive stock option until the passage of more than two years from the new option grant date and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please read the rest of the offer to exchange, and see the tax disclosure set forth under the section entitled “Material U.S. federal income tax consequences.”

Tax-related risks for employees subject to tax in non-U.S. countries.

If you are a tax resident or citizen of a foreign jurisdiction, you should refer to Schedules C through L for a discussion of some of the tax and legal consequences that may apply to you.

Tax-related risks for residents of China

Under general tax principles in China, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible outstanding option for a new option if you elect to participate in this offer. You will be restricted to using a cashless sell-all exercise with regard to your new options due to certain legal restrictions in China. Please see Schedule C for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of France

Under general tax principles in France, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible outstanding option for a new option if you elect to participate in this offer. Your new options will be granted under a sub-plan to the 1997 Stock Plan and are intended to qualify for favorable tax and social insurance treatment under French law. The new option exercise price and the grant date may differ from that in other countries in order for the options to comply with the requirements for French tax-qualified options. In addition, you must not exercise your new options until four years from the grant date to obtain favorable tax and social insurance treatment. In order to meet the requirement for French tax-qualified options, the term of the options will be as discussed in Schedule D. In the event of a transaction involving the Company, such as a merger or other acquisition or a change in our capitalization, the new options may no longer qualify for favorable tax and social insurance treatment under French tax law. Please see Schedule D for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of Germany

Under general tax principles in Germany, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible outstanding option for a new option if you elect to participate in this offer. Please see Schedule E for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of Hong Kong

Under general tax principles in Hong Kong, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible outstanding option for a new option if you elect to participate in this offer. Please see Schedule F for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of Italy

Under general tax principles in Italy, we believe that you will not be subject to tax as a result of the exchange of an eligible outstanding option for a new option if you elect to participate in this offer. To qualify for more favorable tax and social insurance treatment, the exercise price of your new option may be different from the exercise price of new options issued to other employees outside of Italy as a result of participation in this offer. The exercise price of your new option will be the higher of (i) the fair market value of Echelon common stock on the date of the new option grant and (ii) the average of the official market prices of Echelon common stock over the month preceding the date of the new option grant. You will be restricted to using a cashless sell-all exercise with regard to your new options due to certain legal restrictions in Italy. Please see Schedule G for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer to exchange.

Tax-related risks for residents of Japan

Under general tax principles in Japan, you may be subject to tax as a result of the exchange of an eligible outstanding option for a new option if you elect to participate in this offer, although this result is not certain. Please see Schedule H for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer to exchange.

Tax-related risks for residents of Korea

Under general tax principles in Korea, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer to exchange. Please see Schedule I for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer to exchange.

Tax-related risks for residents of the Netherlands

Under general tax principles in the Netherlands, we believe that you will not be subject to tax as a result of the exchange of an eligible outstanding option for a new option if you elect to participate in this offer to exchange provided that your eligible unexercised options were taxed at the time the options became unconditionally exercisable (i.e., generally at vesting) and the exchange occurs after three years from the date of acceptance of the eligible outstanding options. However, if your eligible unexercised options were taxed at the time the options became unconditionally exercisable and the exchange occurs within three years from the date of acceptance, you may be subject to tax as a result of the exchange of an eligible outstanding option for a new option if the exchange is characterized as a deemed disposal of the exchanged options.

If taxation on your eligible outstanding options was deferred to the time of exercise because you elected, together with your employer, to defer taxation, then you may be subject to tax as a result of the exchange of eligible outstanding options if the exchange is characterized as a deemed disposal of the exchanged options.

If taxation on your eligible outstanding options was deferred to the time of exercise because you agreed to restrict your exercise to a cashless sell-all method of exercise, then you will not be subject to tax as a result of the exchange of an eligible outstanding option for a new option.

If the exchange is characterized as a deemed disposal of the options, the taxable value will be determined at the moment of option cancellation. The taxable moment will be at the grant of the new options.

Under current laws, the new options would be subject to tax when they become unconditionally exercisable (i.e., vesting) unless a statutory election is made to defer taxation to exercise. The Dutch legislature has announced the introduction of a new law providing options will be subject to tax only at the time of exercise (the “New Law”). The New Law is expected to enter into force on January 1, 2005. If the New Law takes effect before your new options first vest, it is currently uncertain whether the options will be subject to the New Law. Please see Schedule J for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of Switzerland

Under general tax principles in Switzerland, we believe that you will not be subject to tax as a result of the exchange of an eligible outstanding option for a new option if you elect to participate in this offer to exchange. You may be subject to tax on the new option at the time of grant unless you are able to defer tax until exercise, and Echelon intends to restrict the new option to a cashless sell-all exercise to delay the tax event to exercise. If the option that you exchange was previously subject to tax prior to the exchange, it is unlikely that you will be entitled to credit any tax paid on those options against your tax liability for the new options. Please see Schedule K for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of the United Kingdom

Under general tax principles in the United Kingdom, we believe that you will not be subject to tax as a result of the exchange of an eligible outstanding option for a new option if you elect to participate in this offer.

You will be subject to income tax and employees’ national insurance contributions (“NICs”) on the spread when you exercise your new option. Effective from 6 April 2004, employees’ NICs at 11% are payable up to the maximum earnings limit of £610 per week, and an additional 1% NICs will apply above this limit. You will also be liable for employer’s NICs with regard to the new options. Employer’s NICs are payable and charged at 12.8%. However, the employer’s NICs are deductible against your income tax liability, meaning that the effective rate you will pay in respect of employer’s NICs is 7.68% if you are a higher rate taxpayer and 9.98% if you are a basic rate taxpayer. Please see Schedule L for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Business-Related Risks

Our future results would be significantly harmed if our project with Enel is terminated or is not successful.

In September 2000, we entered into an R&D Agreement with an affiliate of Enel S.p.A., an Italian utility company. Under the terms of the Agreement, we agreed to work with Enel to integrate our LONWORKS technology into Enel’s Contatore Elettronico remote metering management project in Italy. During the quarter ended June 30, 2004, revenue attributable to the Contatore Elettronico project was approximately $16.7 million, or 58.9% of our total revenue. For the six months ended June 30, 2004, revenue attributable to the Contatore Elettronico project was approximately $32.2 million, or 58.2% of our total revenue. We expect the Contatore Elettronico project to account for the majority of our targeted revenue for 2004.

We face a number of risks as we continue this project, including:

•	in May 2004, we announced that Enel filed a request for arbitration to resolve a dispute regarding our marketing and supply obligations under the R&D Agreement. Enel claims that the R&D Agreement obligates us to supply Enel with additional concentrator and metering kit products for use outside of Italy and to cooperate with Enel to market Enel’s Contatore Elettronico system internationally. Enel is seeking to compel our company to sell to Enel an unspecified amount of additional products, to jointly market the Contatore Elettronico system with Enel outside of Italy, and to pay unspecified damages. Regardless of the outcome of the arbitration proceedings, the action will divert our management’s attention from other business and will cause us to incur legal and other costs to defend against Enel’s claims. It may also cause our customers or potential customers in the utility business to question whether the arbitration will affect our NES business. In addition, if Enel is successful in the arbitration, then we may have to pay as yet unspecified damages, and Enel may seek to terminate the R&D Agreement. These factors could have a material negative effect on our results of operations and our financial condition;

•

a dispute could develop between Enel and our company regarding the scope of any of the other obligations of the parties with respect to the Contatore Elettronico project, the R&D Agreement or other agreements, or with respect to product quality, suitability, price, quantities, or other issues. Even if we should prevail in such a dispute, the costs incurred by Echelon and the diversion of time by key employees could adversely affect our company. If any dispute is not resolved in our favor or in a timely manner, the project, or revenue generated from the project, could be delayed, could become less profitable to us, could result in damages or losses, or either we or Enel could seek to terminate the R&D Agreement. From time to time, we have interpreted the contracts between our companies differently from Enel, which has led to disagreements. For example, as a result of a dispute regarding the compensation owed to us for the transition from the second version of metering kit to the third generation of metering kit, which dispute has since been resolved, we deferred approximately $2.7 million of revenue from the second quarter to the third quarter of 2003;

•	Enel could decide to no longer pursue the Contatore Elettronico project to the extent we currently contemplate, or Enel could replace the LONWORKS technology used by Enel in the Contatore Elettronico project with other technology;

•	once manufactured, electricity meters, data concentrators, or other products used in the Contatore Elettronico project may not be installed by Enel in accordance with Enel’s scheduled roll-out plan. Also, Enel could decide to reduce its inventories of electricity meters or data concentrators. As a result, excess inventories could develop for periods of time, which could result in the delay or cancellation of additional product shipments to Enel and the contract equipment manufacturers that Enel has selected to manufacture electricity meters for the project;

•	Enel may not successfully develop or maintain the management center software to monitor and control the electricity meters and other products used in the Contatore Elettronico project, or the management center software that Enel develops may not be scalable enough to support the estimated 27 million meters that Enel intends to install as part of the project. As a result, Enel might reduce purchases of electricity meters or other products, thereby reducing future shipments of our products;

•	under the Contatore Elettronico project, each order for electricity meters must be made by public tender. Any future public tenders for electricity meters may not be completed in a timely fashion, and this may delay production of electricity meters with an associated delay in shipments of products by us to Enel’s contract equipment manufacturers;

•	the R&D Agreement between Enel and our company might be terminated if, among other things, either party materially breaches its obligations under the agreement;

•	third parties may contest part or all of our agreement with Enel, or the Contatore Elettronico project in general. For example, the European Union and/or the Italian government could require a change in the sources of supply in order to satisfy rules regarding competition, thereby delaying or changing the scope of the project; or

•	our research and development activities under the Contatore Elettronico project might be unsuccessful, or the products we develop might not be commercially exploitable or yield economic returns.

Any of these factors would cause our revenues and income to suffer, which would significantly and adversely affect our financial condition and operating results.

The performance of the contract equipment manufacturers that Enel has selected to manufacture electricity meters could affect our project with Enel.

Enel has selected several contract equipment manufacturers, or meter manufacturers, to manufacture electricity meters for the Contatore Elettronico project. We sell a product called a metering kit to these meter manufacturers as part of this project. Our shipments of metering kits depend, to a large extent, on the production of electricity meters. In addition, the sales of our data concentrator products to Enel depend, in part, on the production of electricity meters. Our success under the Contatore Elettronico project could be affected by the meter manufacturers for many reasons, including:

•	disputes may arise with us regarding product quality or responsibility for costs incurred by the meter manufacturers relating to metering kits;

•	if the meter manufacturers fail to meet their intended production or quality levels, fail to pay us in accordance with agreed-upon payment terms for products we ship to them, or breach any of their agreements with us, we could elect to cancel orders for products from meter manufacturers, delay shipment of products to meter manufacturers, or otherwise fail to achieve our revenue targets for the Contatore Elettronico project;

•	the meter manufacturers may not achieve their intended production levels;

•	we may be prohibited by government trade sanctions from selling metering kits to one or more meter manufacturers;

•	the meter manufacturers may not be able to maintain product quality at the levels required for Enel to successfully install electricity meters;

•	the meter manufacturers may not maintain sufficient net working capital to fund production of electricity meters or may fail to provide letters of credit that we mandate; and

•	the meter manufacturers may experience excess raw material and finished goods inventories if they fail to achieve intended production and/or quality levels and may therefore reduce future purchases of our products until their inventories return to acceptable levels.

Additionally, if any of Enel’s meter manufacturers were to experience cash flow problems resulting from one or more of the above listed failures, or any other factor, we could be forced to provide a bad debt reserve for some or all of the unpaid balances that meter manufacturer owed us for products we previously shipped to them. Given the volume of products that Enel’s meter manufacturers purchase from us, any bad debt provision we would be required to make would most likely be a material amount, and therefore, would have an adverse effect on our financial condition and operating results.

Once the Enel project is completed, or if it is terminated, our overall revenue will decline significantly if we do not expand our customer base.

If Enel continues to deploy its Contatore Elettronico project in accordance with its scheduled rollout plan, we expect that revenues from the Enel project will continue to account for a significant portion of our overall revenues through 2004. Once the delivery of our products for use in the project is completed, which we currently estimate will occur in 2005, or if it is otherwise terminated, our revenues from Enel and its meter manufacturers will become negligible. Accordingly, we continue to seek new revenue opportunities with other utility companies around the world.

In May 2002, we formed a Service Provider Group tasked with selling our networked energy services, or NES, system to utility companies and value added resellers around the world. We believe that utility companies generally require a lengthier sales cycle than do most of our other customers. In most instances, one or more field trials of our products may be required before a final decision is made by the utility. For example, Continuon Netbeheer, a utility grid operator located in the Netherlands, has completed a limited field trial of our NES system within its service territory. We do not know if Continuon will decide to move forward with a mass deployment, and even if Continuon decides to proceed, we may not be able to negotiate mutually agreeable terms for such a deployment. In addition, there is generally an extended development and integration effort required in order to incorporate the new technology into the utility’s existing infrastructure. Due to the extended sales cycle and the additional development and integration time required, we cannot assure you that we will be able to find a replacement for the Enel project before the Enel project is terminated or completed. If we are not able to replace the revenues generated by the Enel project, our revenues and results of operations will be harmed.

After investing substantial amounts of time and money into our NES system, our utility market product offerings may not be accepted by our targeted customers, or may fail to meet our financial targets. If we incur penalties and/or damages with respect to sales of the NES system, such penalties and/or damages could have an adverse effect on our financial condition, revenues, and operating results.

To be successful in our efforts to sell our NES system, we intend to continue investing significant resources in the development of the NES system. For example, in April 2003 we acquired certain assets of Metering Technology Corporation, or MTC, in exchange for $11.0 million in cash and the assumption of certain liabilities. Among the assets acquired was the right to use MTC’s developed electricity meter technology. However, as we have integrated their technology into our NES system, we have incurred and expect to continue to incur significant development costs.

We cannot assure you that our NES system will be accepted in the utility market place. For example, in order to realize all of the benefits of the NES system, a utility must replace a significant portion of its metering infrastructure with a homogenous population of intelligent, networked meters. We also cannot assure you that, if accepted by the utilities, our NES system will generate economic returns that meet our financial targets. For example, revenues from our NES system offering may be lower than we anticipate, as was the case for actual versus targeted NES system revenues for this quarter. Additionally, the gross margins we receive from our NES system offering will not be as high as for many of our other products.

Even if we are successful in penetrating the utility market with our NES system offering, we face competition from many companies. For example, we believe that Enel, our largest customer, has designed a system that it intends to use to compete with our NES system using third party products instead of our products. Enel has significantly greater experience and financial, technical, and other resources than we have. Enel recently announced an alliance with IBM to market and sell metering systems worldwide. While we continue to discuss with Enel and IBM what role, if any, our company may have in that alliance, it is possible that our company might not participate, or that if we do participate, our revenues may not be as high as for our other products. In addition, if we do participate, such participation could have a negative impact on our marketing efforts for the NES system. Other competitors, including Actaris, Atos Origin, DCSI, Elster, Hexagram, Hunt Technologies, Itron, Iskraemeco, Nexus, and Ramar, as well as our own customers such as Enermet, Horstmann Controls, Kamstrup, and Milab, could also develop and market their own multi-service metering systems that will compete with our NES offering.

In addition, we presently plan to sell our NES products to utilities either directly or through resellers or other partners. If we sell the NES system directly to a utility, the utility may require us to assume responsibility for installing the NES system in the utility’s territory, integrating the NES system into the utility’s operating and billing system, overseeing management of the combined system, and undertaking other activities. These are services that we generally would not be responsible for if we sold our NES products through a reseller or other partner, or if we sold directly to a utility that managed those activities on its own. To date, we do not have any significant experience with those services. As a result, if we sold directly to a utility that required us to provide those services, we may be required to contract with third parties to satisfy those obligations. We cannot assure you that we would find appropriate third parties to provide those services on reasonable terms, or at all. Assuming such responsibility for these or other services would add to the costs and risks associated with NES system installations, and could also negatively affect the timing of our revenues and cash flows related to these transactions.

Lastly, sales of the NES system may also expose us to penalties and damages relating to late deliveries, late or improper installations or operations, failure to meet product specifications, failure to achieve performance specifications or otherwise. If we are unsuccessful in deploying the NES system, or otherwise fail to meet our financial targets for the NES system, our revenues and results of operations will be harmed.

We depend on a limited number of key manufacturers and use contract electronic manufacturers for most of our products requiring assembly. If any of these manufacturers terminates or decreases its relationships with us, we may not be able to supply our products and our revenues would suffer.

The Neuron Chip is an important component that our customers use in control network devices. In addition, the Neuron Chip is an important device that we use in many of our products. Neuron Chips are currently manufactured and distributed by Toshiba and Cypress Semiconductor under license agreements we maintain with them. These agreements, among other things, grant Toshiba and Cypress the worldwide right to manufacture and distribute Neuron Chips using technology licensed from us, and require us to provide support, as well as unspecified updates to the licensed technology, over the terms of the agreements. The Cypress agreement expires in April 2009, and the Toshiba agreement expires in January 2010. However, we cannot be certain that these manufacturers will continue to supply Neuron Chips until these contracts expire, and we currently have no other source of supply for Neuron Chips. If either Toshiba or Cypress were to cease designing, manufacturing, and distributing Neuron Chips, we could be forced to rely on a sole supplier for Neuron Chips. If both Toshiba and Cypress were to exit this business, we would attempt to find a replacement. This would be an expensive and time-consuming process, with no guarantee that we would be able to find an acceptable alternative source.

We also maintain manufacturing agreements with other semiconductor manufacturers for the production of key products, including those used in the Enel Project and our NES system. For example, in 2003 we announced a new product family that we refer to as Power Line Smart Transceivers. A sole source supplier, STMicroelectronics, manufactures these products. Additionally, Cypress, ON Semiconductor and AMI Semiconductor are sole source suppliers of components we sell to Enel’s meter manufacturers. We currently have no other source of supply for Power Line Smart Transceivers or the components manufactured by Cypress, ON Semiconductor, and AMI Semiconductor.

Our future success will also depend significantly on our ability to manufacture our products cost effectively, in sufficient volumes and in accordance with quality standards. For most of our products requiring assembly, we use contract electronic manufacturers, including WKK Technology, Able Electronics, and TYCO TEPC/Transpower. These contract electronic manufacturers procure material and assemble, test, and inspect the final products to our specifications. This strategy involves certain risks. By using third parties to manufacture our products, we have reduced control over quality, costs, delivery schedules, product availability, and manufacturing yields. For instance, quality problems at a contract equipment manufacturer could result in missed shipments to our customers and unusable inventory, thereby reducing our revenues and increasing our costs associated with inventory reserves. In addition, contract electronic manufacturers can themselves experience turnover and instability, exposing us to additional risks as well as missed commitments to our customers.

We will also face risks if and when we transition between contract electronic manufacturers. For example, we may have to move raw material and in-process inventory between locations in different parts of the world. Also, we would be required to re-establish acceptable manufacturing processes with a new work force. We could also be liable for excess or unused inventory held by contract manufacturers for use in our products. This inventory may become obsolete as a result of engineering changes that we make. In addition, we may no longer need this inventory because of factors such as changes in our production build plans, miscommunication between us and a contract manufacturer, or errors made by a contract manufacturer in ordering material for use in our products. Under our contracts with these contract electronic manufacturers, we would become liable for all or some of these excess or obsolete inventories.

The failure of any key manufacturer to produce products on time, at agreed quality levels, and fully compliant with our product, assembly and test specifications could adversely affect our revenues and gross profit, and could result in claims against us by our customers.

Since we depend on sole or a limited number of suppliers, any price increases, shortages, or interruptions of supply would adversely affect our revenues and/or gross profits.

As previously discussed, we currently purchase several key products and components only from sole or limited sources. For some of these suppliers, we do not maintain signed agreements that would obligate them to supply to us on negotiated terms. As a result, we may be vulnerable to price increases for products or components. In addition, in the past, we have occasionally experienced shortages or interruptions in supply for certain of these items, which caused us to delay shipments beyond targeted or announced dates. If we experience any shortage of products or components of acceptable quality, or any interruption in the supply of these products or components, or if we are not able to procure these products or components from alternate sources at acceptable prices and within a reasonable period of time, our revenues, gross profits or both could decrease. In addition, under the terms of some of our contracts with our customers, we may also be subject to penalties if we fail to deliver our products on time.

Although we have achieved profitability, we have a history of losses and cannot guarantee that profits will increase or continue in the future.

We generated a profit of $1.5 million for the quarter ending June 30, 2004. As of June 30, 2004, we had an accumulated deficit of $67.0 million. We have invested and expect to continue investing significant financial resources in product development, marketing and sales.

Our future operating results will depend on many factors, including:

•	timely installation of Enel’s Contatore Elettronico project;

•	adoption of our NES solution and other products by service providers for use in utility and/or other home automation projects;

•	the affect of expensing stock option grants or other compensatory awards to our employees, if and when required under accounting pronouncements;

•	continuation of worldwide economic growth, particularly in certain industries such as semiconductor manufacturing equipment;

•	the ability of our contract electronic manufacturers to provide quality products on a timely basis, especially during periods where excess capacity in the contract electronic manufacturing market is reduced;

•	growth in acceptance of our products by OEMs, systems integrators, service providers and end-users;

•	the level of competition that we face;

•	our ability to attract new customers in light of increased competition;

•	our ability to develop and market, in a timely and cost-effective basis, new products that perform as designed;

•	costs associated with business acquisitions, including up-front in-process research and development charges and ongoing amortization expenses related to other identified intangible assets;

•	ongoing operational expenses associated with our acquisition of BeAtHome, our acquisition of certain assets of MTC, and any future business acquisitions;

•	results of impairment tests that we will perform from time to time in the future, in accordance with SFAS 142, with respect to goodwill and other identified intangible assets that we acquired in the past or that we may acquire in the future. If the results of these impairment tests indicate that an impairment event has taken place, we will be required to take an asset impairment charge that could have a material adverse effect on our operating results; and

•	general economic conditions.

As of December 31, 2003, we had net operating loss carry forwards for federal income tax reporting purposes of about $83.5 million and for state income tax reporting purposes of about $8.7 million, which expire at various dates through 2022. In addition, as of December 31, 2003, we had tax credit carry forwards of about $10.5 million, $6.0 million of which expire at various dates through 2022. The Internal Revenue Code of 1986, as amended, contains provisions that limit the use in future periods of net operating loss and credit carry forwards upon the occurrence of certain events, including significant changes in ownership interests. We have performed an analysis of our ownership changes and have reported the net operating loss and credit carry forwards considering such limitations. We had deferred tax assets, including our net operating loss carry forwards and tax credits, totaling about $47.8 million as of December 31, 2003. We have recorded a valuation allowance for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset balance, our history of losses and the variability of our operating results.

Fluctuations in our operating results may cause our stock price to decline.

Our quarterly and annual results have varied significantly from period to period, and we have, on occasion, failed to meet securities analysts’ expectations. Our future results may fluctuate and may not meet analysts’ expectations in some future period. As a result, the price of our common stock could fluctuate or decline. Some factors that could cause this variability, many of which are outside of our control, include the following:

•	revenues from the Enel project may fail to meet analysts’ expectations or our revenue and earnings guidance;

•	we may fail to meet stockholder expectations relating to our NES system and additional utility customers and applications;

•	we may fail to meet stockholder expectation for revenue growth in our sales of LONWORKS Infrastructure products to OEMs and systems integrators;

•	the rates at which OEMs purchase our products and services may fluctuate;

•	our products may not be manufactured in accordance with specifications or our established quality standards, or may not perform as designed;

•	we may fail to introduce new products on a timely basis or before the end of an existing product’s life cycle;

•	downturns in any customer’s or potential customer’s business, or declines in general economic conditions, could cause significant reductions in capital spending, thereby reducing the levels of orders from our customers;

•	we may face increased competition in both our LONWORKS Infrastructure business and our NES business;

•	market acceptance of our products may decrease;

•	our customers may delay or cancel their orders;

•	the mix of products and services that we sell may change to a less profitable mix;

•	shipment and payment schedules may be delayed;

•	our pricing policies or those of our competitors may change;

•	we could incur costs associated with business acquisitions, including up-front in-process research and development charges and ongoing amortization expenses related to other identified intangible assets;

•	we could incur ongoing operational expenses associated with our acquisition of BeAtHome, our acquisition of certain assets of MTC, and any future business acquisitions;

•	the results of impairment tests that we will perform from time to time in the future, in accordance with SFAS 142, with respect to goodwill and other identified intangible assets that we acquired in the past or that we may acquire in the future. If the results of these impairment tests indicate that an impairment event has taken place, we will be required to take an asset impairment charge that could have a material adverse effect on our operating results;

•	our product distribution may change; and

•	product ratings by industry analysts and endorsements of competing products by industry groups could hurt the market acceptance of our products.

In addition, our expense levels are based, in significant part, on the future revenues that we expect. Consequently, if our revenues are less than we expect, our expense levels could be disproportionately high as a percentage of total revenues, which would negatively affect our profitability and cause our stock price to decline.

If we are required to take a compensation expense for the value of stock options or other compensatory awards that we issue to our employees, our earnings would be harmed.

We believe that stock options are a key element in our ability to attract and retain employees in the markets in which we operate. On March 31, 2004, the Financial Accounting Standards Board issued an Exposure Draft, Share-Based Payment: an amendment of FASB Statements No. 123 and 95, which would require a company to recognize, as an expense, the fair value of stock option and other stock-based compensation to employees beginning in 2005. We currently use the intrinsic value method to measure compensation expense for stock-based awards to our employees. Under this standard, we generally do not consider stock option grants issued under our employee stock option plans to be compensation when the exercise price of the stock option is equal to or greater than the fair market value on the date of grant. If the Exposure Draft is adopted in its current form, we would be required to take a compensation charge as stock options or other stock-based compensation awards are issued or as they vest, including the unvested portion of options that were granted prior to 2005. This compensation charge would be based on a calculated value of the option or other stock-based award using a methodology that has yet to be finalized, and which may not correlate to the current market price of our stock. In the event such a compensation charge was required, our reported results of operations would be adversely affected and the trading price of our stock could be negatively impacted.

Defects in or misuse of our products or other liabilities not covered by insurance may delay our ability to generate revenues and may increase our liabilities and expenses.

Our products may contain undetected errors or failures when first introduced, as new versions are released, or as a result of the manufacturing process. In addition, our customers or their installation partners may improperly install or implement our products. Furthermore, because of the low cost and interoperable nature of our products, LONWORKS technology could be used in a manner for which it was not intended.

If errors or failures are found in our products, we may not be able to successfully correct them in a timely manner, or at all. Such errors or failures could delay our product shipments and divert our engineering resources while we attempt to correct them. In addition, we could decide to extend the warranty period, or incur other costs outside of our normal warranty coverage, to help address any known errors or failures in our products and mitigate the impact on our customers. As a result, errors or failures in our products, or the improper installation or implementation of our products by third parties, could harm our reputation, reduce our revenues, increase our expenses, and negatively impact our operating results and financial condition.

To address these issues, the agreements we maintain with our customers typically contain provisions intended to limit our exposure to potential errors and omissions claims as well as any liabilities arising from them. In certain very limited instances, these agreements require that we be named as an additional insured on our customer’s insurance policies. However, our customer contracts and additional insured coverage may not effectively protect us against the liabilities and expenses associated with errors or failures attributable to our products. For example, utility customers purchasing our NES system may require that we agree to indemnities or penalties in excess of the provisions we typically employ with our LONWORKS Infrastructure business. Also, local laws may impose liability for NES system or other product failures, including liability for harm to property or persons. Such failures could harm our reputation, expose our company to liability, and adversely affect our operating results and financial position.

We may also experience losses or potential losses in the event of property damage, liability for harm to a third party’s property or person, claims against our directors or officers, and the like. To help reduce our exposure to these types of claims, we currently maintain property, general commercial liability, errors and omissions, directors and officers, and other lines of insurance. However, it is possible that such insurance may not be available in the future or, if available, may be insufficient in amount to cover any particular claim, or we might not carry insurance that covers a specific claim. For example, during 2000, the total limit for claims under our errors and omissions insurance policy was $17.0 million. Since then, we have reduced the total limit for this line of coverage to $11.0 million because we believed the premiums our insurers requested were excessive. We believe that the premiums for the types of insurance we carry will continue to fluctuate from period to period. In times of significant cost increases, this could result in increased costs or reduced limits. Consequently, if we elect to reduce our coverage, or if we do not carry insurance for a particular type of claim, we may face increased exposure to these types of claims. If liability for a claim exceeds our policy limits, our operating results and our financial position would be negatively affected.

We face operational and financial risks associated with international operations.

Our international sales and marketing operations are located in nine countries around the world. Revenues from international sales, which include both export sales and sales by international subsidiaries, accounted for about 85.1% of our total net revenues for the quarter ended June 30, 2004 and 87.3% of our total net revenues for the same period in 2003; and 85.1% of our total revenues for the six months ended June 30, 2004 and 87.8% for the same period in 2003. We expect that international sales will continue to constitute a significant portion of our total net revenues.

Our operations and the market price of our products may be directly affected by economic and political conditions in the countries where we do business. In addition, we may not be able to maintain or increase the international demand for our products. Additional risks inherent in our international business activities generally include the following:

•	international terrorism and anti-American sentiment;

•	currency fluctuations;

•	unexpected changes in regulatory requirements, tariffs and other trade barriers;

•	costs of localizing products for foreign countries and lack of acceptance of non-local products in foreign countries;

•	longer accounts receivable payment cycles;

•	difficulties in managing international operations;

•	labor actions generally affecting individual countries, regions, or any of our customers which could result in reduced demand for our products;

•	potentially adverse tax consequences, including restrictions on repatriation of earnings; and

•	the burdens of complying with a wide variety of foreign laws.

The outbreak of severe acute respiratory syndrome, or SARS, that began in China, Hong Kong, Singapore, and Vietnam in 2003 also had a negative impact on our business. Any future outbreak of SARS, or other widespread communicable diseases, could similarly impact our operations, including the inability for our sales and operations personnel located in affected regions to travel and conduct business freely, the impact any such disease may have on one or more of the distributors for our products in those regions, and increased supply chain costs. Additionally, any future SARS or other health-related disruptions at our third-party contract manufacturers or other key suppliers, many of whom are located in China and other parts of southeast Asia, could affect our ability to supply our customers with products in a timely manner.

Differing vacation and holiday patterns in other countries, particularly in Europe, may also affect the amount of business that we transact in other countries in any given quarter, the timing of our revenues, and our ability to forecast projected operating results for such quarter.

Fluctuations in the value of currencies in which we conduct our business relative to the U.S. Dollar could cause currency translation adjustments. The portion of our revenues conducted in currencies other than the U.S. Dollar, principally the Japanese Yen, was about 2.9% for the quarter ended June 30, 2004 and 2.1% for the same period in 2003; and 2.9% for the six months ended June 30, 2004 and 3.0% for the same period in 2003. In addition, much of our sales and marketing expenses, as well as certain other costs, are incurred in currencies other than the U.S. Dollar. For example, if China revalues its currency, the Chinese Renminbi, against the U.S. Dollar, the costs of products and manufacturing and other services that we obtain from our suppliers and contractors in China could increase significantly. If the value of the U.S. Dollar declines as compared to the local currency where the expenses are incurred, our expenses, when translated back into U.S. Dollars, will increase. For example, using the currency rates in effect as of June 30, 2004, our 2003 costs and expenses, as reported in U.S. Dollars, would have increased by approximately $628,000. This would have resulted in a $0.02 reduction in earnings per share for 2003.

The use of the Euro as the standard currency in participating European countries may also impact our ability to transact sales in U.S. Dollars. We have agreed with EBV, our European distributor, that upon notice from EBV, we will sell our products to EBV in European Euros rather than U.S. Dollars. We do not know when or if EBV will give such notice. If fewer of our sales in Europe are transacted in U.S. Dollars, we may experience an increase in currency translation adjustments, particularly as a result of general economic conditions in Europe as a whole. We do not currently engage in currency hedging transactions or otherwise cover our foreign currency exposure.

Our business may suffer if it is alleged or found that we have infringed the intellectual property rights of others.

Although we attempt to avoid infringing known proprietary rights of third parties in our product development efforts, from time to time we may receive notice that a third party believes that we may be infringing certain patents or other intellectual property rights of that third party. Responding to those claims, regardless of their merit, can be time consuming, result in costly litigation, divert management’s attention and resources and cause us to incur significant expenses. In the event we are infringing upon the intellectual property rights of others, we may elect or be required to redesign our products so that they do not incorporate any intellectual property to which the third party has or claims rights. As a result, some of our product offerings could be delayed, or we could be required to cease distributing some of our products. In the alternative, we could seek a license for the third party’s intellectual property, but it is possible that we would not be able to obtain such a license on reasonable terms, or at all. Any delays that we might then suffer or additional expenses that we might then incur could adversely affect our revenues, operating results and financial condition.

Our customers may not pursue product opportunities based on their concerns regarding third party intellectual property rights, particularly patents, and this could reduce the market opportunity for the sale of our products and services.

Our markets are highly competitive. Many of our competitors have longer operating histories and greater resources than we do. If we are unable to effectively compete in the industry, our operating results could be harmed.

Competition in our markets is intense and involves rapidly changing technologies, evolving industry standards, frequent new product introductions, and rapid changes in customer requirements. To maintain and improve our competitive position, we must continue to develop and introduce, on a timely and cost effective basis, new products, features and services that keep pace with the evolving needs of our customers. The principal competitive factors that affect the markets for our control network products include the following:

•	our ability to develop and introduce new products on a timely basis;

•	our product reputation, quality, and performance;

•	the price and features of our products such as adaptability, scalability, functionality, ease of use, and the ability to integrate with other products; and

•	our customer service and support.

In each of our markets, we compete with a wide array of manufacturers, vendors, strategic alliances, systems developers and other businesses. For our LONWORKS Infrastructure business, our competitors include some of the largest companies in the electronics industry, such as Siemens in the building and industrial automation industries, and Allen Bradley (a subsidiary of Rockwell) and Groupe Schneider in the industrial automation industry. Many of our competitors, alone or together with their trade associations and partners, have significantly greater financial, technical, marketing, service and other resources, significantly greater name recognition, and broader product offerings. As a result, these competitors may be able to devote greater resources to the development, marketing, and sale of their products, and may be able to respond more quickly to changes in customer requirements or product technology. In addition, those competitors that manufacture and promote closed, proprietary control systems may enjoy a captive customer base dependent on such competitors for service, maintenance, upgrades and enhancements. Products from other companies such as Digi International, emWare, Ipsil, JumpTec, Lantronix, Microsoft, and Wind River Systems, as well as certain micro-controller manufacturers including Motorola, Texas Instruments, Micro Chip, and Philips, all of which promote directly connecting devices to the Internet, could also compete with our products. In addition, in the utilities market, products from companies such as Actaris, Atos Origin, DCSI, Elster, Hexagram, Hunt Technologies, Itron, Iskraemeco, Nexus, and Ramar, each of which offers automatic meter reading products for the utility industry, as well as metering systems from our customers such as Enel, Enermet, Horstmann Controls, Kamstrup, and Milab, could compete with our NES system. For example, Enel, our largest customer, could compete with our NES system using third party products instead of our products. Enel has significantly greater experience and financial, technical, and other resources than we have.

Many of our competitors develop, support, and promote alternative control systems. If we are unable to promote and expand acceptance of our open, interoperable control system, our revenues and operating results may be harmed.

Many of our current and prospective competitors are dedicated to promoting closed or proprietary systems, technologies, software and network protocols or product standards that differ from or are incompatible with ours. In some cases, companies have established associations or cooperative relationships to enhance the competitiveness and popularity of their products, or to promote these different or incompatible technologies, protocols and standards. For example, in the building automation market, we face widespread reluctance by vendors of traditional closed or proprietary control systems, who enjoy a captive market for servicing and replacing equipment, to use our interoperable technologies. We also face strong competition by large trade associations that promote alternative technologies and standards in their native countries, such as the Konnex Association in Belgium, and the European Installation Bus Association in Germany, each of which has over 100 members and licensees. Other examples include various industry groups who promote alternative open standards such as BACnet in the building market, DALI in the lighting controls market, Echonet in the home control market, and a group comprised of Asea Brown Boveri, Adtranz/Bombardier, Siemens, GEC Alstrom and other manufacturers that support an alternative rail transportation protocol to our LONWORKS protocol. Our technologies, protocols, or standards may not be successful in any of our markets, and we may not be able to compete with new or enhanced products or standards introduced by existing or future competitors.

We promote an open technology platform that could increase our competition.

LONWORKS technology is open, meaning that many of our technology patents are broadly licensed without royalties or license fees. As a result, our customers are capable of developing hardware and software solutions that compete with some of our products. Because some of our customers are OEMs that develop and market their own control systems, these customers in particular could develop competing products based on our open technology. For instance, all of the network management commands required to develop software that competes with our LNS software are published. This could decrease the demand for our products and increase the competition that we face.

Downturns in the control network technology market and related markets may decrease our revenues and margins.

The market for our products depends on economic conditions affecting the broader control network technology and related markets. Downturns in these markets may cause our OEMs and system integrators to delay or cancel projects, reduce their production or reduce or cancel orders for our products. In this environment, customers may experience financial difficulty, cease operations or fail to budget for the purchase of our products. This, in turn, may lead to longer sales cycles, delays in payment and collection, and price pressures, causing us to realize lower revenues and margins. In particular, capital spending in the technology sector has decreased in past years, and many of our customers and potential customers have experienced declines in their revenues and operations. In addition, concerns with respect to terrorism and geopolitical issues in the Middle East and Asia have added more uncertainty to the current economic environment. We cannot predict the impact of these events, or of any related military action, on our customers or business. We believe that, in light of these events, some businesses may further curtail or may eliminate capital spending on control network technology altogether. If capital spending in our markets declines, or does not increase, it may be necessary for us to gain significant market share from our competitors in order to achieve our financial goals and maintain profitability.

The undetermined market acceptance of our products makes it difficult to evaluate our future prospects.

We face a number of risks as a company in a rapidly changing and developing market, and you must consider our prospects in light of the associated risks. This is true of both our LONWORKS Infrastructure business and our new NES business. Our future operating results are difficult to predict due to many factors, including the following:

•	our targeted markets have not yet accepted many of our products and technologies;

•	many of our customers do not fully support open, interoperable networks, and this reduces the market for our products;

•	we may not anticipate changes in customer requirements and, even if we do so, we may not be able to develop new or improved products that meet these requirements in a timely manner, or at all;

•	the markets in which we operate require rapid and continuous development of new products, and we have failed to meet some of our product development schedules in the past;

•	potential changes in voluntary product standards around the world can significantly influence the markets in which we operate; and

•	our industry is very competitive and many of our competitors have far greater resources and may be prepared to provide financial support from their other businesses in order to compete with us.

If our OEMs do not employ our products and technologies our revenues could decrease significantly.

To date, a substantial portion of our product sales has been to OEMs. The product and marketing decisions made by OEMs significantly affect the rate at which our products are used in control networks. We believe that because OEMs in certain industries receive a large portion of their revenues from sales of products and services to their installed base, these OEMs have tended to moderate the rate at which they incorporate LONWORKS technology into their products. They may believe that a more rapid transition to LONWORKS technology could harm their installed base business. Furthermore, OEMs that manufacture and promote products and technologies that compete or may compete with us may be particularly reluctant to employ our products and technologies to any significant extent, if at all. We may not be able to maintain or improve the current rate at which our products are accepted by OEMs and others, which could decrease our revenues.

If we do not maintain adequate distribution channels for our LONWORKS Infrastructure business, or establish adequate distribution channels for our NES system business, our revenues could be harmed significantly.

Currently, significant portions of our revenues are derived from sales to distributors, including EBV, the sole independent distributor of our products to OEMs in Europe. Sales to EBV, our largest distributor, accounted for 14.2% of our total net revenues for the quarter ended June 30, 2004 and 8.0% of our total net revenues for the same period in 2003; and 14.7% of our total net revenues for the six months ended June 30, 2004 and 8.1% for the same period in 2003. Worldwide sales to distributors, including those to EBV, accounted for approximately 23.8% of total net revenues for the quarter ended June 30, 2004 and 13.0% of total net revenues for the same period in 2003; and 23.2% of total net revenues for the six months ended June 30, 2004 and 11.4% for the same period in 2003.

Our current agreement with EBV expires in December 2005. If EBV, or any other existing or future distributor, fails to dedicate sufficient resources and efforts to marketing and selling our products, our revenues could decrease. If EBV significantly reduces its inventory levels for our products, both our revenues and customer service levels would decrease. If we do not maintain our agreement with EBV, we would be required to locate another distributor or add our own pan European distribution capability to meet the needs of our customers. In that event, our business could be harmed during the transition period as EBV’s inventory of our products was sold but not replaced.

In our NES system business, we market directly, as well as through selected value added resellers, or VARs, and integration partners. However, we believe that a significant portion of our NES system sales, if any, will be made through our VARs and integration partners, rather than directly by our company, since to date, our VARs and integration partners have greater experience in overseeing projects for utilities. As a result, if our relationships with our VARs and integration partners are not successful, or if we are not able to create similar distribution channels for our NES system business with other companies, our NES business may not be successful, which could harm our revenues and operating results.

If OEMs fail to develop interoperable products or if our targeted markets do not accept our interoperable products, we may be unable to generate sales of our products.

Our future operating success will depend, in significant part, on the successful development of interoperable products by OEMs and us, and the acceptance of interoperable products by systems integrators and end users. We have expended considerable resources to develop, market and sell interoperable products, and have made these products a cornerstone of our sales and marketing strategy. We have widely promoted interoperable products as offering benefits such as lower life cycle costs and improved flexibility to owners and users of control networks. However, OEMs that manufacture and market closed systems may not accept, promote or employ interoperable products, since doing so may expose their businesses to increased competition. In addition, OEMs might not, in fact, successfully develop interoperable products, or their customers might not accept their interoperable products. If OEMs fail to develop interoperable products, or our markets do not accept interoperable products, our revenues and operating results will suffer.

Our executive officers and technical personnel are critical to our business, and if we lose or fail to attract key personnel, we may not be able to successfully operate our business.

Our performance depends substantially on the performance of our executive officers and key employees. Due to the specialized technical nature of our business, we are particularly dependent on our Chief Executive Officer, our Chief Operating Officer, and our technical personnel. Our future success will depend on our ability to attract, integrate, motivate and retain qualified technical, sales, operations and managerial personnel. Competition for qualified personnel in our business areas is intense, and we may not be able to continue to attract and retain qualified executive officers and key personnel necessary to enable our business to succeed. Our product development and marketing functions are largely based in Silicon Valley, which is typically a highly competitive marketplace. It may be particularly difficult to recruit, relocate and retain qualified personnel in this geographic area. Moreover, the cost of living, including the cost of housing, in Silicon Valley is known to be high. Because we are prohibited from making loans to executive officers under recent legislation, we will not be able to assist potential key personnel as they acquire housing or incur other costs that might be associated with joining our company. In addition, if we lose the services of any of our key personnel and are not able to find replacements in a timely manner, our business could be disrupted, other key personnel may decide to leave, and we may incur increased operating expenses in finding and compensating their replacements.

The markets for our products are rapidly evolving. If we are not able to develop or enhance products to respond to changing market conditions, our revenues will suffer.

Customer requirements for control network products can change as a result of innovations or changes within the building, industrial, transportation, utility/home and other industries. For example, our NES system offering to utilities is new. Also, new or different standards within industry segments may be adopted, giving rise to new customer requirements. These customer requirements may or may not be compatible with our current or future product offerings. Our future success depends in large part on our ability to continually enhance our existing product offerings, lower the market price for our products, and develop new products that maintain technological competitiveness. We may not be successful in modifying our products and services to address these requirements and standards. For example, certain of our competitors may develop competing technologies based on Internet Protocols (IP) that could have, or could be perceived to have, advantages over our products in remote monitoring or other applications. As another example, many LONWORKS technology, could displace sales of certain of our transceiver products. If we are not able to develop or enhance our products to respond to these changing market conditions, our revenues and results of operations will suffer.

In addition, due to the nature of development efforts in general, we often experience delays in the introduction of new or improved products beyond our original projected shipping date for such products. Historically, when these delays have occurred, we experienced an increase in our development costs and a delay in our ability to generate revenues from these new products. We believe that similar new product introduction delays in the future could also increase our costs and delay our revenues.

The trading price of our stock has been volatile, and may fluctuate due to factors beyond our control.

The trading price of our common stock is subject to significant fluctuations in response to numerous factors, including:

•	significant stockholders may sell some or all of their holdings of our stock. For example, Enel presently owns 3,000,000 shares, or approximately 7.3% of our outstanding common stock. Enel is generally free to sell these shares at its discretion. In the event Enel, or any other significant stockholder, elects to sell all or a portion of their holdings in our shares, such sale or sales could depress the market price of our stock during the period in which such sales are made;

•	investors may be concerned about our ability to develop new customers for our NES business, the success of our project with Enel, and the success we have selling our LONWORKS Infrastructure products and services to OEMs and systems integrators;

•	competitors may announce new products or technologies;

•	our quarterly operating results may vary widely;

•	we or our customers may announce technological innovations or new products;

•	securities analysts may change their estimates of our financial results; and

•	increases in market interest rates, which generally have a negative impact on stock prices.

In addition, the market price of securities of technology companies, especially those in rapidly evolving industries such as ours, has been very volatile in the past. This volatility in any given technology company’s stock price has often been unrelated or disproportionate to the operating performance of that particular company.

In the future, we may be the target of securities class action lawsuits or other litigation, which could be costly and time consuming to defend.

In the past, following a period of volatility in the market price of a company’s stock, securities class action lawsuits have often been instituted against such companies. In the future, we may become the target of similar litigation. If such a lawsuit were brought against us, regardless of its outcome, we would incur substantial costs and our management resources would be diverted in defending such litigation.

Voluntary standards that are established in our markets could limit our ability to sell our products and reduce our revenues.

Standards bodies, which are formal and informal associations that attempt to set voluntary, non-governmental product standards, are influential in many of our target markets. Some of our competitors have attempted to use voluntary standards to reduce the market opportunity for our products, or to increase the market opportunity for their own products, by lobbying for the adoption of voluntary standards that would exclude or limit the use of products that incorporate our technology. We participate in many voluntary standards organizations around the world in order to both help prevent the adoption of exclusionary standards and to promote voluntary standards for our products. However, we do not have the resources to participate in all voluntary standards processes that may affect our markets. The adoption of voluntary standards that are incompatible with our products or technology could limit the market opportunity for our products. If the markets we target were to adopt voluntary standards that are incompatible with our products or technology, either inadvertently or by design, our revenues, operating results, and financial condition would be adversely affected.

As a result of our lengthy sales cycle, we have limited ability to forecast the amount and timing of specific sales. If we fail to complete or are delayed in completing transactions, our revenues could vary significantly from period to period.

The sales cycle between initial customer contact and execution of a contract or license agreement with a customer can vary widely. For example, OEMs, as well as utilities that may be interested in our NES system, typically conduct extensive and lengthy product evaluations before making initial purchases of our products. They may further delay subsequent purchases of our products due to their own prolonged product development, system integration, and product introduction periods. Delays in our sales cycle can also result from, among other things:

•	changes in our customers’ budgets;

•	changes in the priority our customers assign to control network development;

•	the time it takes for us to educate our customers about the potential applications of and cost savings associated with our products;

•	the deployment schedule for projects undertaken by our utility or systems integrator customers;

•	the actions of utility regulators or management boards regarding investments in metering systems;

•	delays in installing, operating, and evaluating the results of NES system field trials; and

•	the time it takes for utilities to evaluate multiple competing bids, negotiate terms, and award contracts for large scale metering system deployments.

We generally have little or no control over these factors, which may cause a potential customer to favor a competitor’s products, or to delay or forgo purchases altogether. If any of these factors prevent or substantially delay our ability to complete a transaction, our revenues and results of operations could be harmed.

We have limited ability to protect our intellectual property rights.

Our success depends significantly upon our intellectual property rights. We rely on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to establish, maintain and protect these intellectual property rights, all of which afford only limited protection. As of July 31, 2004, we have 92 issued U.S. patents, 5 pending U.S. patent applications, and various foreign counterparts. It is possible that patents will not issue from these pending applications or from any future applications or that, if issued, any claims allowed will not be sufficiently broad to protect our technology. In addition, we may not apply for or obtain patents in each country in which our technology may be used. If any of our patents fail to protect our technology, or if we do not obtain patents in certain countries, our competitors may find it easier to offer equivalent or superior technology. We have registered or applied for registration for certain trademarks, and will continue to evaluate the registration of additional trademarks as appropriate. If we fail to properly register or maintain our trademarks or to otherwise take all necessary steps to protect our trademarks, the value associated with the trademarks may diminish. In addition, if we fail to take all necessary steps to protect our trade secrets or other intellectual property rights, we may not be able to compete as effectively in our markets.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and use information that we regard as proprietary. Any of the patents, trademarks, copyrights or intellectual property rights that have been or may be issued or granted to us could be challenged, invalidated or circumvented, and any of the rights granted may not provide protection for our proprietary rights. In addition, we cannot assure you that we have taken or will take all necessary steps to protect our intellectual property rights. Third parties may also independently develop similar technology without breach of our trade secrets or other proprietary rights. We have licensed in the past and may license in the future our key technologies to third parties. In addition, the laws of some foreign countries, including several in which we operate or sell our products, do not protect proprietary rights to as great an extent as do the laws of the United States and it may take longer to receive a remedy from a court outside of the United States. For example, certain of our products are licensed under shrink-wrap license agreements that are not signed by licensees and therefore may not be binding under the laws of certain jurisdictions.

From time to time, litigation may be necessary to defend and enforce our proprietary rights. As a result of this litigation, we could incur substantial costs and divert management resources, which could harm our business, regardless of the final outcome. Despite our efforts to safeguard and maintain our proprietary rights both in the United States and abroad, we may be unsuccessful in doing so. Also, the steps that we take to safeguard and maintain our proprietary rights may be inadequate to deter third parties from infringing, misusing, misappropriating, or independently developing our technology or intellectual property rights; or to prevent an unauthorized third party from copying or otherwise obtaining and using our products or technology.

Regulatory actions could limit our ability to market and sell our products.

Many of our products and the industries in which they are used are subject to U.S. and foreign regulation. Government regulatory action could greatly reduce the market for our products. For example, the power line medium, which is the communications medium used by some of our products, is subject to special regulations in North America, Europe and Japan. In general, these regulations limit the ability of companies to use power lines as a communication medium. In addition, some of our competitors have attempted to use regulatory actions to reduce the market opportunity for our products or to increase the market opportunity for their own products. For example, the FCC is considering changes to Part 15 rules that would accommodate high-speed power data communication devices. The FCC has further indicated that they intend to prohibit these new high-speed power line devices from interfering with other power line devices, such as those sold by our company, which operate in other portions of the frequency spectrum. If the FCC fails to implement and/or enforce measures intended to protect against interference by these new high-speed power line devices, the operation of our products could be adversely affected, which would consequently have a negative impact on the market for our products, or require us to expend significant management, technical, and financial resources to make our products resistant to such interference.

Compliance with new rules and regulations concerning corporate governance may be costly, time-consuming, and difficult to achieve, which could harm our operating results and business.

The Sarbanes-Oxley Act, or the Act, which was signed into law in October 2002, mandates, among other things, that companies adopt new corporate governance measures and imposes comprehensive reporting and disclosure requirements. The Act also imposes increased civil and criminal penalties on a corporation, its chief executive and chief financial officers, and members of its Board of Directors, for securities law violations. In addition, the Nasdaq National Market, on which our common stock is traded, has adopted and is considering the adoption of additional comprehensive rules and regulations relating to corporate governance. These rules, laws, and regulations have increased the scope, complexity, and cost of our corporate governance, reporting, and disclosure practices. Because compliance with these new rules, laws, and regulations will be costly and time-consuming, our management’s attention could be diverted from managing our day-to-day business operations, and our operating expenses could increase. In addition, because of the inherent limitations in all financial control systems, it is possible that a material weakness may be found in our internal controls over financial reporting, which could affect our ability to insure proper financial reporting.

We also expect these developments will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Further, our board members, Chief Executive Officer, and Chief Financial Officer face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business.

We are subject to changes in financial accounting standards, which may affect our reported financial results or the way we conduct business.

Generally accepted accounting principles in the United States, including those affecting revenue recognition, have been the subject of frequent interpretations. As a result of the enactment of the Sarbanes-Oxley Act and the review of accounting policies by the Securities and Exchange Commission, as well as by national and international accounting standards bodies, the frequency of future accounting policy changes may accelerate. Such future changes in financial accounting standards, including pronouncements relating to revenue recognition, may have a significant effect on our reported results of operations, including results of transactions entered into before the effective date of the changes. For example, our reported results of operations will be negatively impacted if and when we are required to expense stock options or other compensatory grants to our employees.

Our existing stockholders control a significant percentage of our stock, which will limit other stockholders’ ability to influence corporate matters.

As of July 31, 2004, our directors and executive officers, together with certain entities affiliated with them (including, for this purpose, Enel, which has the right to nominate a director to our Board of Directors), beneficially owned 36.1% of our outstanding stock.

Under the stock purchase agreement with Enel, which transaction was completed September 11, 2000, Enel purchased 3.0 million newly issued shares of our common stock and was granted the right to nominate a director to our Board of Directors. As a condition to the closing of the stock purchase agreement, our directors and our Chief Financial Officer agreed to enter into a voting agreement with Enel in which each of them agreed to vote the shares of our company’s common stock that they beneficially owned or controlled in favor of Enel’s nominee to our Board of Directors. In addition, under the terms of the stock purchase agreement, Enel has agreed to (i) vote (and cause any of its affiliates that own shares of our common stock to vote) all of its shares in favor of the slate of director nominees recommended by the Board of Directors, and (ii) vote (and endeavor to cause any of its affiliates that own shares of our common stock to vote) a number of shares equal to at least that percentage of shares voted by all other stockholders for or against any specified matter, as recommended by the Board of Directors. The specified matters are the election of accountants, the approval of company option plans, and any proposal by any of our stockholders (unless the proposal could be prejudicial to Enel or the required voting would interfere with Enel’s fiduciary duties to its own shareholders).

As a result, our directors and executive officers, together with certain entities affiliated with them, may be able to control substantially all matters requiring approval by our stockholders, including the election of all directors and approval of certain other corporate matters.

Potential conflicts of interest could limit our ability to act on opportunities that are adverse to a significant stockholder or its affiliates.

From time to time, we may enter into a material contract with a person or company that owns a significant amount of our company’s stock. As circumstances change, we may develop conflicting priorities or other conflicts of interest with the significant stockholder with regard to the contract, or the significant stockholder may exert or attempt to exert a significant degree of influence over our management and affairs. The significant stockholder might exert or attempt to exert this influence in its capacity as a significant stockholder or, if the significant stockholder has a representative on our board of directors, through that board member.

For example, we have entered into the Contatore Elettronico project with an affiliate of Enel. Enel currently owns 3.0 million shares of our common stock, representing approximately 7.3% of our outstanding common stock. Enel also has the right to nominate a member of our board of directors as long as Enel owns at least 2.0 million shares of our common stock. As a consequence of the expiration of his mandate as Enel’s Chief Executive Officer, Mr. Francesco Tatò resigned as a board member in all of Enel’s subsidiaries and affiliates, including Echelon. Mr. Tatò served on our board of directors as a representative of Enel from September 2000 until September 2002. Enel has reserved its right to nominate a new member of our board of directors, who must be approved by us, to fill the vacancy created by the resignation of Enel’s former board representative to our board of directors. During the term of service of Enel’s former board representative from September 2000 to September 2002, Enel’s representative on our board abstained from resolutions on any matter relating to Enel. A member of our board of directors who is also an officer of or is otherwise affiliated with Enel may decline to take action in a manner that might be favorable to us but adverse to Enel. Conflicts that could arise might concern the Contatore Elettronico project with Enel and other matters where Enel’s interest may not always coincide with our interests or the interests of our other stockholders. Any of those conflicts could affect our ability to complete the Contatore Elettronico project on a timely basis, could increase our expenses or reduce our profits in connection with the project, could affect our ability to obtain approval for or complete other projects or plans that are in conflict with Enel’s goals, and could otherwise significantly and adversely affect our financial condition and results of operations.

Natural disasters or power outages could disrupt our business.

We must protect our business and our network infrastructure against damage from earthquake, flood, hurricane and similar events, as well as from power outages. Many of our operations are subject to these risks, particularly our operations located in California. We have already experienced temporary power losses in our California facilities due to power shortages that have disrupted our operations, and we may in the future experience additional power losses that could disrupt our operations. While the impact to our business and operating results has not been material, it is possible that power losses will adversely affect our business in the future, or that the cost of acquiring sufficient power to run our business will increase significantly. Similarly, a natural disaster or other unanticipated problem could also adversely affect our business by, among other things, harming our primary data center or other internal operations, limiting our ability to communicate with our customers, and limiting our ability to sell our products.

THE OFFER

1.	Eligibility.

You are an “eligible employee” if you are an employee, including an executive officer, of Echelon and you remain employed by Echelon or a successor entity through the date on which the exchanged options are cancelled. However, Ken Oshman, Beatrice Yormark, Oliver R. Stanfield (our Chairman & Chief Executive Officer, President & Chief Operating Officer and Executive Vice President & Chief Financial Officer, respectively) and the non-employee members of our board of directors are not eligible to participate in the offer. Our directors and executive officers are listed on Schedule A to this offer.

To receive a new option, you must remain employed by Echelon or a successor entity through the new option grant date, which will be the first U.S. business day that is at least six months and one day after the cancellation date. If we do not extend the offer, the new option grant date will be April 22, 2005. However, as discussed in Schedule D, the new option grant date may be different for employees who are residents of France. If, for any reason, you do not remain an employee of Echelon or a successor entity through the new option grant date, you will not receive any new options or other benefit in exchange for your options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment with or without cause, before the new option grant date, you will not receive anything for the options that you elected to exchange and that we cancelled. Unless expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with Echelon will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange outstanding, unexercised options granted under the 1997 Stock Plan that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date. In order to be eligible, options must be outstanding as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange.

You may pick and choose which of your eligible option grants you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised, except options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage). We are not otherwise accepting partial tenders of option grants. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. As a result, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

For example and except as otherwise described below, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 2,000 shares, you may elect to exchange:

•	Your first option grant covering 300 remaining unexercised shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 2,000 shares,

•	Two of your three option grants,

•	All three of your option grants, or

•	None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

As discussed above, this rule will not apply to the portion of any option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an employee of Echelon. Any such portion of an option grant may not be exchanged in this offer to exchange (even if title to that portion of the option grant is held by an eligible employee). However, the portion beneficially owned by the eligible employee may be tendered in the offer to exchange if eligible; such portion must be tendered for all remaining outstanding shares. For instance, if you are an eligible employee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to tender that option grant at all. This is your only choice with respect to this option grant.

If you participate in this offer, you must exchange all of your options that were granted to you on or after March 20, 2004, if any. This includes any options granted to you between the commencement of this offer on September 21, 2004 and the expiration date. For example, if you received an option grant in January 2000 and a grant in April 2004 and you want to exchange your January 2000 option grant, you also must exchange your April 2004 option grant.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted new options as follows:

•	Exchanged options granted with an exercise price of $11.99 or less will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option;

•	Exchanged options granted with an exercise price greater than or equal to $12.00, but less than or equal to $14.99, will be replaced with new options at an exchange ratio of two (2) new options for every three (3) exchanged options;

•	Exchanged options granted with an exercise price greater than or equal to $15.00, but less than or equal to $19.99, will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options;

•	Exchanged options granted with an exercise price greater than or equal to $20.00, but less than or equal to $29.99, will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options; and

•	Exchanged options granted with an exercise price greater than or equal to $30.00, will be replaced with new options at an exchange ratio of one (1) new option for every five (5) exchanged options.

For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our common stock. Fractional shares will be rounded up to the nearest whole share on an option grant by option grant basis.

The exchange ratios apply to each of your option grants separately. This means that the various options you have received may be subject to different exchange ratios. The number of new options that you receive will also be adjusted if there are any stock splits, subdivisions, combinations, stock dividends or similar events that occur after the cancellation date but before the new option grant date.

Example 1

If you exchange 1,000 options with an exercise price of $13.50 per share, you will receive 667 new options.

Example 2

If you exchange 1,000 options with an exercise price of $16.50 per share, you will receive 500 new options.

Example 3

If you exchange 1,000 options with an exercise price of $25.00 per share, you will receive 334 new options.

Example 4

If you exchange 1,000 options with an exercise price of $32.00 per share, you will receive 200 new options.

Example 5

If you exchange (i) 1,000 options that were granted in December 2000 with an exercise price of $32.88 per share and (ii) 1,000 options that were granted in April 2004 with an exercise price of $11.50 per share, then all of the following apply:

•	If you wish to exchange your December 2000 option, you must exchange both options (because the second option was granted on or after March 20, 2004).

•	In exchange for the options granted in November 2000, you will receive 200 new options.

•	In exchange for the options granted in April 2004, you will receive 1,000 new options.

All new options will be subject to the terms of our 1997 Stock Plan, and to a new option agreement between you and Echelon. The current form of option agreement under the 1997 Stock Plan is attached as an exhibit to the Schedule TO with which this offer has been filed. For employees resident in France, the new options will be granted under a sub-plan to the 1997 Stock Plan which provides for the grant of options that are French tax-qualified, as described in Schedule D. For employees outside the U.S., the form of option agreement for your new grant may be modified to comply with local law.

The expiration date for this offer will be 5:00 p.m., Pacific Time, on October 20, 2004, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 16 of this offer to exchange for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own options that over time may have a greater potential to increase in value.

We chose to make this offer instead of simply granting more options for a number of reasons. This offer is designed to decrease our option overhang, which is the number of options outstanding as a percent of the total number of common shares outstanding. The exchange ratios used in this offer are designed to help accomplish this goal. Further, Echelon does not have authority to grant a sufficient number of stock options to make grants to employees that would achieve the same benefits to employees and stockholders that this program does, while allowing Echelon to maintain the flexibility it needs to provide ongoing grants, award additional options to recognize employee performance and grant options to newly hired employees. We believe structuring the program in this manner is in the best interests of our employees and stockholders to give incentive to our employees with appropriate stock options, reduce the outstanding stock option overhang, and conserve options for future grants.

Except as otherwise disclosed in this offer or in our SEC filings (including the stock repurchase program approved by our board of directors in March 2004 and August 2004), we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving Echelon;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the Nasdaq National Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the Exchange Act);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper Election to Exchange Options.

Participation in this offer is voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and deliver the election form to Gibson Anderson via facsimile at (408) 790-3355 or by hand at Echelon Corporation, 550 Meridian Avenue, San Jose, CA, 95126 U.S.A., along with any other required documents. Gibson Anderson must receive the properly completed and signed election forms before the expiration date. The expiration date will be 5:00 p.m., Pacific Time, on October 20, 2004, unless we extend the offer.

If you participate in this offer, you must exchange all options we granted to you on or after March 20, 2004, if any. Even if you submit an election form but fail to list the options that are required to be elected to be exchanged, they automatically will be tendered for exchange under this offer. We will distribute to you a summary of your outstanding stock options by internal mail.

If you submit an election form, and then decide that you would like to elect to exchange additional options, you must submit a new election form to Gibson Anderson by the expiration date. This new election form must be signed and dated after your original election form and must be properly completed. This new election form must also list all of the options that you wish to tender for exchange, because your original election form will no longer be valid. You may submit new election forms as often as you wish prior to the expiration date, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the election date.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other methods of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be October 21, 2004.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Echelon and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw some or all of the options that you previously elected to exchange at any time before the expiration date, which is expected to be 5:00 p.m., Pacific Time, on October 20, 2004. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on November 17, 2004, you may withdraw your options at any time thereafter.

To validly withdraw some or all of the options that you previously elected to exchange, you must deliver to Gibson Anderson via facsimile (fax # (408) 790-3355) or by hand to Gibson Anderson at Echelon Corporation, 550 Meridian Avenue, San Jose, CA 95126 U.S.A., in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

You may not rescind any withdrawal. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange all options before the expiration date. To re-elect to exchange some or all of your withdrawn options, you must submit a new election form to Gibson Anderson before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form. It must be properly completed and it must list all of the options you wish to tender for exchange.

If you do not wish to withdraw any options from the offer, but would like to elect to tender additional options for exchange, you must submit a new election form to Gibson Anderson before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be signed and dated after your original election form. It must be properly completed and it must list all of the options you wish to tender for exchange.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to confirm the receipt of your withdrawal form and/or any election form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your withdrawal form and/or any election form.

6.	Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be October 21, 2004.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 16 of this offer to exchange, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

Promptly after the expiration date, we will issue to you a promise to grant stock options. The promise to grant stock options represents our commitment to grant you new stock options on the new option grant date, provided that you remain an employee of Echelon or a successor entity through the new option grant date. This promise to grant stock options will list the number of new options you will receive. If you do not receive a promise to grant stock options within several U.S. business days after the expiration date, please contact Gibson Anderson by telephone at (408) 938-5203. If you are an employee outside of the U.S., you may also inform Gibson Anderson that you have not received your promise to grant by faxing him at (408) 790-3355.

We will grant the new options on the new option grant date, which is the first U.S. business day that is at least six months and one day after the cancellation date. We expect the new option grant date to be April 22, 2005. However, as discussed in Schedule D, the new option grant date may be different for employees who are residents of France. All new options will be granted under our 1997 Stock Plan and will be subject to a new option agreement between you and Echelon. For employees resident in France, the new options will be granted under a sub-plan to the 1997 Stock Plan which provides for the grant of options that are French tax-qualified as described in Schedule D. The number of new options you will receive will be determined in accordance with the exchange ratios described in Section 2 of this offer to exchange.

If, for any reason, you are not an employee of Echelon or a successor entity through the new option grant date, you will not receive any new options or other benefit in exchange for your options that have been cancelled pursuant to this offer.

Regardless of whether or not you elect to exchange options in the offer, we have no intention of issuing you any other option grants before the new option grant date. Accounting rules prohibit us from granting additional options to participants for a period of six months and one day after the cancellation date, without potentially significant adverse accounting consequences to Echelon. Consequently, we do not intend to grant you any new options until at least six months and one day after any of the options subject to this offer have been cancelled.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•	there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us);

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer,

•	an escalation of the war in Iraq and Afghanistan, or the commencement or continuation of another war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer, or

•	if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;

•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

•	any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares, or

•	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options;

•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer;

•	a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•	any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us); or

•	any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq National Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Echelon.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

The Echelon common stock that underlies your options is traded on the Nasdaq National Market under the symbol “ELON.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the Nasdaq National Market.

	High	Low
Fiscal Year Ending December 31, 2004
3rd Quarter (through September 17, 2004)	$11.50	$6.04
2nd Quarter	$12.02	$9.81
1st Quarter	$12.65	$10.18
Fiscal Year Ended December 31, 2003
4th Quarter	$15.33	$10.15
3rd Quarter	$18.73	$11.89
2nd Quarter	$14.96	$10.35
1st Quarter	$13.92	$9.15
Fiscal Year Ended December 31, 2002
4th Quarter	$15.75	$8.41
3rd Quarter	$16.00	$8.36
2nd Quarter	$20.84	$11.10
1st Quarter	$22.44	$12.79

On September 17, 2004, the last reported sale price of our common stock, as reported by the Nasdaq National Market was $8.27 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange. Each new option will be granted under our 1997 Stock Plan. All new options will be subject to a new stock option agreement between you and Echelon. For employees resident in France, the new options will be granted under a sub-plan to the 1997 Stock Plan which provides for the grant of options that are French tax-qualified as described in Schedule D. Subject to any adjustments for stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date and before the new option grant date and subject to the other terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options based on the exercise price of your exchanged options as follows:

•	Exchanged options granted with an exercise price of $11.99 or less will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option;

•	Exchanged options granted with an exercise price greater than or equal to $12.00, but less than or equal to $14.99, will be replaced with new options at an exchange ratio of two (2) new options for every three (3) exchanged options;

•	Exchanged options granted with an exercise price greater than or equal to $15.00, but less than or equal to $19.99, will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options;

•	Exchanged options granted with an exercise price greater than or equal to $20.00, but less than or equal to $29.99, will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options; and

•	Exchanged options granted with an exercise price greater than or equal to $30.00, will be replaced with new options at an exchange ratio of one (1) new option for every five (5) exchanged options.

Additionally, if you participate in this offer, you are required to exchange all options granted to you on or after March 20, 2004, if any.

Fractional shares will be rounded up to the nearest whole share on an option grant by option grant basis.

If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 5,310,532 shares of our common stock, or approximately 12.9% of the total shares of our common stock outstanding as of September 17, 2004.

General Terms of New Options.

New options will be granted under our 1997 Stock Plan. All new options will be subject to the terms of the 1997 Stock Plan and to a new option agreement between you and Echelon. For employees resident in France, the new options will be granted under a sub-plan to the 1997 Stock Plan which provides for the grant of options that are French tax-qualified as described in Schedule D. The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, you should note that the maximum term and the vesting schedule of your new option will differ from your exchanged option. Moreover, non-U.S. employees may have different restrictions on vesting, methods of exercise, expiration of option term and other terms as stated in Schedules C through L. The new options will be subject to a one-year vesting cliff, and no portion of the new options will be vested on the new option grant date. After the one-year vesting cliff, your new option will be vested to the same extent and will continue to vest at the same percentage rate as your exchanged option was scheduled to vest. As a result, any prior vesting of your exchanged options will have a positive impact on the vesting schedule of your new options once they begin to vest. Each new option will vest as follows:

•	One year after the new option grant date, each new option grant will receive credit for all vesting that would have accrued under the exchanged option had it remained outstanding through the initial cliff vesting date (expected to be April 22, 2006), as adjusted to account for the exchange ratio. Thereafter, each new option grant will continue to vest and become exercisable as to 1/48th of the shares subject to the new option on each monthly anniversary of the new option grant date.

•	As a result of the initial cliff vesting requirement, if your service with us terminates (for any reason or no reason) before the one-year anniversary of the new option grant date, your new options will expire unvested, and you will not be able to exercise any portion of your new options.

•	Vesting on any date is subject to your continued service to us through each relevant vesting date.

•	We reserve the right to make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of shares will vest on each vesting date).

Vesting on any date is subject to your continued employment with us through each relevant vesting date.

Notwithstanding the foregoing, if you are a resident of France, you may be subject to additional restrictions with respect to vesting and exercise as described in Schedule D.

If you are a U.S. employee, your new options will be granted as incentive stock options for U.S. tax purposes to the maximum extent they qualify as incentive stock options under the U.S. tax laws on the new option grant date. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.

If you are a non-U.S. employee, your options will be granted as nonstatutory stock options under U.S. federal tax law.

In addition, you should note that because we will not grant new options until the first U.S. business day that is at least six months and one day after the date on which we cancel the options accepted for exchange, your new option may have a higher exercise price than some or all of the options that you elect to exchange. However, as discussed in Schedule D, the new option grant date may be different for employees who are residents of France.

The following description summarizes the material terms of our 1997 Stock Plan. Our statements in this offer to exchange concerning the plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the plan, and the form of option agreement under the plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact us at Echelon Corporation, 550 Meridian Avenue, San Jose, CA 95126 U.S.A., Attention: Gibson Anderson (telephone: (408) 938-5203), to receive a copy of the plan, and the form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

1997 Stock Plan.

The 1997 Stock Plan permits the granting of U.S. incentive stock options, U.S. nonstatutory stock options and the issuance of stock purchase rights. The maximum number of common shares subject to options currently outstanding under our 1997 Stock Plan is approximately 9,514,290 shares. As of September 17, 2004, the maximum number of shares available for future issuance under the 1997 Stock Plan was 3,443,108. The 1997 Stock Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the administrator. Subject to the other provisions of the plan, the administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the options and the exercisability of the options.

Term of Options.

The term of options granted under the 1997 Stock Plan is generally as stated in the option agreement. All new options granted pursuant to this offer will expire on the later of:

New options will expire on the later of:

•	The same date as the scheduled expiration of your exchanged option, or

•	2 years from the new option grant date.

In each case, new options will expire earlier upon your termination of employment with Echelon.

However, as discussed in Schedule D, if you are a resident of France, your new option will have a different term.

Termination of Employment Before the New Option Grant Date.

If, for any reason, you are not an employee of Echelon or a successor entity from the date on which you elect to exchange your options through the new option grant date, you will not receive any new options or any other benefit in exchange for your options that have been accepted for exchange. This means that if you quit with or without good reason, or die, or we terminate your employment with or without cause, before the new option grant date, you will receive nothing for the options that you tendered and which we cancelled. Unless expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with Echelon will remain “at will” and can be terminated by you or us at any time.

Termination of Employment After the New Option Grant Date.

Our 1997 Stock Plan generally provides that if your employment terminates, other than as a result of your permanent and total disability or your death, you may exercise your option within the time specified in your option agreement. If no time is specified, you may exercise your option within three (3) months after termination, but only to the extent that you are entitled to exercise it at termination. If your employment terminates because of your disability or death, you or your personal representatives, heirs or legatees generally may exercise any option held by you on the date of your termination, to the extent that it was exercisable immediately before termination, within the time frame specified in your option agreement, or if no time is specified, for twelve (12) months following termination. As the new options will not vest until the one-year anniversary of the new option grant date, if your employment terminates before then, you will not be able to exercise any of your new options. In no event may you exercise any option after the expiration of its term. We currently expect the new option grant date to be April 22, 2005, and therefore we currently expect the one year anniversary of the new option grant date to be April 22, 2006.

If you are a non-U.S. resident, certain other restrictions may apply. Please refer to Schedules C through L for details regarding your specific country.

Exercise Price.

The administrator generally determines the exercise price at the time the option is granted. The exercise price per share of the new options will be the fair market value of our common stock on the new option grant date, which will be the closing price of Echelon common stock reported by the Nasdaq Stock Market on the new option grant date. However, the exercise price of the new options granted to our executive officers will be the higher of (1) the closing price of our common stock on the new option grant date or (2) 115% of the closing price of our common stock on the cancellation date (expected to be October 21, 2004). Notwithstanding the foregoing, if you are a resident of France or Italy, your exercise price will be determined as described in Schedule D or G, respectively. Accordingly, we cannot predict the market price of the new options. Your new options may have a higher exercise price than some or all of your current options.

Vesting and Exercise.

Each stock option agreement specifies the term of the option and the date on which the option becomes exercisable. The administrator determines the terms of vesting. The new options will be subject to a one-year vesting cliff, and no portion of the new options will be vested on the new option grant date. After the one-year vesting cliff, your new option will be vested to the same extent and will continue to vest at the same percentage rate as your exchanged option was scheduled to vest. As a result, any prior vesting of your exchanged options will have a positive impact on the vesting schedule of your new options once they begin to vest. Each new option will vest as follows:

•	One year after the new option grant date, each new option grant will receive credit for all vesting that would have accrued under the exchanged option had it remained outstanding through the initial cliff vesting date (expected to be April 22, 2006), as adjusted to account for the exchange ratio. Thereafter, each new option grant will continue to vest and become exercisable as to 1/48th of the shares subject to the new option on each monthly anniversary of the new option grant date.

•	As a result of the initial cliff vesting requirement, if your service with us terminates (for any reason or no reason) before the one-year anniversary of the new option grant date, your new options will expire unvested, and you will not be able to exercise any portion of your new options.

•	Vesting on any date is subject to your continued service to us through each relevant vesting date.

•	We reserve the right to make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of shares will vest on each vesting date).

Notwithstanding the foregoing, if you are a resident of France, you may be subject to additional restrictions with respect to vesting and exercise as described in Schedule D.

For example, a new option to purchase 600 shares of our common stock granted on the scheduled new option grant date of April 22, 2005 in exchange for a cancelled option to purchase 1,200 shares, will vest as follows:

•	Exchanged Option:

•	Grant date of the exchanged option: July 22, 2003

•	Exercise Price of exchanged option: $15.50

•	Number of exchanged options: 1,200

•	Vesting schedule of the exchanged options: 25% (300 shares) vested after 1 year; 1/48th (25 shares) per month thereafter, subject to continued service on each relevant vesting date

•	Number of shares that would have vested under under exchanged option as of April 22,: 825 shares (or 68.75% of the exchanged option vested, which is 2 years and 9 months worth of vesting)

•	New Option:

•	Number of new options: 600 shares (after application of the relevant exchange ratio)

•	Vesting schedule of the new options: As described above and subject to continued service to Echelon, after a one year cliff your new option will be vested to the same extent and will continue to vest at the same percentage rate as your exchanged option was scheduled to vest. On April 21, 2006, the new option will be vested as to the same percentage as would have been vested had the exchanged option remained outstanding through the initial vesting cliff date, and the new option will then continue to vest as to 1/48th of the shares subject to the new option on each monthly anniversary of the new option grant date:

•	Vested on new option grant date: None

•	Initial Cliff Vesting Date (April 22, 2006): 413 shares (or 68.75% of the new option, rounded up to the nearest whole share)

•	Remaining vesting schedule: 1/48th (approximately 13 shares) of the new option grant will vest on each monthly anniversary of the new option grant date thereafter, subject to continued service to Echelon on each relevant vesting date

As a second example, apply the same fact as above, except that the exchanged option was granted on January 20, 2004:

•	Exchanged Option:

•	Vesting schedule of the exchanged options: 25% (300 shares) vest after 1 year; 1/48th (25 shares) per month thereafter, subject to continued service on each relevant vesting date

•	Number of shares that would have vested under exchanged option as of April 22, 2006: 675 shares (or approximately 56.25% of the exchanged option vested, which is 2 years and 3 months worth of vesting)

•	New Option:

•	Vesting schedule of the new options: As described above and subject to continued service to Echelon, after a one year cliff your new option will be vested to the same extent and will continue to vest at the same percentage rate as your exchanged option was scheduled to vest. On April 21, 2006, the new option will be vested as to the same percentage as would have been vested had the exchanged option remained outstanding through the initial vesting cliff date. Any remaining period of the exchanged option’s initial cliff vesting will be applied to the new option. The new option will then continue to vest as to 1/48th of the shares subject to the new option on each monthly anniversary of the new option grant date:

•	Vested on new option grant date: None

•	Initial Cliff Vesting Date (April 22, 2006): 338 shares (or approximately 56.25% of the exchanged option, rounded up to the nearest whole share)

•	Remaining vesting schedule: 1/48th (approximately 13 shares) of the new option grant will vest on each monthly anniversary of the new option grant date thereafter, subject to continued service to Echelon on each relevant vesting date

If you are a resident of China, Italy or Switzerland, you will not be permitted to obtain shares upon exercise of your options. Instead, you must use the cashless method of exercise whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the grant price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. Please see the appropriate country—specific Schedules for details.

Adjustments Upon Certain Events.

Events Occurring before the New Option Grant Date. Although we are not anticipating any acquisition, if we are acquired between the cancellation date and the new option grant date, then the acquiror must grant the new options under the same terms as provided in this offer. However, the type of stock and the number of shares covered by each new option will be determined in the same way as the consideration received by outstanding option holders is determined at the time of the acquisition. Such new option would generally have an exercise price equal to the fair market value (as defined under the applicable option plan) of the acquiror’s stock on the new option grant date, except that executive officers and employees resident in France or Italy may have a higher price on new options. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror’s common stock than the number of options you would have received if no acquisition had occurred.

The new options for the purchase of an acquiror’s stock will generally have an exercise price equal to the fair market value (as defined under the applicable option plan) of the acquiror’s stock on the new option grant date, except that executive officers and employees resident in France or Italy may have a higher price on new options. If the acquiror’s stock was not traded on a public market, the fair market value of the acquiror’s stock may be determined in good faith by the acquiror’s board of directors, and the exercise price of the new options would reflect that determination. If we are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange. Moreover, employees resident in France or Italy may be granted new options with a higher exercise price.

Regardless of any such acquisition, the new option grant date will be the first U.S. business day that is at least six months and one day after the cancellation date unless the employee resides in France where the grant date may be later. Consequently, you may not be able to exercise your new options until after the effective date of the acquisition. If you participate in the offer and the acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase Echelon common stock before the effective date of the acquisition.

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from an acquisition. The exercise price of new options granted to you after the announcement of an acquisition of Echelon would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Echelon common stock, while option holders who decide not to participate in this offer might be able to exercise their options before the effective date of the acquisition and sell their Echelon common stock before the effective date.

Finally, if we are acquired, the acquiror may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. Termination of your employment for this or any other reason before the new option grant date means that you will not receive any new options, and will not receive any other benefit for your exchanged options.

If a change in our capitalization, such as a stock split, subdivision, combination, stock dividend or other similar event, occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

Events Occurring after the New Option Grant Date. If a change in our capitalization, such as a stock split, reverse stock split, combination, stock dividend, reclassification or other similar event, occurs after the new option grant date, an appropriate adjustment will be made to the number and exercise price of shares subject to each option, without any change in the aggregate purchase price.

If we liquidate or dissolve, your outstanding options will terminate immediately before the consummation of the liquidation or dissolution. The administrator may, however, provide for the acceleration of the exercisability of any option.

Our 1997 Stock Plan provides that if we merge or are consolidated with another corporation, or if our property or stock is acquired by another corporation, each option may be assumed by the successor corporation or an equivalent option or right, may be substituted for the option by the successor corporation. If an option is not so assumed or substituted for, the administrator will notify the optionees that the options accelerate and become fully exercisable for a period of fifteen (15) days from the date of the notice, and the option will terminate upon the expiration of such period. In addition, our 1997 Stock Plan provides that if an optionee’s employment is involuntarily terminated (as defined therein) within twelve (12) months of a merger or other event that constitutes a change of control under the terms of the 1997 Stock Plan, each unvested option will accelerate and become fully exercisable.

Transferability of Options.

New options generally may not be transferred, other than by will or the laws of descent and distribution, unless the administrator indicates otherwise in your option agreement. In the event of your death, any person who acquires the right to exercise the option by bequest or inheritance may exercise issued options.

Registration of Shares Underlying Options.

All of the shares of Echelon common stock issuable upon exercise of new options have been registered under the U.S. Securities Act of 1933, as amended (the Securities Act) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Echelon for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

You should refer to Section 14 of this offer for a discussion of the U.S. federal income tax consequences of the new options and the exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a citizen or resident of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. Please refer to Schedules C through L for more information. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Tax Consequences In Other Countries.

You should refer to Schedules C through L of this offer to exchange for a discussion of the tax consequences in your country of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting this offer. If you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information concerning Echelon.

Our principal executive offices are located at 550 Meridian Avenue, San Jose, CA 95126 U.S.A., and our telephone number is (408) 938-5200. Questions regarding this option exchange should be directed to Gibson Anderson, Kathy Bloch or Mike Marszewski at Echelon at the following telephone numbers:

Gibson Anderson (408) 938-5203	Kathy Bloch (408) 938-5382	Mike Marszewski (408) 938-5230

We develop, market and support hardware and software products and services that allow everyday devices — such as appliances, thermostats, air conditioners, electricity meters and lighting systems — to communicate with one another and across the Internet. These everyday devices can be collected into systems, sometimes called control networks, in which the devices communicate with one another to perform a control application. Control networks manage key functions in virtually all types of facilities that affect our daily lives — from heating, lighting, security, and elevators in buildings, to the electricity meters in homes and businesses, to the brakes in freight trains, to the equipment in sewage treatment plants, to the lights in your home. Our products and services can be used across many industries to network together everyday devices used by utilities, buildings, factories, transportation, homes and other systems.

The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2003 and our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2004 is incorporated herein by reference. Please see Section 18 of this offer to exchange entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $4.97 at December 31, 2003.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended
	December 31, 2002	December 31, 2003
Ratio of earnings to fixed charges	6.9	1.5

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Echelon to be representative of the interest factor of rental payments under operating leases.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this offer to exchange as Schedule A. Ken Oshman, Beatrice Yormark, Oliver R. Stanfield (our Chairman & Chief Executive Officer, President & Chief Operating Officer and Executive Vice President & Chief Financial Officer, respectively) and the non-employee members of our board of directors may not participate in this offer. As of September 17, 2004, our executive officers and directors (14 persons) as a group held options unexercised and outstanding under our 1997 Stock Plan to purchase a total of 2,816,000 of our shares, which represented approximately 29.6% of the shares subject to all options outstanding under our 1997 Stock Plan as of that date.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of options under our 1997 Stock Plan outstanding as of September 17, 2004. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under our 1997 Stock Plan, which was 9,510,362 as of September 17, 2004. Executive officers are eligible to participate in the offer. As noted on the table, directors are not eligible to participate in the offer.

Name	Position	Number of Shares Covered by Outstanding Options Granted Under our 1997 Stock Plan	Percentage of Total Outstanding Options Under the 1997 Stock Plan
Ken Oshman*	Chairman of the Board of Directors and Chief Executive Officer	790,000	8.31
Robert J. Finocchio, Jr.*	Director	0	**
Michael Lehman*	Director	0	**
Armas Clifford Markkula, Jr.*	Director	0	**
Robert R. Maxfield*	Director	0	**
Richard M. Moley*	Director	0	**
Arthur Rock*	Director	0	**
Larry W. Sonsini*	Director	0	**
Beatrice Yormark*	President and Chief Operating Officer	360,000	3.79
Oliver R. Stanfield*	Executive Vice President and Chief Financial Officer	360,000	3.79
Anders B. Axelsson	Senior Vice President of Sales & Marketing	210,000	2.21
Kathleen B. Bloch	Senior Vice President and General Counsel	226,000	2.38
Frederik Bruggink	Senior Vice President and General Manager of Service Provider Group	290,000	3.05
Russell Harris	Senior Vice President of Operations	310,000	3.26
Peter A. Mehring	Senior Vice President of Engineering	270,000	2.84

*	Not eligible to participate in the offer.

**	Less than 1%.

Except as described below, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under our 1997 Stock Plan, or in transactions involving our common stock during the past 60 days before and including September 21, 2004. Oliver R. Stanfield sold 4,000 shares of our common stock at $8.0258 per share on September 17, 2004 and 4,000 shares of our common stock at $8.147 per share on September 20, 2004, in each case pursuant to Mr. Stanfield’s existing Rule 10b5-1 trading plan.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under our 1997 Stock Plan. To the extent shares returning to the plan are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

Although our option plan does not permit traditional stock option repricings, if we were to grant the new options under a traditional repricing in which an employee’s current options would be immediately repriced, or on any date that is earlier than six months and one day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for six months and one day, we believe that we will not have to treat the new options as variable awards and will avoid these accounting charges. As a result, we believe that under current accounting rules we will not incur any compensation expense solely as a result of the transactions contemplated by the offer.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other benefit for the options you tendered.

14.	Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer for those employees subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Option holders who exchange outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

If you exchange options under this offer, your new options will be granted as incentive stock options, for purposes of the U.S. Internal Revenue Code, to the maximum extent they qualify as incentive stock options under the U.S. tax laws on the new option grant date. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Incentive Stock Options.

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than 2 years after the date the incentive stock option was granted (the new option grant date); and

•	more than 1 year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than 1 year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

Nonstatutory Stock Options.

Under current law, an option holder will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option will constitute wages for which withholding will be required.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

15.	Terms of the offer specific to participants residing in foreign jurisdictions.

If you are a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability of a foreign jurisdiction, your tax consequences with respect to the exchange will vary from those tax consequences described above for United States citizens or permanent residents. Employees in foreign jurisdictions should refer to Schedules C through L for a discussion of the tax and legal consequences of electing to participate in the offer.

We recommend that you consult your own tax or other legal advisor to determine the tax and social insurance contribution and other legal consequences of this offer, as the consequences to you are dependent on your individual situation.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

16.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release or other public announcement no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least 10 U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least 5 U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

17.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18.	Additional information.

This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our definitive proxy statement on Schedule 14A for our 2004 annual meeting of stockholders, filed with the SEC on April 12, 2004;

2.	Our quarterly reports on Form 10-Q for our fiscal quarters ended March 31, 2004 and June 30, 2004, filed with the SEC on May 10, 2004 and August 6, 2004, respectively;

3.	Our annual report on Form 10-K for our fiscal year ended December 31, 2003, filed with the SEC on March 15, 2004;

4.	Our current report on Form 8-K dated May 3, 2004, filed with the SEC on May 4, 2004; and

5.	The description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on June 2, 1998 and any further amendment or report filed thereafter for the purpose of updating such description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Echelon Corporation, 550 Meridian Avenue, San Jose, CA 95126 U.S.A., Attention: Gibson Anderson, or telephoning Gibson Anderson at (408) 938-5203.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

19.	Financial statements.

Attached as Schedule B to this offer are our financial statements included in our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2004 and in our annual report on Form 10-K for our fiscal year ended December 31, 2003. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this offer to exchange.

20.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Echelon Corporation

September 21, 2004

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF ECHELON CORPORATION

The directors and executive officers of Echelon Corporation are set forth in the following table:

Name	Position and Offices Held
Ken Oshman	Chairman of the Board and Chief Executive Officer
Robert J. Finocchio, Jr.	Director
Michael Lehman	Director
Armas Clifford Markkula, Jr.	Director
Robert R. Maxfield	Director
Richard M. Moley	Director
Arthur Rock	Director
Larry W. Sonsini	Director
Beatrice Yormark	President and Chief Operating Officer
Oliver R. Stanfield	Executive Vice President and Chief Financial Officer
Anders B. Axelsson	Senior Vice President of Sales and Marketing
Kathleen B. Bloch	Senior Vice President and General Counsel
Frederik Bruggink	Senior Vice President and General Manager of Service Provider Group
Russell Harris	Senior Vice President of Operations
Peter A. Mehring	Senior Vice President of Engineering

The address of each executive officer and director is: c/o Echelon Corporation, 550 Meridian Avenue, San Jose, CA 95126 U.S.A.

None of the directors listed on this Schedule A, are eligible to participate in this option exchange program. Ken Oshman, Beatrice Yormark and Oliver R. Stanfield also are not eligible to participate in this option exchange program.

Echelon Corporation

550 Meridian Avenue, San Jose, CA 95126

T 408.938.5200 F 408.938.5200

www.echelon.com

SCHEDULE B

FINANCIAL STATEMENTS

OF ECHELON CORPORATION

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

Echelon Corporation:

We have audited the accompanying consolidated balance sheets of Echelon Corporation and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, comprehensive income, and cash flows for each of the years then ended. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in Item 15(a). These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits. The consolidated financial statements and financial statement schedule of Echelon Corporation and subsidiaries as of December 31, 2001 and for the year then ended as listed in Item 15(a) were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements and financial statement schedule, before the revision described in Note 4 to the financial statements, in their report dated January 15, 2002.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Echelon Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed above, the 2001 consolidated financial statements of Echelon Corporation and subsidiaries as listed in Item 15(a) were audited by other auditors who have ceased operations. As described in note 4, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. In our opinion, the disclosures for 2001 in note 4 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of Echelon Corporation and subsidiaries other than with respect to such disclosures, and accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

/s/ KPMG LLP

Mountain View, California

January 20, 2004

ECHELON CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	As of December 31,
	2003	2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,667	$34,941
Short-term investments	126,256	99,548
Accounts receivable, net of allowances of $1,374 in 2003 and $1,390 in 2002	20,110	22,930
Inventories	5,906	7,991
Other current assets	2,519	3,217

Total current assets	173,458	168,627

PROPERTY AND EQUIPMENT:
Computer and other equipment	16,137	13,716
Furniture and fixtures	2,688	2,604
Leasehold improvements	16,498	12,669

	35,323	28,989
Less: Accumulated depreciation and amortization	(16,225)	(12,312)

Net property and equipment	19,098	16,677
Goodwill	8,163	7,758
Restricted investments	10,867	10,526
Other long-term assets	2,542	3,904

	$214,128	$207,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,922	$5,993
Accrued liabilities	4,793	3,773
Deferred revenues	998	2,541

Total current liabilities	12,713	12,307

LONG-TERM LIABILITIES:
Deferred rent, net of current portion	491	167

Total long-term liabilities	491	167

COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDERS’ EQUITY:
Convertible preferred stock, $0.01 par value:
Authorized — 5,000,000 shares; none outstanding
Common stock, $0.01 par value:
Authorized — 100,000,000 shares
Outstanding — 40,409,956 shares in 2003 and 39,725,550 shares in 2002	407	400
Additional paid-in capital	272,323	268,883
Treasury stock	(3,191)	(3,191)
Accumulated other comprehensive income	1,007	445
Accumulated deficit	(69,622)	(71,519)

Total stockholders’ equity	200,924	195,018

	$214,128	$207,492

See accompanying notes to the consolidated financial statements.

ECHELON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the Year Ended December 31,
	2003	2002	2001
REVENUES:
Product	$117,153	$121,454	$74,777
Service	1,000	1,380	1,812

Total revenues	118,153	122,834	76,589

COST OF REVENUES:
Cost of product	49,407	57,059	34,842
Cost of service	2,650	2,880	2,347

Total cost of revenues	52,057	59,939	37,189

Gross profit	66,096	62,895	39,400

OPERATING EXPENSES:
Product development	35,113	21,456	17,028
Sales and marketing	18,597	17,291	15,787
General and administrative	12,108	9,711	6,942

Total operating expenses	65,818	48,458	39,757

Income/(loss) from operations	278	14,437	(357)
Interest and other income, net	2,219	3,777	6,655

Income before provision for income taxes	2,497	18,214	6,298
PROVISION FOR INCOME TAXES	600	1,457	252

Net income	$1,897	$16,757	$6,046

Income per share:
Basic	$0.05	$0.42	$0.16

Diluted	$0.05	$0.41	$0.15

Shares used in per share calculation:
Basic	40,070	39,468	38,443

Diluted	40,792	40,726	41,141

See accompanying notes to the consolidated financial statements.

ECHELON CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Treasury Stock		Additional Paid-In Capital	Deferred Compen- sation	Accumu- lated Other Compre- hensive Income/ (Loss)	Accumu- lated Deficit	Total
	Shares	Amount	Shares	Amount
BALANCE AT DECEMBER 31, 2000	38,050	$380	—	—	$263,248	$(215)	$(330)	$(94,322)	$168,761
Exercise of stock options and warrants, net of repurchases	968	10	—	—	2,539	—	—	—	2,549
Repurchase of stock	—	—	(265)	$(3,191)	—	—	—	—	(3,191)
Amortization of deferred compensation	—	—	—	—	—	184	—	—	184
Foreign currency translation adjustment	—	—	—	—	—	—	(327)	—	(327)
Unrealized holding gain on available-for-sale securities	—	—	—	—	—	—	695	—	695
Net income	—	—	—	—	—	—	—	6,046	6,046

BALANCE AT DECEMBER 31, 2001	39,018	390	(265)	(3,191)	265,787	(31)	38	(88,276)	174,717
Exercise of stock options and warrants, net of repurchases	973	10	—	—	3,096	—	—	—	3,106
Amortization of deferred compensation	—	—	—	—	—	31	—	—	31
Foreign currency translation adjustment	—	—	—	—	—	—	584	—	584
Unrealized holding loss on available-for-sale securities	—	—	—	—	—	—	(177)	—	(177)
Net income	—	—	—	—	—	—	—	16,757	16,757

BALANCE AT DECEMBER 31, 2002	39,991	400	(265)	(3,191)	268,883	—	445	(71,519)	195,018
Exercise of stock options and warrants, net of repurchases	684	7	—	—	3,440	—	—	—	3,447
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	959	—	959
Unrealized holding loss on available-for-sale securities	—	—	—	—	—	—	(397)	—	(397)
Net income	—	—	—	—	—	—	—	1,897	1,897

BALANCE AT DECEMBER 31, 2003	40,675	$407	(265)	$(3,191)	$272,323	—	$1,007	$(69,622)	$200,924

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	For the Year Ended December 31,
	2003	2002	2001
Net income	$1,897	$16,757	$6,046
Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustment	959	584	(327)
Unrealized holding gain/(loss) on available-for-sale securities, net of tax	(397)	(177)	695

Comprehensive income	$2,459	$17,164	$6,414

See accompanying notes to the consolidated financial statements.

ECHELON CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,897	$16,757	$6,046
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	5,644	4,062	2,322
In-process research and development	9,808	400	—
Provision for doubtful accounts	10	55	210
Deferred compensation expense	—	31	184
Loss on disposal of fixed assets	8	7	74
Change in operating assets and liabilities:
Accounts receivable	2,810	6,161	(19,775)
Inventories	2,085	2,325	(4,571)
Other current assets	698	8,354	(6,353)
Accounts payable	929	(2,183)	3,209
Accrued liabilities	1,020	1,194	820
Deferred revenues	(1,543)	1,445	(51)
Deferred rent	324	120	44

Net cash provided by (used in) operating activities	23,690	38,728	(17,841)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of available-for-sale short-term investments	(173,374)	(86,647)	(79,454)
Proceeds from sales and maturities of available-for-sale short-term investments	146,269	75,342	24,857
Purchase of assets of Metering Technology Corporation	(11,000)	—	—
Purchase of BeAtHome.com, Inc.	—	(5,811)	—
Purchase of restricted investments	(341)	(10,526)	—
Changes in other long-term assets	576	358	(5,769)
Capital expenditures	(6,500)	(3,425)	(15,256)

Net cash used in investing activities	(44,370)	(30,709)	(75,622)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and warrants	3,447	3,106	2,549
Repurchase of common stock	—	—	(3,191)

Net cash provided by (used in) financing activities	3,447	3,106	(642)

EFFECT OF EXCHANGE RATES ON CASH	959	584	(327)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(16,274)	11,709	(94,432)
CASH AND CASH EQUIVALENTS:
Beginning of year	34,941	23,232	117,664

End of year	$18,667	$34,941	$23,232

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes	$625	$304	$130

See accompanying notes to the consolidated financial statements.

ECHELON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002, and 2001

1. ORGANIZATION OF THE COMPANY:

Echelon Corporation (the “Company”) was incorporated in California in February 1988 and was later reincorporated in Delaware in January 1989. The Company develops, markets and supports a wide range of hardware and software products and services that enable OEMs and systems integrators to design and implement open, interoperable, distributed control networks. The Company’s products are based on LONWORKS networking technology, an open standard for interoperable networked control developed by the Company. In a LONWORKS control network, intelligent control devices, called nodes, communicate using the Company’s LONWORKS protocol. The Company sells its products and services around the world to the building, industrial, transportation, utility/home and other automation markets.

The Company is subject to certain risks and challenges including, among others: reliance on significant customers; fluctuation in operating results; dependence on key manufacturers and suppliers; competition; undetermined market acceptance of its products and interoperability in general; dependence on OEMs and distribution channels; dependence on key personnel; new products and rapid technological change; changes in the markets in which it operates; infringement of intellectual property rights of others; risks of product defects or misuse; history of losses; volatility of stock price; voluntary standards; lengthy sales cycle; limited protection of intellectual property rights; regulatory actions; international operations and currency fluctuations; control by existing stockholders; conflicts of interest with significant stockholders; and susceptibility to power outages.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES:

Principles of Consolidation

The Company’s consolidated financial statements reflect operations of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the prior year amounts to conform with the fiscal year 2003 presentation.

Revenue Recognition

The Company’s revenues are derived from the sale and license of its products and to a lesser extent, from fees associated with training, technical support, and custom software design services offered to its customers. Product revenues consist of revenues from hardware sales and software licensing arrangements. Revenues from software licensing arrangements accounted for approximately 4.6% of total revenues in 2003, 3.3% of total revenues in 2002, and 6.6% of total revenues in 2001. Service revenues consist of product support (including software post-contract support services), training, and custom software development services.

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, collectibility is probable and there are no post-delivery obligations. For hardware sales, including sales to distributors and third party manufacturers, these criteria are generally met at the time of shipment to the customer. For software licenses, these criteria are generally met upon shipment to the final end-user. Service revenue is recognized as the training services are performed, or ratably over the term of the support period. In the case of custom software development services, revenue is recognized when the customer accepts the software.

In accordance with Statement of Position (SOP) 97-2, “Software Revenue Recognition,” revenue earned on software arrangements involving multiple elements is allocated to each element based upon the relative fair values of the elements. The Company uses the residual method to recognize revenue when a license agreement includes one or more elements to be delivered at a future date. In these instances, the amount of revenue deferred at the time of sale is based on vendor specific objective evidence (“VSOE”) of the fair value for each undelivered element. If VSOE of fair value does not exist for each undelivered element, all revenue attributable to the multi-element arrangement is deferred until sufficient VSOE of fair value exists for each undelivered element or all elements have been delivered.

The Company currently sells a limited number of products that are considered multiple element arrangements under SOP 97-2. Revenue for the software license element is recognized at the time of delivery of the application product to the end-user. The only undelivered element at the time of sale consists of post-contract customer support (“PCS”). The VSOE for this PCS is based on prices paid by the Company’s customers for stand-alone purchases of these PCS packages. Revenue for the PCS element is deferred and recognized ratably over the PCS service period. The costs of providing these PCS services are expensed when incurred.

The Company typically sells its products and services to customers with net 30 day payment terms. In certain instances, payment terms may extend to as much as net 90 days. For a customer whose credit worthiness does not meet the Company’s minimum criteria, the Company may require partial or full payment prior to shipment. Alternatively, customers may be required to provide the Company with an irrevocable letter of credit prior to shipment. Customer payments for products delivered or services performed are generally not tied to milestones.

With the exception of sales to EBV, the Company’s sole distributor of its LONWORKS Infrastructure products in Europe, the Company’s customers are not entitled to return products for a refund. In general, during the manufacturing process, our products are tested to ensure they will perform to stated specifications. If we are unable to perform such a test, we defer revenue on those products when shipped until such time as the customer “accepts” the products or the period for acceptance testing has elapsed. In the case of customer software development, revenues are deferred until the acceptance criteria, as defined in the agreement, have been met. Revenues generated from these types of arrangements have been immaterial to date. For all other transactions, the Company’s standard acceptance terms allow customers to inspect products when received. If, through an incoming inspection test, the customer determines the products do not meet stated design specifications, the Company permits the customer to return the product for repair or replacement under the Company’s standard warranty provisions.

Under the terms of the Company’s distributor agreement with EBV, EBV is entitled to return certain products deemed to be excess inventory by EBV. These return rights are generally limited to 5% of the products purchased during the prior six months. At such time as EBV submits a request to return product, they are required to submit an order for new product of equal or greater value. The agreement also provides for price protection. In the event the Company lowers its prices for products sold to EBV, EBV is entitled to recover, in the form of a sales credit, the net price reduction based on its on hand inventory of the price affected products. Sales credits issued for price protection purposes have been immaterial to date.

The Company also offers EBV, and certain other of its distributors, rebates and other sales incentives. During 2003, these rebates ranged from 1% to 5% of the value of products purchased. Other sales incentives are generally limited to one-time awards for design-in wins secured by the distributor. Qualification for these rebates and design-in awards are based upon certain objectives and criteria established by the Company. The Company accounts for the rights of return, price protection, rebates, and other sales incentives offered to its distributors in accordance with SFAS 48 and EITF 01-09.

In June 2000, the Company entered into a Research and Development and Technological Cooperation Agreement (the “R&D Agreement”) with Enel Distribuzione S.p.A., a subsidiary of Enel S.p.A. (“Enel”), an Italian utility company. Under this agreement, the Company and Enel agreed to cooperate in the development of Enel’s meter management system, known as the “Contatore Elettronico,” which, among other things, will replace existing stand-alone electricity meters with networked electricity meters throughout Enel’s service territory in Italy. The R&D Agreement has a term of five years, but can be cancelled by either party for a material breach by the other party that remains uncured for a period of 30 days.

The Contatore Elettronico project includes solid-state electricity meters designed by a third party and Enel. The Company has entered into supply agreements with various third party contract manufacturers (“meter manufacturers”) who manufacture the meters for Enel under contracts awarded by Enel through a public tender process. The meter manufacturers combine components purchased from the Company with other components to complete the manufacture of the meters for sale to Enel. The Company recognizes revenue associated with meter manufacturer component sales when the product is shipped to the meter manufacturer. The Company’s supply obligations for each meter manufacturer expire in June 2005, or at such earlier time as the Company completes the delivery of components to that meter manufacturer for use under the meter manufacturer’s existing contract with Enel.

The payment terms under the Company’s supply agreements vary by meter manufacturer. The terms range from open account basis with net thirty-day payment terms to sixty days with supporting letters of credit. The meter manufacturers place orders for components based on their then current production schedules. The meter manufacturers are under no obligation to purchase components from the Company, and each meter manufacturer could discontinue placing orders with the Company for future purchases at any time.

The Company also sells a finished product, called a “concentrator product,” directly to Enel. Enel’s need for concentrator products depends on the successful manufacture of electricity meters by the meter manufacturers. The Company sells concentrator products to Enel under a “Letter of Order,” an Italian business equivalent of a purchase order. The Company recognizes revenue for concentrator product sales when the products are shipped to Enel.

To date, there have been three Letters of Order for concentrator products. The term of these Letters of Order is based on the projected delivery of products noted in each Letter of Order. Deliveries have been completed for the first and second Letters of Order. Deliveries under the third Letter of Order are continuing and may continue through April 2005, although they can be cancelled by Enel at any time with six months advance notice. Reasons for cancellation would include cancellation of the Contatore Elettronico project or the failure of the concentrator product to perform as required in the Contatore Elettronico project. Under the third Letter of Order, Enel also has certain rights to reschedule shipments. In general, such rights require six months advance notice. The Letters of Order for the concentrator product have had various payment terms that generally equate to net ninety days.

Enel and another subsidiary of Enel’s parent are developing Enel’s data center software, which manages the deployed equipment in the Contatore Elettronico project. The Company is not responsible for this data center software. Additionally, Enel is the system integrator for the Contatore Elettronico project. Accordingly, the Company is not responsible for the integration or software management maintenance issues associated with the data center software.

For costs incurred under the R&D Agreement, there is no cost sharing arrangement among Enel, its contract manufacturers, and the Company. Each party is responsible for its own costs. Accordingly, the Company expenses R&D costs related to the Enel program as they are incurred.

Cash and Cash Equivalents

The Company considers bank deposits, money market investments and all debt and equity securities with an original maturity of three months or less to be cash and cash equivalents.

Short-Term Investments

The Company classifies its investments in marketable debt securities as available-for-sale in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Securities classified as available-for-sale are reported at fair market value with the related unrealized holding gains and losses, net of tax, being included in accumulated other comprehensive income (loss) in the accompanying consolidated statements of stockholders’ equity.

As of December 31, 2003 and 2002, the Company’s available-for-sale securities had original contractual maturities of between three to twenty-four months, and from three to twenty-three months, respectively. As of December 31, 2003 and 2002, the average remaining term to maturity for the Company’s available-for-sale securities was seven and six months, respectively. The fair value of available-for-sale securities was determined based on quoted market prices at the reporting date for those instruments. The amortized cost basis, aggregate fair value and gross unrealized holding gains and losses for the Company’s available-for-sale short-term investments, by major security type, were as follows (in thousands):

	December 31,
	2003			2002
	Amortized Cost	Aggregate Fair Value	Unrealized Holding Gains	Amortized Cost	Aggregate Fair Value	Unrealized Holding Gains
U.S. corporate securities:
Commercial paper	$4,976	$4,977	$1	$12,218	$12,223	$5
Corporate notes and bonds	42,016	42,091	75	52,569	52,902	333

	46,992	47,068	76	64,787	65,125	338
U.S. government securities	79,132	79,188	56	34,230	34,423	193

Total investments in debt securities	$126,124	$126,256	$132	$99,017	$99,548	$531

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and include material, labor and manufacturing overhead. When required, provisions are made to reduce excess and obsolete inventories to their estimated net realizable value. Inventories consist of the following (in thousands):

	December 31,
	2003	2002
Purchased materials	$1,680	$1,432
Work-in-process	8	19
Finished goods	4,218	6,540

	$5,906	$7,991

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of two to five years for computer and other equipment and furniture and fixtures. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful life of the improvements using the straight-line method.

Impairment of Long-Lived Assets Including Goodwill and Other Intangible Assets

The Company reviews property, plant, and equipment and certain identifiable intangibles, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the asset’s carrying value to the future undiscounted cash flows the asset is expected to generate. If property, plant, and equipment and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value. For the three years ended December 31, 2003, the Company has made no material adjustments to its long-lived assets.

In July 2001, the FASB issued SFAS No. 142 (“SFAS 142”), Goodwill and Other Intangible Assets. The Company adopted SFAS 142 on January 1, 2002. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually or whenever events or changes in circumstances indicate that they may be impaired. Prior to the year ended December 31, 2002, goodwill was amortized using the straight-line method over its estimated useful life.

SFAS 142 also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from 1 to 4 years.

Restricted Investments

Restricted investments consist of money market funds. These investments are carried at fair value and are collateral for a $10.0 million line of credit issued to the Company by its primary bank. As of December 31, 2003, the Company’s primary bank has issued, against the line of credit, two standby letters of credit totaling $8.0 million as security for real estate lease commitments discussed in Note 5. As of December 31, 2003, no amounts had been drawn against the line of credit or the letters of credit.

Because the Company’s agreement with the lender prevents the Company from withdrawing these invested funds, they are considered restricted. The line of credit is maintained primarily for the purpose of providing standby letters of credit for specified obligations under the Company’s headquarter facility lease agreements. The restricted investments are classified as long-term as the Company intends to maintain the bank line of credit for which they are collateral for greater than one year.

Software Development Costs

The Company capitalizes eligible computer software development costs upon the establishment of technological feasibility, which the Company has defined as completion of a working model. For the years ended December 31, 2003, 2002 and 2001, costs that were eligible for capitalization were insignificant and, thus, the Company has charged all software development costs to product development expense in the accompanying consolidated statements of operations.

Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31,
	2003	2002
Accrued payroll and related costs	$2,663	$1,929
Accrued marketing costs	392	481
Other accrued liabilities	1,738	1,363

	$4,793	$3,773

Foreign Currency Translation

The functional currency of the Company’s subsidiaries is the local currency. Accordingly, all assets and liabilities are translated into U.S. dollars at the current exchange rate as of the applicable balance sheet date. Revenues and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation of the financial statements are included in accumulated other comprehensive income (loss) in the accompanying consolidated statements of stockholders’ equity. Currently, the Company does not employ a foreign currency hedge program utilizing foreign currency exchange contracts as the foreign currency transactions and risks to date have not been significant.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company has cash investment policies that limit the amount of credit exposure to any one financial institution and restrict placement of these investments to financial institutions evaluated as highly creditworthy. With the exception of amounts owed the Company on sales made to Enel and its contract manufacturers, concentrations of credit risk with respect to trade receivables are limited due to the Company’s large number of customers and their dispersion across many different industries and geographies. With respect to these trade receivables, the Company performs ongoing credit evaluations of its customers’ financial condition. Additionally, the Company establishes an allowance for doubtful accounts and sales return allowances based upon factors surrounding the credit risk of specific customers, historical trends and other available information. As of December 31, 2003 and 2002, about 71.2% and 76.8% of the total accounts receivable balance, respectively, were due from Enel and its contract manufacturers. As of December 31, 2003 and 2002, about 5.5% and 7.2% of the total accounts receivable balance, respectively, were due from EBV, the Company’s sole distributor of products in Europe.

Computation of Basic and Diluted Net Income Per Share and Pro Forma Basic Net Loss Per Share

Basic net income per share is calculated by dividing net income by the weighted average shares of common stock outstanding during the period. Diluted net income per share is calculated by adjusting the weighted average number of outstanding shares assuming conversion of all potentially dilutive stock options and warrants under the treasury stock method.

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the years ended December 31, 2003, 2002 and 2001 (in thousands, except per share amounts):

	Year ended December 31,
	2003	2002	2001
Net income (Numerator):
Net income, basic & diluted	$1,897	$16,757	$6,046

Shares (Denominator):
Weighted average common shares outstanding	40,070	39,482	38,500
Weighted average common shares outstanding subject to repurchase	—	(14)	(57)

Shares used in basic computation	40,070	39,468	38,443
Weighted average common shares outstanding subject to repurchase	—	14	57
Common shares issuable upon exercise of stock options (treasury stock method)	722	1,245	2,398
Common shares issuable upon exercise of warrants (treasury stock method)	—	—	250
Average unamortized deferred compensation	—	(1)	(7)

Shares used in diluted computation	40,792	40,726	41,141

Net income per share:
Basic	$0.05	$0.42	$0.16

Diluted	$0.05	$0.41	$0.15

For the years ended December 31, 2003, December 31, 2002, and December 31, 2001, 6,204,994, 4,533,479, and 2,097,422 stock options, respectively, were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares and therefore, the effect would be anti-dilutive.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock-Based Employee Compensation Plans

The Company accounts for its stock-based employee compensation plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock issued to Employees, and related Interpretations. With the exception of deferred compensation expense attributable to options granted during 1998, no stock-based employee compensation cost is reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Year Ended December 31,
	2003	2002	2001
Net income as reported	$1,897	$16,757	$6,046
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	31	184
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(22,315)	(32,822)	(29,819)

Pro forma net loss	$(20,418)	$(16,034)	$(23,589)

Basic earnings/(loss) per share:
As reported	$0.05	$0.42	$0.16
Pro forma	(0.51)	(0.41)	(0.61)
Diluted earnings/(loss) per share:
As reported	$0.05	0.41	0.15
Pro forma	(0.51)	(0.41)	(0.61)

The weighted-average grant date fair value of options granted during 2003, 2002, and 2001 was $8.92, $12.91, and $13.16, respectively. Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2003	2002	2001
Expected dividend yield	0.0%	0.0%	0.0%
Risk-free interest rate	2.6%	4.2%	4.5%
Expected volatility	100.9%	118.0%	129.0%
Expected life (in years)	4.2	4.4	4.4

Because the Company expects to grant additional stock options in the future, the above pro forma disclosures are not representative of pro forma effects on reported financial results for future years.

Comprehensive Income

Comprehensive income for the Company consists of net income plus the effect of unrealized holding gains or losses on investments classified as available-for-sale and foreign currency translation adjustments.

Recent Accounting Pronouncements

In November 2002, the FASB issued FASB Interpretation No. 45, or FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations do not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The Company adopted FIN 45 on January 1, 2003. The adoption did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In December 2002, the FASB issued SFAS No. 148, or SFAS 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123. SFAS 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company is required to follow the prescribed format and provide the additional disclosures required by SFAS 148 in its annual financial statements for the year ending December 31, 2002 and must also provide the disclosures in its quarterly reports containing condensed financial statements for interim periods beginning with the quarterly period ending March 31, 2003. The adoption of SFAS 148 did not have an effect on the Company’s financial position or results of operations as the Company did not adopt the fair value method of accounting for stock-based employee compensation. The Company has included additional disclosures in accordance with SFAS 148 earlier in this Note.

In December 2003, the FASB issued Interpretation No. 46 (revised December 2003), or FIN 46R, Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interests in variable interest entities, or VIEs, created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, FIN 46R will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities, and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities, and noncontrolling interests of the VIE. The Company does not expect the adoption of FIN 46R to have a material impact on its financial position, results of operations, or cash flows.

In January 2003, the EITF published EITF No. 00-21, or EITF 00-21, Revenue Arrangements with Multiple Deliverables, which requires companies to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables in the arrangement meet certain criteria. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Additionally, in August 2003, the EITF reached consensus on EITF Issue No. 03-5, or EITF 03-5, Applicability of AICPA Statement of Position 97-2, “Software Revenue Recognition,” to Non-Software Deliverables in an Arrangement Containing More-than-Incidental Software. EITF 03-5 provides guidance on determining whether non-software deliverables are included within the scope of SOP 97-2, and accordingly, whether multiple element arrangements are to be accounted for in accordance with EITF 00-21 or SOP 97-2. The application of EITF 00-21 and EITF 03-5 did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In April 2003, the FASB issued SFAS No. 149, or SFAS 149, Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative. It also clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS 149 did not have a material impact on the Company’s financial position or results of operations as it does not currently hold any derivative instruments or engage in hedging activities.

In May 2003, the FASB issued SFAS No. 150, or SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that those instruments be classified as liabilities in statements of financial position. This statement is effective for interim periods beginning after June 15, 2003. As the Company has no instruments which management believes are subject to SFAS 150, the adoption of SFAS 150 did not have a material effect on the Company’s financial position, results of operations, or cash flows.

On December 17, 2003, the Staff of the Securities and Exchange Commission, or SEC, issued Staff Accounting Bulletin No. 104, or SAB 104, Revenue Recognition, which supersedes SAB 101, Revenue Recognition in Financial Statements. SAB 104’s primary purpose is to rescind the accounting guidance contained in SAB 101 related to multiple-element revenue arrangements that was superseded as a result of the issuance of EITF 00-21, Revenue Arrangements with Multiple Deliverables. Additionally, SAB 104 rescinds the SEC’s related Revenue Recognition in Financial Statements Frequently Asked Questions and Answers, which was issued with SAB 101 and was codified in SEC Topic 13, Revenue Recognition. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104, which was effective upon issuance. The adoption of SAB 104 did not have a material effect on the Company’s financial position, results of operations, or cash flows.

3. ACQUISITIONS:

On April 11, 2003, the Company acquired certain assets from privately held Metering Technology Corporation (“MTC”) of Scotts Valley, California for a total purchase price of $11.0 million paid in cash. The assets acquired do not constitute a business as defined in SFAS No. 141, Business Combinations. As such, no goodwill has been recorded in conjunction with this transaction.

The Company allocated the purchase price based upon the fair value of the assets acquired. The excess of the purchase price over the fair value of the assets acquired has been allocated to the identified intangible assets in accordance with the requirements of SFAS No. 141 and SFAS No. 142, Goodwill and Other Intangible Assets. The following is a final allocation of the purchase price (in thousands):

Property and equipment	$235
Intangible assets and IPR&D	10,765

Total assets acquired	$11,000

Of the acquired intangible assets of approximately $10.8 million, $9.8 million has been assigned to in process research and development, or IPR&D, and was charged to product development expenses on the date the assets were acquired. The remaining $957,000 has been assigned to purchased technology and is being amortized over its estimated useful life of 1 year. For the twelve months ended December 31, 2003, amortization expense related to this purchased technology was approximately $718,000, which was recorded in product development expenses.

On January 31, 2002, the Company completed the acquisition of all of the outstanding capital stock of BeAtHome.com, Inc. (“BeAtHome®”), a Fargo, North Dakota based developer of remote management system hardware and software. The results of BeAtHome’s operations, as well as a one-time charge of $400,000 related IPR&D, have been included in the consolidated condensed financial statements since that date. As a result of the acquisition, the Company is integrating certain components of BeAtHome’s technology into its current and future product offerings, such as its Networked Energy Solutions offering and the Panoramix platform. The Company believes these enhancements will allow customers to more easily aggregate and process information from remote LONWORKS networks, thereby increasing overall network management capabilities. In exchange for all of the outstanding capital stock of BeAtHome, the Company paid approximately $5.9 million, comprised of cash payments totaling approximately $2.0 million to BeAtHome’s shareholders, the forgiveness of approximately $3.5 million in operating loans made to BeAtHome, and approximately $371,000 of third party expenses.

The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands).

Current assets	$129
Property and equipment	373
Other long-term assets	8
Intangible assets	600
Goodwill	5,744

Total assets acquired	$6,854

Current liabilities	961

Total liabilities assumed	$961

Net assets acquired	$5,893

Of the $600,000 of acquired intangible assets, $400,000 was assigned to IPR&D and was charged to product development expenses upon the completion of the acquisition. The remaining $200,000 was assigned to purchased technology with a useful life of two years. For the twelve months ended December 31, 2003, amortization expense related to this purchased technology was approximately $100,000.

4. GOODWILL AND INTANGIBLE ASSETS:

The Company adopted SFAS 142 on January 1, 2002. As a result, the Company ceased amortizing approximately $2.1 million of goodwill, which had a net unamortized balance of $1.7 million as of December 31, 2001. During 2001, the Company recorded amortization expenses totaling approximately $320,000 against this balance. In lieu of amortization, SFAS 142 now requires that the Company perform an initial impairment review of its goodwill in 2002 and at least an annual impairment review thereafter. In accordance with these impairment review requirements, the Company completed a transitional impairment test in 2002, and an annual impairment review during the quarter ended March 31, 2003, and determined that there was no impairment. However, if as a result of impairment reviews that are performed from time to time in the future, it is determined that there has been an impairment of the goodwill or other intangible assets, the Company would be required to take an impairment charge.

The following table provides a reconciliation of reported net income to adjusted net income for the year ended December 31, 2001 had SFAS 142 been effective January 1, 2001 (in thousands, except per share amounts):

	Year Ended December 31, 2001
	Amount	Basic EPS	Diluted EPS
Reported net income	$6,046	$0.16	$0.15
Add back amortization expense (net of tax):
Goodwill and workforce in place	320	0.01	0.01

Adjusted net income	$6,366	$0.17	$0.16

The changes in the carrying amount of goodwill, net for the years ended December 31, 2002 and 2003 are as follows (in thousands):

Amount
Balance as of December 31, 2001	$1,637
Reclass of workforce in place	74
Unrealized foreign currency translation gain	303
Goodwill resulting from BeAtHome acquisition	5,744

Balance as of December 31, 2002	7,758
Unrealized foreign currency translation gain	405

Balance as of December 31, 2003	$8,163

As of December 31, 2003, the Company’s intangible assets subject to amortization consisted of purchased technology with a net carrying value of approximately $620,000. For the years ending December 31, 2003, 2002 and 2001, amortization of these intangible assets was $1.1 million, $344,000, and $213,000, respectively. Estimated future amortization expense related to these intangible assets is $583,000 in 2004, and $35,000 in 2005. These future amortization estimates are subject to fluctuations resulting from exchange rate differences between the United States dollar and the European Euro.

5. COMMITMENTS AND CONTINGENCIES:

The Company leases its facilities under operating leases that expire on various dates through 2013. In December 1999, the Company entered into a lease agreement with a real estate developer for its new corporate headquarters in San Jose, California. This agreement requires minimum rental payments for ten years totaling approximately $20.6 million and also required that the Company provide a $3.0 million security deposit. The Company satisfied the security deposit requirement by causing to have issued a standby letter of credit (“LOC”) in July 2000. The LOC is subject to annual renewals and is currently secured by a line of credit at the bank that issued the LOC.

In October 2000, the Company entered into another lease agreement with the same real estate developer for an additional building at the new headquarter site. Construction on the second building was completed in May 2003, at which time monthly rental payments commenced. This second lease agreement also requires minimum rental payments for ten years totaling approximately $23.4 million. In addition, this second lease agreement also required a security deposit of $5.0 million. The Company satisfied this security deposit requirement by causing to have issued another LOC in October 2001. This LOC is also subject to annual renewals and is currently secured by a line of credit at the bank that issued it.

As of December 31, 2003, future minimum lease payments under all operating leases were as follows (in thousands):

2004	$4,409
2005	4,441
2006	4,398
2007	4,443
2008	4,503
Thereafter	16,812

Total	$39,006

Rent expense was approximately $4.9 million, $3.1 million, and $2.3 million for 2003, 2002, and 2001, respectively. The lease agreements provide for escalating rent payments over the term of the lease. Rent expense under these agreements is recognized on a straight-line basis. As of December 31, 2003, and December 31, 2002, the Company has accrued approximately $499,000 and $167,000, respectively, of deferred rent related to these agreements. As of December 31, 2003, $8,000 of the $499,000 deferred rent balance is reflected in accrued liabilities while the remaining $491,000 is classified as a long-term liability in the accompanying consolidated balance sheets. For the year ended December 31, 2002, the entire $167,000 deferred rent balance was classified as a long-term liability.

6. STOCKHOLDERS’ EQUITY AND EMPLOYEE STOCK OPTION PLANS:

Preferred Stock

With the closing of the Company’s initial public offering (“IPO”) in July 1998, all of the outstanding preferred stock automatically converted into 7,887,381 shares of common stock. Upon conversion of the outstanding preferred stock to common stock, such preferred stock was retired. As of December 31, 2003, the Company was authorized to issue 5,000,000 shares of new $0.01 par value preferred stock, of which none was outstanding as of December 31, 2003.

Common Stock

As of December 31, 2003, the Company was authorized to issue 100,000,000 shares of $0.01 par value common stock.

In September 2001, the Company’s Board of Directors approved a stock repurchase program, which authorizes the Company to repurchase up to 2.0 million shares of the Company’s common stock. In September 2001, the Company repurchased 265,000 shares under the program at a cost of $3.2 million. No shares were repurchased during 2002 and 2003. The program expired in September 2003.

In June 2000, the Company entered into a stock purchase agreement with Enel, which was completed on September 11, 2000. Under this agreement, Enel acquired 3,000,000 newly issued shares of the Company’s common stock that generated net proceeds of $130.7 million.

Warrants

In connection with the issuance of Series E preferred stock in 1997, warrants to purchase an aggregate of 400,000 shares of common stock at a per share exercise price of $5.00 were issued. At the date of issuance, the fair market value of these warrants was deemed to be immaterial. These warrants were exercisable at any time prior to expiration, which was defined as the earlier of May 15, 2002 or upon a change in control. Each warrant contained a cashless conversion right. As of May 15, 2002, all of these warrants had been exercised and none remained outstanding.

Stock Option Program Description

The Company has two plans under which it grants options: the 1997 Stock Plan (the “1997 Plan”) and the 1998 Director Option Plan (the “Director Option Plan”). A more detailed description of each plan can be found below.

Stock option grants are designed to reward employees, officers, and directors for their long-term contribution to the Company and provide incentives for them to remain with the Company. The number and frequency of stock option grants is based on competitive practices, operating results of the Company, and government regulations. Since the inception of the 1997 Plan, the Company has granted options to all of its employees.

1997 Stock Plan

During 1997, the Company adopted the 1997 Stock Plan (the “1997 Plan”) for employees, officers and directors. As of December 31, 2003, a total of 11,805,974 shares of Common Stock are reserved for issuance under the 1997 Plan. This plan includes annual increases on the first day of the Company’s fiscal year (beginning in 2000) not to exceed the lesser of (i) 5,000,000 shares or (ii) 5% of the outstanding shares on such date. Incentive stock options to purchase shares of common stock may be granted at not less than 100% of the fair market value. Options granted prior to June 15, 2000 and after May 5, 2003, generally have a term of five years from the date of grant, not to exceed ten years. Options granted June 15, 2000 through May 5, 2003, generally have a term of ten years. The exercise price of nonstatutory stock options and stock purchase rights granted under the 1997 Plan is determined by the Administrator, but will also be at least equal to 100% of the fair market value per share of common stock on the grant or issue date, except that up to 10% of the aggregate number of shares reserved for issuance under the 1997 Plan (including shares that have been issued or are issuable in connection with options exercised or granted under the 1997 Plan) may have exercise prices that are from 0% to 100% of the fair market value of the common stock on the date of grant. Options generally vest ratably over four years. Fair market value is determined with reference to the closing price of the common stock as reported on the Nasdaq National Market on the date immediately preceding grant date.

The 1997 Plan also allows for the issuance of options that are immediately exercisable through execution of a restricted stock purchase agreement. Shares purchased pursuant to a stock purchase agreement generally vest ratably over four years. In the event of termination of employment, the Company, at its discretion, may repurchase unvested shares at a price equal to the original issuance price.

1998 Directors Option Plan

Non-employee directors are entitled to participate in the 1998 Director Option Plan (the “Director Plan”). The Director Plan was adopted by the Board of Directors in May 1998 and became effective upon the closing of the stock offering in July 1998. The Director Plan has a term of ten years, unless terminated sooner by the Board. As of December 31, 2003, a total of 740,000 shares of Common Stock are reserved for issuance under the Director Plan. The plan provides for an increase each year equal to 100,000 shares or such lesser amount as the Board may determine. The plan also provides for the automatic grant of 25,000 shares of common stock (the “First Option”) to each non-employee director on the date he or she first becomes a director. Each non-employee director is also automatically granted an option to purchase 10,000 shares (a “Subsequent Option”) on the date of the Company’s Annual Stockholder Meeting provided that he or she is re-elected to the Board or otherwise remains on the Board, if on such date he or she shall have served on the Board for at least the preceding six months. Each First Option and each Subsequent Option shall have a term of five years and the shares subject to the option shall vest as to 25% of the shares subject to option on each anniversary of the date of grant for options granted before May 11, 1999 and 100% on the date of grant for options granted on or after May 11, 1999. The exercise price of each First Option and Subsequent Option shall be 100% of the fair market value per share of the common stock, generally determined with reference to the closing price of the common stock as reported on the Nasdaq National Market on the date preceding grant date. During 2003 and 2002, options to purchase an aggregate of 70,000 and 95,000 shares, respectively, were granted under the Director Plan. The weighted average exercise prices for the option grants in 2003 and 2002, respectively, were $14.77 and $15.63.

In the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, each option shall be assumed or an equivalent option may be substituted by the successor corporation. Following such assumption or substitution, if the optionee’s status as a director of the successor corporation terminates other than upon a voluntary resignation by the optionee, the option shall become fully exercisable, including as to shares as to which it would not otherwise be exercisable. If the outstanding options are not assumed or substituted, the options shall become fully vested and exercisable.

Options granted under the Director Plan must be exercised within three months of the end of the optionee’s tenure as a director of the Company, or within twelve months after such director’s termination by death or disability, but in no event later than the expiration of the option’s five year term; provided, however, that shares subject to an option granted to a director who has served as a director with the Company for at least five years shall become fully vested and exercisable for the remainder of the option’s five year term upon such director’s termination. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

Accounting for Stock-Based Employee Compensation Plans

The Company accounts for its stock-based employee compensation plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock issued to Employees, and related Interpretations. With the exception of deferred compensation expense attributable to options granted during 1998, no stock-based employee compensation cost is reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. A detailed reconciliation of the effect on net income and earnings per share had the Company applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation can be found in Note No. 2, Summary of Significant Accounting Policies and Practices.

General Option Information

The following table summarizes option activity under all plans:

		Options Outstanding
	Options Available for Grant	Number Outstanding	Weighted- Average Exercise Price Per Share
BALANCE AT DECEMBER 31, 2000	3,595,053	5,221,149	$14.31
Granted	(2,560,225)	2,560,225	15.89
Cancelled	244,314	(244,314)	20.54
Exercised	—	(971,107)	2.55
Additional shares reserved	2,002,484	—	—

BALANCE AT DECEMBER 31, 2001	3,281,626	6,565,953	$16.44
Granted	(2,282,750)	2,282,750	16.35
Cancelled	81,872	(81,872)	26.04
Exercised	—	(631,917)	1.99
Additional shares reserved	2,037,668	—	—

BALANCE AT DECEMBER 31, 2002	3,118,416	8,134,914	$17.44
Granted	(2,346,245)	2,346,245	12.68
Cancelled	743,344	(743,344)	25.83
Exercised	—	(793,633)	6.17
Additional shares reserved	2,086,277	—	—

BALANCE AT DECEMBER 31, 2003	3,601,792	8,944,182	$16.49

The following table summarizes the stock options outstanding as of December 31, 2003:

	Options Outstanding		Weighted Average Exercise Price	Options Exercisable
Exercise Price Range	Number Outstanding at December 31, 2003	Weighted Average Remaining Life (in years)		Number Exercisable December 31, 2003	Weighted Average Exercise Price
$6.25-$7.06	863,345	0.64	$7.05	863,345	$7.05
7.19-11.33	463,784	7.68	10.06	117,896	8.61
11.60-11.61	998,997	7.28	11.61	665,237	11.61
11.79-12.91	1,636,182	4.66	12.90	207,517	12.89
12.93-14.67	623,836	5.36	13.63	246,497	13.38
14.75-16.35	1,775,227	7.95	16.25	969,806	16.20
16.36-20.34	808,002	7.53	17.45	521,728	17.24
20.38-27.94	591,250	7.25	24.46	425,623	24.45
$30.25-$90.50	1,183,559	1.69	32.21	1,105,317	32.16

	8,944,182	5.46	$16.49	5,122,966	$17.85

Certain options issued under the 1997 Plan may be exercised at any time prior to their expiration, even if those options have not yet vested. Shares issued upon exercise of unvested options are considered unvested shares. Once issued, the unvested shares continue vesting in accordance with original option’s vesting schedule. If the option holder’s employment or service with the Company terminates before the unvested shares become fully vested, the Company has the right, at its discretion, to repurchase from the option holder any unvested shares at the exercise price paid by the option holder. As of December 31, 2003, there were no shares subject to repurchase by the Company. Of the 5,122,966 options exercisable as of December 31, 2003, 4,807,128 were vested.

Shares Reserved

As of December 31, 2003, the Company had 12,545,974 shares of common stock reserved for future issuance under its Stock Option Programs.

Deferred Compensation

In connection with the issuance of stock options during 1998, the Company recorded deferred compensation in the aggregate amount of $755,000, representing the difference between the deemed fair value of the Company’s common stock and the exercise price of the stock options at the date of grant. The Company amortized the deferred compensation expense over the shorter of the period in which the employee provided services or the applicable vesting period, which was typically 48 months. For the years ended December 31, 2002 and December 31, 2001, amortization expense was $31,000 and $184,000, respectively. Deferred compensation is decreased in the period of forfeiture arising from the early termination of an option holder’s services. As of December 31, 2002, the deferred compensation balance was fully amortized.

7. INCOME TAXES:

The provision for income taxes attributable to continuing operations is based upon income (loss) before income taxes from continuing operations as follows (in thousands):

	Year Ended December 31,
	2003	2002	2001
Domestic	$2,490	$18,995	$7,957
Foreign	7	(781)	(1,659)

	$2,497	$18,214	$6,298

The provision for income taxes consists of the following (in thousands):

	Year Ended December 31,
	2003	2002	2001
Federal:
Current	$220	$—	$34
Deferred	—	—	—

Total federal provision	220	—	34

State:
Current	47	439	111
Deferred	—	—	—

Total state provision	47	439	111

Foreign:
Current	333	1,018	107
Deferred	—	—	—

Total foreign provision	333	1,018	107

Total provision for income taxes	$600	$1,457	$252

The provision for income taxes differs from the amount estimated by applying the statutory Federal income tax rate to income before taxes as follows (in thousands):

	Year Ended December 31,
	2003	2002	2001
Federal tax at statutory rate of 35%	$874	$6,375	$2,205
State taxes, net of federal benefit	11	286	72
U.S.-Foreign rate differential	(55)	976	681
Change in Valuation Allowance	(278)	(6,784)	(2,936)
Other non-deductible permanent differences	48	290	224
Others	—	314	6

Total provision for income taxes	$600	$1,457	$252

The components of the net deferred income tax asset are as follows (in thousands):

	December 31,
	2003	2002
Net operating loss carry forwards	$29,445	$32,856
Foreign net operating loss carry forwards	2,149	3,106
Tax credit carry forwards	9,179	8,534
Capitalized research and development costs	319	711
Reserves and other cumulative temporary differences	6,717	2,832

Gross deferred income tax assets	47,809	48,039
Valuation allowance	(47,809)	(48,039)

Net deferred income tax assets	$—	$—

As of December 31, 2003, the Company had net operating loss carryforwards of $83.5 million for Federal income tax reporting purposes and $8.7 million for State income tax reporting purposes, which expire at various dates through 2021. In addition, as of December 31, 2003, the Company had approximately $6.0 million and $4.5 million of tax credit carry forwards for increased research expenditures for Federal and California purposes, respectively. The Federal research tax credits will expire at various dates through 2022 and the state tax credit can be carried over indefinitely.

As of December 31, 2003, part of our valuation allowance on deferred tax assets pertains to certain tax credits and net operating loss carry forwards resulting from the exercise of certain employee stock options.

The valuation allowance will be reduced in the period in which we realize the benefit from the utilization of these credits and losses to reduce our income taxes payable on our income tax return. When realized, the tax benefit of these credits and losses will be accounted for as a credit to stockholders’ equity rather than as a reduction of income tax expense. In addition, the Internal Revenue Code of 1986, as amended, contains provisions that limit the net operating loss and credit carryforwards available for use in any given period upon the occurrence of certain events, including a significant change in ownership interests. The Company has performed an analysis of the ownership changes and has reported the net operating loss and credit carryforwards considering such limitations.

As of December 31, 2003 and 2002, a valuation allowance has been recorded for the entire gross deferred tax asset as a result of uncertainties regarding the realization of the asset balance. The valuation allowance was decreased by $230,000 in 2003 and increased by $1.6 million in 2002. As of December 31, 2003 and 2002, the Company had no significant deferred tax liabilities.

8. WARRANTY RESERVES:

When evaluating the reserve for warranty costs, management takes into consideration the term of the warranty coverage, the quantity of product in the field that is currently under warranty, historical return rates, historical costs of repair, and knowledge of new products introduced. Estimated reserves for warranty costs are recorded at the time of shipment. The reserve for warranty costs was $205,000 as of December 31, 2003 and $229,000 as of December 31, 2002.

9. RELATED PARTIES:

In June 2000, the Company entered into a stock purchase agreement with Enel S.p.A., an Italian utility company (“Enel”). At the same time, the Company also entered into a research and development agreement with an affiliate of Enel. Under the terms of the R&D agreement, the Company will cooperate with Enel to integrate LONWORKS technology into Enel’s remote metering management project in Italy. For the years ended December 31, 2003, 2002, and 2001, the Company recognized revenue of approximately $75.8 million, $81.6 million, and $31.0 million, respectively, related to products and services sold to Enel and its contract manufacturers. As of December 31, 2003 and 2002, approximately $15.3 million and $17.2 million, respectively, of these revenues were included in accounts receivable.

10. SEGMENT DISCLOSURE:

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing business performance. The Company’s chief operating decision-making group is the Executive Staff, which is comprised of the Chief Executive Officer, the Chief Operating Officer, and their direct reports.

The Company operates in one principal industry segment: the design, manufacture and sale of products for the controls network industry, and markets its products primarily to the building automation, industrial automation, transportation, and utility/home automation markets. The Company’s products are marketed under the LONWORKS® brand name, which provides the infrastructure, and support required to implement and deploy open, interoperable, control network solutions. All of the Company’s products either incorporate or operate with the Neuron® Chip and/or the LONWORKS protocol. The Company also provides services to customers which consist of technical support and training courses covering its LONWORKS network technology and products. The Company offers about 90 products and services that together constitute the LONWORKS system. Any given customer purchases a small subset of such products and services that are appropriate for that customer’s application.

The Company manages its business primarily on a geographic basis. The Company’s geographic areas are comprised of the Americas, Europe, Middle East and Africa (“EMEA”) and Asia Pacific/ Japan (“APJ”). Each geographic area provides products and services as further described in Note 1. The Company evaluates the performance of its geographic areas based on profit or loss from operations. Profit or loss for each geographic area includes sales and marketing expenses and other charges directly attributable to the area and excludes certain expenses that are managed outside the geographic area. Costs excluded from area profit or loss primarily consist of unallocated corporate expenses, comprised of product development costs, corporate marketing costs and other general and administrative expenses, which are separately managed. The Company has no long-lived assets, other than property and equipment and loans to certain key employees. Long-lived assets are attributed to geographic areas based on the country where the assets are located. Long-lived assets of about $37.2 million were domiciled in the United States as of December 31, 2003, and long-lived assets of about $29.7 million were domiciled in the United States as of December 31, 2002. Long-lived assets for all other locations are not material to the consolidated financial statements. Assets and the related depreciation and amortization are not being reported by geography because the information is not reviewed by the Executive Staff to make decisions about resources to be allocated to the geographic areas based on their performance.

In North America, the Company sells its products through a direct sales organization. Outside North America, direct sales, applications engineering and customer support are conducted through the Company’s operations in EMEA and APJ. Revenues are attributed to geographic areas based on the country where the customer is domiciled.

Summary information by geography for the years ended December 31, 2003, 2002 and 2001 is as follows (in thousands):

	Year Ended December 31,
	2003	2002	2001
Revenues from customers:
Americas	$16,008	$14,470	$16,767
EMEA	87,088	62,682	42,608
APJ	15,057	45,682	17,206
Unallocated	—	—	8

Total	$118,153	$122,834	$76,589

Gross profit:
Americas	$10,024	$8,484	$10,693
EMEA	48,241	32,406	19,349
APJ	7,830	22,005	9,350
Unallocated	—	—	8

Total	$66,096	$62,895	$39,400

Income (loss) from operations:
Americas	$6,277	$4,952	$6,976
EMEA	44,415	28,984	16,128
APJ	4,466	18,360	5,613
Unallocated	(54,880)	(37,859)	(29,074)

Total	$278	$14,437	$(357)

Products sold to Enel and its contract manufacturers accounted for 64.2% of total revenues for the year ended December 31, 2003, 66.4% of total revenues for the year ended December 31, 2002, and 40.5% for the year ended December 31, 2001. In addition, EBV, the sole independent distributor of the Company’s products in Europe since December 1997, accounted for 10.2% of total revenues for 2003, 9.2% of total revenues for 2002, and 16.9% of total revenues for 2001.

11. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

The following tables set forth certain consolidated statement of operations data for each of the quarters in 2003 and 2002, as well as the percentage of our net revenues represented by each item. This information has been derived from our quarterly unaudited consolidated financial statements. The quarterly unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements included in this report and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information when read in conjunction with our annual audited consolidated financial statements and notes appearing elsewhere in this report. The operating results for any quarter do not necessarily indicate the results for any subsequent period or for the entire fiscal year.

	Quarter Ended
	Q403	Q303	Q203	Q103	Q402	Q302	Q202	Q102
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net revenues:
Product	$23,334	$30,447	$30,979	$32,393	$30,295	$33,073	$30,860	$27,226
Service	193	285	277	245	286	277	458	359

Total net revenues	23,527	30,732	31,256	32,638	30,581	33,350	31,318	27,585

Cost of revenues:
Cost of product	9,786	10,179	14,034	15,408	14,483	15,630	14,111	12,835
Cost of service	711	597	656	686	730	699	780	671

Total cost of revenues	10,497	10,776	14,690	16,094	15,213	16,329	14,891	13,506

Gross profit	13,030	19,956	16,566	16,544	15,368	17,021	16,427	14,079

Operating expenses:
Product development	7,079	6,753	16,186	5,095	5,055	5,405	5,376	5,620
Sales and marketing	4,632	4,662	4,633	4,670	4,358	4,354	4,293	4,286
General and administrative	2,954	3,093	3,125	2,936	2,839	2,394	2,226	2,252

Total operating expenses	14,665	14,508	23,944	12,701	12,252	12,153	11,895	12,158

Income/(loss) from operations	(1,635)	5,448	(7,378)	3,843	3,116	4,868	4,532	1,921
Interest and other income, net	399	537	542	741	844	922	1,011	1,000

Income before provision for income taxes	(1,236)	5,985	(6,836)	4,584	3,960	5,790	5,543	2,921
Provision for income taxes	(716)	1,496	(547)	367	317	463	443	234

Net income	$(520)	$4,489	$(6,289)	$4,217	$3,643	$5,327	$5,100	$2,687

Income per share:
Basic	$(0.01)	$0.11	$(0.16)	$0.11	$0.09	$0.13	$0.13	$0.07

Diluted	$(0.01)	$0.11	$(0.16)	$0.10	$0.09	$0.13	$0.12	$0.07

Shares used in per share calculation:
Basic	40,337	40,186	39,954	39,788	39,685	39,658	39,443	39,029

Diluted	40,337	41,305	39,954	40,396	40,557	40,619	40,818	41,085

SCHEDULE II

ECHELON CORPORATION

VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

ALLOWANCE FOR DOUBTFUL ACCOUNTS, CUSTOMER RETURNS, AND SALES CREDITS

Description	Beginning Balance	Charged to Revenues and Expenses	Deductions	Ending Balance
Year ended December 31, 2001	$1,895	172	—	$2,067
Year ended December 31, 2002	$2,067	569	—	$2,636
Year ended December 31, 2003	$2,636	(752)	—	$1,884

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,270	$18,667
Short-term investments	134,782	126,256
Accounts receivable, net	19,666	20,110
Inventories	4,934	5,906
Other current assets	1,451	2,519

Total current assets	183,103	173,458

Property and equipment, net	18,176	19,098
Goodwill	8,083	8,163
Restricted investments	11,108	10,867
Other long-term assets	2,310	2,542

TOTAL ASSETS	$222,780	$214,128

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,363	$6,922
Accrued liabilities	4,779	4,793
Deferred revenues	2,250	998

Total current liabilities	14,392	12,713

LONG-TERM LIABILITIES:
Deferred rent	664	491

Total long-term liabilities	664	491

STOCKHOLDERS’ EQUITY:
Common stock	414	407
Additional paid-in capital	277,185	272,323
Treasury stock	(3,191)	(3,191)
Accumulated other comprehensive income	275	1,007
Accumulated deficit	(66,959)	(69,622)

Total stockholders’ equity	207,724	200,924

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$222,780	$214,128

See accompanying notes to condensed consolidated financial statements.

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
REVENUES:
Product	$28,056	$30,979	$54,911	$63,372
Service	225	277	413	522

Total revenues	28,281	31,256	55,324	63,894

COST OF REVENUES:
Cost of product	12,086	14,034	23,347	29,442
Cost of service	509	656	1,012	1,342

Total cost of revenues	12,595	14,690	24,359	30,784

GROSS PROFIT	15,686	16,566	30,965	33,110

OPERATING EXPENSES:
Product development	6,181	16,186	12,396	21,281
Sales and marketing	5,030	4,633	10,088	9,303
General and administrative	3,402	3,125	6,732	6,061

Total operating expenses	14,613	23,944	29,216	36,645

INCOME (LOSS) FROM OPERATIONS	1,073	(7,378)	1,749	(3,535)

INTEREST AND OTHER INCOME, NET	632	542	1,146	1,283

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	1,705	(6,836)	2,895	(2,252)
INCOME TAX EXPENSE (BENEFIT)	161	(547)	232	(180)

NET INCOME (LOSS)	$1,544	$(6,289)	$2,663	$(2,072)

NET INCOME (LOSS) PER SHARE:
Basic	$0.04	$(0.16)	$0.07	$(0.05)

Diluted	$0.04	$(0.16)	$0.07	$(0.05)

SHARES USED IN COMPUTING NET INCOME (LOSS) PER SHARE:
Basic	40,788	39,954	40,645	39,875

Diluted	41,004	39,954	40,940	39,875

See accompanying notes to condensed consolidated financial statements.

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2004	2003
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income (loss)	$2,663	$(2,072)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,566	2,584
In-process research and development	—	9,808
Provision for doubtful accounts	(12)	6
Change in operating assets and liabilities:
Accounts receivable	456	(5,900)
Inventories	972	2,330
Other current assets	1,068	317
Accounts payable	441	1,467
Accrued liabilities	(14)	(318)
Deferred revenues	1,252	1,449
Deferred rent	173	129

Net cash provided by operating activities	9,565	9,800

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of available-for-sale short-term investments	(94,046)	(77,012)
Proceeds from maturities and sales of available-for-sale short-term investments	84,934	66,657
Purchase of assets of Metering Technology Corporation	—	(11,000)
Purchase of restricted investments	(241)	(376)
Change in other long-term assets	(99)	1,118
Capital expenditures	(1,233)	(2,499)

Net cash used in investing activities	(10,685)	(23,112)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Proceeds from issuance of common stock	4,869	1,585

Net cash provided by financing activities	4,869	1,585

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(146)	216

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,603	(11,511)
CASH AND CASH EQUIVALENTS:
Beginning of period	18,667	34,941

End of period	$22,270	$23,430

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes	$65	$480

See accompanying notes to condensed consolidated financial statements.

ECHELON CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation:

The condensed consolidated financial statements include the accounts of Echelon Corporation (the “Company”), a Delaware corporation, and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

While the financial information furnished is unaudited, the condensed consolidated financial statements included in this report reflect all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for the fair presentation of the results of operations for the interim periods covered and of the financial condition of the Company at the date of the interim balance sheet. The results for interim periods are not necessarily indicative of the results for the entire year. The condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2003 included in its Annual Report on Form 10-K.

2. Summary of Significant Accounting Policies:

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company’s revenues are derived from the sale and license of its products and to a lesser extent, from fees associated with training, technical support, and custom software design services offered to its customers. Product revenues consist of revenues from hardware sales and software licensing arrangements. Revenues from software licensing arrangements accounted for 4.2% of total revenues for the quarter ended June 30, 2004 and 3.7% for the same period in 2003; and 4.4% of total revenues for the six months ended June 30, 2004 and 3.8% for the same period in 2003. Service revenues consist of product technical support (including software post-contract support services), training, and custom software development services.

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, collectibility is probable and there are no post-delivery obligations. For hardware sales, including sales to distributors and third party manufacturers, these criteria are generally met at the time of shipment to the customer. For software licenses, these criteria are generally met upon shipment to the final end-user.

In accordance with Statement of Position 97-2, or SOP 97-2, Software Revenue Recognition, revenue earned on software arrangements involving multiple elements is allocated to each element based upon the relative fair values of the elements. The Company uses the residual method to recognize revenue when a license agreement includes one or more elements to be delivered at a future date. In these instances, the amount of revenue deferred at the time of sale is based on vendor specific objective evidence (“VSOE”) of the fair value for each undelivered element. If VSOE of fair value does not exist for each undelivered element, all revenue attributable to the multi-element arrangement is deferred until sufficient VSOE of fair value exists for each undelivered element or all elements have been delivered.

The Company currently sells a limited number of products that are considered multiple element arrangements under SOP 97-2. Revenue for the software license element is recognized at the time of delivery of the applicable product to the end-user. The only undelivered element at the time of sale consists of post-contract customer support (“PCS”). The VSOE for this PCS is based on prices paid by the Company’s customers for stand-alone purchases of these PCS packages. Revenue for the PCS element is deferred and recognized ratably over the PCS service period. The costs of providing these PCS services are expensed when incurred.

The Company accounts for the rights of return, price protection, rebates, and other sales incentives offered to its distributors in accordance with Statement of Financial Accounting Standards No. 48, Revenue Recognition When Right of Return Exists.

Service revenue is recognized as the training services are performed, or ratably over the term of the support period. In the case of custom software development services, revenue is recognized when the customer accepts the software.

Cash and Cash Equivalents

The Company considers bank deposits, money market investments and all debt and equity securities with an original maturity of three months or less as cash and cash equivalents.

Short-Term Investments

The Company classifies its investments in debt and equity securities as available-for-sale in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. As of June 30, 2004, the Company’s available-for-sale securities had contractual maturities from four to twenty-four months and an average maturity of eight months. The fair value of available-for-sale securities was determined based on quoted market prices at the reporting date for those instruments. As of June 30, 2004, the amortized cost basis, aggregate fair value, and gross unrealized holding losses by major security type were as follows (in thousands):

	Amortized Cost	Aggregate Fair Value	Unrealized Holding Losses
U.S. corporate securities:
Commercial paper	$12,435	$12,425	$10
Corporate notes and bonds	44,057	43,845	212

	56,492	56,270	222
U.S. government securities	78,740	78,512	228

Total investments in debt and equity securities	$135,232	$134,782	$450

Computation of Net Income Per Share

Net income per share has been calculated under Statement of Financial Accounting Standards No. 128, or SFAS 128, Earnings per Share. SFAS 128 requires companies to compute earnings per share under two different methods (basic and diluted). Basic net income per share is calculated by dividing net income by the weighted average shares of common stock outstanding during the period. Diluted net income per share is calculated by adjusting the weighted average number of outstanding shares assuming conversion of all potentially dilutive stock options and warrants under the treasury stock method.

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the three months and six months ended June 30, 2004 and June 30, 2003 (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net income (loss) (Numerator):
Net income (loss), basic & diluted	$1,544	$(6,289)	$2,663	$(2,072)

Shares (Denominator):
Weighted average common shares outstanding	40,788	39,954	40,645	39,875

Shares used in basic computation	40,788	39,954	40,645	39,875
Common shares issuable upon exercise of stock options (treasury stock method)	216	0	295	0

Shares used in diluted computation	41,004	39,954	40,940	39,875

Net income (loss) per share:
Basic	$0.04	$(0.16)	$0.07	$(0.05)

Diluted	$0.04	$(0.16)	$0.07	$(0.05)

For the three months and six months ended June 30, 2004, stock options in the amount of 7,756,110 and 7,736,787, respectively, were not included in the computation of diluted earnings per share. These options were excluded from the calculation because the options’ exercise price was greater than the average market price of the common shares and therefore, the effect of their inclusion would be anti-dilutive. For the three and six month periods ended June 30, 2003, no diluted net loss per share calculations were performed as the inclusion of potentially dilutive stock options would be anti-dilutive. The number of potentially dilutive stock options excluded from these calculations for the three and six months ended June 30, 2003, was 5,196,179 and 5,667,828, respectively.

Stock-Based Employee Compensation Plans

The Company accounts for its stock-based employee compensation plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, or SFAS 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net income (loss) as reported	$1,544	$(6,289)	$2,663	$(2,072)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(5,230)	(6,198)	(10,188)	(12,027)

Pro forma net loss	$(3,686)	$(12,487)	$(7,525)	$(14,099)

Basic net income/(loss) per share:
As reported	$0.04	$(0.16)	$0.07	$(0.05)

Pro forma	$(0.09)	$(0.31)	$(0.19)	$(0.35)

Diluted net income/(loss) per share:
As reported	$0.04	$(0.16)	$0.07	$(0.05)

Pro forma	$(0.09)	$(0.31)	$(0.19)	$(0.35)

The weighted-average grant date fair value of options granted during the three months ended June 30, 2004 and June 30, 2003 was $4.08 and $8.99, respectively. The weighted-average grant date fair value of options granted during the six months ended June 30, 2004 and June 30, 2003 was $6.06 and $8.85, respectively. Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Risk-free interest rate	2.3%	2.5%	2.4%	2.5%
Expected volatility	60.2%	100.3%	78.7%	100.9%
Expected life (in years)	2.5	4.2	3.6	4.2

Recently Issued Accounting Standards

In December 2003, the FASB issued Interpretation No. 46 (revised December 2003), or FIN 46R, Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company is required to apply FIN 46R to variable interests in variable interest entities, or VIEs, created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, FIN 46R will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities, and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities, and noncontrolling interests of the VIE. The adoption of FIN 46R did not have a material impact on the Company’s financial position, results of operations, or cash flows.

On December 17, 2003, the Staff of the Securities and Exchange Commission, or SEC, issued Staff Accounting Bulletin No. 104, or SAB 104, Revenue Recognition, which supersedes SAB 101, Revenue Recognition in Financial Statements. SAB 104’s primary purpose is to rescind the accounting guidance contained in SAB 101 related to multiple-element revenue arrangements that was superseded as a result of the issuance of EITF 00-21, Revenue Arrangements with Multiple Deliverables. Additionally, SAB 104 rescinds the SEC’s related Revenue Recognition in Financial Statements Frequently Asked Questions and Answers, which was issued with SAB 101 and was codified in SEC Topic 13, Revenue Recognition. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104, which was effective upon issuance. The adoption of SAB 104 did not have a material effect on the Company’s financial position, results of operations, or cash flows.

In March 2004, the FASB issued EITF Issue No. 03-1, or EITF 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF 03-1 includes new guidance for evaluating and recording impairment losses on debt and equity investments, as well as new disclosure requirements for investments that are deemed to be temporarily impaired. The accounting guidance of EITF 03-1 is effective for years beginning after June 15, 2004, while the disclosure requirements are effective for annual periods ending after June 15, 2004. The Company does not currently expect the adoption of EITF 03-1 will have a material impact on its financial position, results of operations, or cash flows.

3. Inventories:

Inventories are stated at the lower of cost (first-in, first-out) or market and include material, labor and manufacturing overhead. Inventories consist of the following (in thousands):

	June 30, 2004	December 31, 2003
Purchased materials	$1,238	$1,680
Work-in-process	19	8
Finished goods	3,677	4,218

	$4,934	$5,906

4. Accrued Liabilities:

Accrued liabilities consist of the following (in thousands):

	June 30, 2004	December 31, 2003
Accrued payroll and related costs	$2,458	$2,663
Accrued marketing costs	139	392
Other accrued liabilities	2,182	1,738

	$4,779	$4,793

5. Segment Disclosure:

In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, or SFAS 131, Disclosures about Segments of an Enterprise and Related Information. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing business performance. The Company’s chief operating decision-making group is the Executive Staff, which is comprised of the Chief Executive Officer, the Chief Operating Officer, and their direct reports. SFAS 131 also requires disclosures about products and services, geographic areas, and major customers.

The Company operates its business as one reportable segment: the design, manufacture and sale of products for the control network industry, and markets its products primarily to the building automation, industrial automation, transportation, and utility/home automation markets. The Company’s products are marketed under the LONWORKS® brand name, which provides the infrastructure and support required to implement and deploy open, interoperable, control network solutions. All of the Company’s products either incorporate or operate with the Neuron® Chip and/or the LONWORKS protocol. The Company also provides services to customers which consist of technical support and training courses covering its LONWORKS network technology and products. The Company offers about 90 products and services that together constitute the LONWORKS system. In general, any given customer purchases a subset of such products and services that are appropriate for that customer’s application.

The Company manages its business primarily on a geographic basis. The Company’s geographic areas are comprised of three main groups: the Americas; Europe, Middle East and Africa (“EMEA”); and Asia Pacific/ Japan (“APJ”). Each geographic area provides products and services as further described in Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Company evaluates the performance of its geographic areas based on profit or loss from operations. Profit or loss for each geographic area includes sales and marketing expenses and other charges directly attributable to the area and excludes certain expenses that are managed outside the geographic area. Costs excluded from area profit or loss primarily consist of unallocated corporate expenses, comprised of product development costs, corporate marketing costs and other general and administrative expenses, which are separately managed. The Company’s long-lived assets include property and equipment, restricted investments, goodwill, loans to certain key employees, purchased technology, and deposits on its leased facilities. Long-lived assets are attributed to geographic areas based on the country where the assets are located. As of June 30, 2004, and December 31, 2003, long-lived assets of about $36.5 million and $37.2 million, respectively, were domiciled in the United States. Long-lived assets for all other locations are not material to the consolidated financial statements. Assets and the related depreciation and amortization are not reported by geography because that information is not reviewed by the Executive Staff when making decisions about resource allocation to the geographic areas based on their performance.

In North America, the Company sells its products through a direct sales organization. Outside North America, direct sales, applications engineering and customer support are conducted through the Company’s operations in EMEA and APJ. Revenues are attributed to geographic areas based on the country where the products are shipped. Summary information by geography for the quarters and six months ended June 30, 2004 and 2003 is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues from customers:
Americas	$4,214	$3,955	$8,242	$7,775
EMEA	21,497	23,079	42,697	45,408
APJ	2,570	4,369	4,385	10,778
Unallocated	—	(147)	—	(67)

Total	$28,281	$31,256	$55,324	$63,894

Gross profit:
Americas	$2,763	$2,389	$5,363	$4,796
EMEA	11,360	12,153	22,783	23,183
APJ	1,563	2,169	2,819	5,197
Unallocated	—	(145)	—	(66)

Total	$15,686	$16,566	$30,965	$33,110

Income (loss) from operations:
Americas	$1,630	$1,418	$3,149	$2,958
EMEA	10,001	11,190	19,926	21,231
APJ	477	1,405	695	3,593
Unallocated	(11,035)	(21,391)	(22,021)	(31,317)

Total	$1,073	$(7,378)	$1,749	$(3,535)

Products sold to Enel S.p.A., an Italian utility company (“Enel”) and its designated manufacturers accounted for 58.9% of total revenues for the quarter ended June 30, 2004 and 68.5% for the same period in 2003; and 58.2% of total revenues for six months ended June 30, 2004 and 68.4% for the same period in 2003. For the quarter ended June 30, 2004, 96.2% of the revenues under the Enel program were derived from products shipped to customers in EMEA and the remaining 3.8% were derived from products shipped to customers in APJ. For the six months ended June 30, 2004, 98.0% of the revenues derived from products shipped under the Enel program were from customers in EMEA and the remaining 2.0% from customers in APJ.

EBV, the sole independent distributor of the Company’s products in Europe, accounted for 14.2% of total revenues for the quarter ended June 30, 2004 and 8.0% for the same period in 2003; and 14.7% of total revenues for the six months ended June 30, 2004 and 8.1% for the same period in 2003.

6. Income Taxes:

The provision for income taxes for the three months and six months ended June 30, 2004 and 2003 includes a provision for Federal, state, and foreign taxes based on the annual estimated effective tax rate applied to the Company and its subsidiaries for the year. The difference between the statutory rate and the Company’s effective tax rate is primarily due to the impact of foreign taxes and the utilization of net operating losses not previously benefited.

7. Related Party:

In June 2000, the Company entered into a stock purchase agreement with Enel. At the same time, the Company also entered into a research and development agreement with an affiliate of Enel. Under the terms of the R&D agreement, the Company is cooperating with Enel to integrate LONWORKS technology into Enel’s remote metering management project in Italy. For the quarter and six months ended June 30, 2004, the Company recognized revenue from products and services sold to Enel and its designated manufacturers of approximately $16.7 million and $32.2 million respectively, $14.2 million of which is included in Accounts Receivable at June 30, 2004. For the quarter and six months ended June 30, 2003, the Company recognized revenue from products sold to Enel and its designated manufacturers of approximately $21.4 million and $43.7 million respectively, $24.6 million of which is included in Accounts Receivable at June 30, 2003.

On May 3, 2004, the Company announced that Enel filed a request for arbitration to resolve a dispute regarding the Company’s marketing and supply obligations under the R&D Agreement. The arbitration is to take place in London. Enel claims that the R&D Agreement obligates the Company to supply Enel with additional concentrator and metering kit products for use outside of Italy and to cooperate with Enel to market Enel’s Contatore Elettronico system internationally. Enel is seeking to compel Echelon to sell to Enel an unspecified amount of additional products, to jointly market the Contatore Elettronico system with Enel outside of Italy, and to pay unspecified damages. The Company believes it has fulfilled its obligations under the R&D Agreement, including any obligation with respect to the sale of products and with respect to joint marketing. The Company believes that Enel’s claims are without merit and intends to vigorously defend itself in the arbitration proceedings.

8. Stock Repurchase Program:

In March 2004, the Company’s board of directors approved a stock repurchase program. During the quarter and six months ended June 30, 2004, no shares were repurchased under the program. As of June 30, 2004, 3,000,000 shares are available for repurchase. The stock repurchase program will expire in March 2005.

9. Warranty Reserves:

When evaluating the reserve for warranty costs, management takes into consideration the term of the warranty coverage, the quantity of product in the field that is currently under warranty, historical return rates, historical costs of repair, and knowledge of new products introduced. Estimated reserves for warranty costs are recorded at the time of shipment. The reserve for warranty costs was $230,000 as of June 30, 2004 and $205,000 as of December 31, 2003.

SCHEDULE C

ECHELON CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN CHINA

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in China. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

TAXATION ISSUES

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option and Sale of Shares

Due to legal restrictions in China, you must use the cashless sell-all method of exercise, whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the exercise price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. The difference between the fair market value of the shares on the date of exercise and the exercise price will be subject to income tax. In addition, you may also be subject to social insurance contributions on this amount.

Withholding and Reporting

Your employer will be required to withhold and report for income tax purposes when you exercise your new option. Your employer may also be required to withhold for social insurance purposes, although this result is not certain. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

LEGAL RESTRICTIONS ON NEW OPTION

Due to legal restrictions in China, you must use the cashless sell-all method of exercise.

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SCHEDULE D

ECHELON CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN FRANCE

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

TAXATION ISSUES

Option Exchange

You will not be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Because your new option will be a French-qualified option granted pursuant to the French Plan, defined below, you will not be subject to tax on the difference between the fair market value of the underlying shares at exercise and the exercise price (or spread) when you exercise your new option, provided the holding period and other formalities required under French law are met.

However, to the extent that the exercise price is less than 95% of the average trading price of the underlying shares for the 20 trading days prior to the effective grant date or less than 95% of the average purchase price paid for such shares by Echelon, this “excess discount” will be treated as an additional taxable salary at the time of exercise. This income will be taxed at the progressive rate up to 48.09% for 2003 income. This amount is also subject to social insurance contributions (including the CSG at the rate of 7.5% and the CRDS at the rate of 0.5%).

Sale of Shares

If you sell the shares purchased upon exercise after the applicable holding period in effect under French law (currently set at four years as measured from the date of grant) measured from the grant date and the spread is less than or equal to €152,500, you will be taxed at the rate of 41% (30%, plus 11% additional contributions) on the spread. If you sell the shares after the four-year holding period (or the minimum holding period required under French law, if different) but the spread is more than €152,500, then the portion of the spread up to €152,500 would be taxed at 41% (30%, plus 11% additional contributions) and the portion of the spread above €152,500 would be taxed at 51% (40%, plus 11% additional contributions).

You may receive even more favorable tax treatment if you wait an additional two years after the exercise of your option (assuming the four-year or other minimum holding period is met) to sell your shares. If you sell the shares two years after the exercise of the option when the four-year holding period is met and the spread is less than or equal to €152,500, you will be taxed at the rate of 27% (16%, plus 11% additional contributions). If you sell the shares two years after the exercise of the option when the four-year holding period is met but the spread is more than €152,500, the portion of the spread up to €152,500 is taxed at the rate of 27% (16%, plus 11% additional contributions) and the portion of the spread above €152,500 is taxed at the rate of 41% (30%, plus 11% additional contributions).

In any case, the difference between the sale proceeds and the fair market value of the shares at the time of exercise (i.e., any capital gains) is taxed at the rate of 27% (i.e., 16% income tax, plus 11% additional contributions).

The tax due on the spread and capital gains, if any, applies only when the aggregate gross proceeds from your and your household sales of securities for the year concerned exceed a certain amount, which is set annually (€15,000 for 2004).

If the sale proceeds are less than the fair market value of the shares at the date of exercise, you will realize a capital loss. This capital loss can be offset against the spread and the excess against capital gain of the same nature realized during the same year or during the ten following years. This capital loss cannot be offset against other kind of income.

Reporting

Your employer must send to you, no later than 15 February of the year following the year of exercise of the new option, an individual statement providing the following information:

•	its corporate purpose, the place of location of its principal establishment and, if different, the place of location of its registered office;

•	the date on which the new option was granted and the date of exercise of the new option;

•	the number of shares acquired upon exercise and the exercise price; and

•	the excess discount, if any, at the time of grant of the options.

At the same time, your employer must also send duplicates of the individual statements to the tax office (“Direction des Services Fiscaux”) with which it files its tax return.

To benefit from the favorable tax regime (i.e., the favorable income tax and social insurance treatment), you must attach the above individual statement to your annual French income tax return for the year in which the option was exercised (e.g., for the exercise of an option in 2009, you would have to attach the individual statement to the income tax return for the income earned in 2009, which you file with the French tax authorities in 2010).

Upon the sale of the shares (and provided that the four-year holding period or minimum holding period is met), you will have to report both the spread and the capital gain realized upon sale on your income tax return for the year in which the underlying shares were sold.

EXCHANGE CONTROL INFORMATION

You may hold shares purchased under the new option outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600 (for 2004).

TERMS OF NEW GRANT

Your new option will be granted under the Rules of the Echelon Corporation 1997 Stock Plan for French Employees (the “French Plan”). The French Plan will be a sub-plan of the 1997 Stock Plan and will be adopted for the purposes of granting French-qualified options. In order for your new option to be granted under the French Plan, certain requirements must be met. To meet those requirements, the following terms will apply to your new grant:

Termination Due to Death: If you die holding eligible outstanding options, the eligible outstanding options will become immediately vested upon your death, and your heirs will have six months from the date of your death to exercise the eligible outstanding options.

Holding Period: Your new option will vest based on a new four-year vesting schedule as described in Section 9 of the offer. However, except in case of death, even though your new option may be vested, in part, you may not exercise any part of the new option before the fourth anniversary of the new grant date, or the minimum holding period required by Section 163 bis C of the French Tax Code. This vesting/exercise schedule satisfies the minimum period required by Section 163 bis C of the French Tax Code (or the minimum holding period required under this law as subsequently amended) for French qualified options.

Grant Date: Under French law, qualified options cannot be granted during specific closed periods. Your new option grant date may be different than employees outside of France to comply with this requirement.

Exercise Price: The exercise price of your new options will be determined in accordance with the following rules. For subscription options (or options over newly issued shares), the exercise price will be the greater of (i) the fair market value of the underlying shares on the grant date, as determined under the 1997 Stock Plan; and (ii) 80% of the average quotation price of the shares during the 20 trading days preceding the grant date. For purchase options (or options over treasury shares), the exercise price will be the greater of (i) the fair market value of the underlying shares on the grant date, as determined under the 1997 Stock Plan; (ii) 80% of the average quotation price of the shares during the 20 trading days immediately preceding the grant date; and (iii) 80% of the average purchase price that Echelon paid for the shares.

Term: The term of your new option will be nine years and six months, unless extended due to your death, as described above.

Adjustments Upon Capitalization, Dissolution, Merger or Asset Sale: Any adjustments upon changes in capitalization, dissolution, merger or asset sale by the Company may result in a loss of the tax-qualified status of the new option.

Therefore, in order to qualify for favorable tax and social insurance treatment, the terms of your new option will not be the same as the terms of new options granted to employees outside of France.

DATA PRIVACY NOTICE

To administer this offer, we must collect, use and transfer certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your personal data by us and the third parties assisting us with the offer, but only for the purpose of administering your participation in this offer. By submitting an election form or a withdrawal form, you also acknowledge and agree that:

•	the parties receiving this data may be located outside of your jurisdiction, and the recipient’s country may have different data privacy laws and protections than your country;

•	the data will be held only as long as necessary to administer and implement the program;

•	you can request from us a list of the parties that may receive your data;

•	you can request additional information about how the data is stored and processed; and

•	you can request that the data be amended if it is incorrect.

If you are an option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.

SCHEDULE E

ECHELON CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN GERMANY

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

TAXATION ISSUES

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an outstanding (i.e., unexercised) option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will be subject to tax on the date on which the shares you acquire upon exercise are debited from Echelon’s books. This date may be later than your actual exercise date. Please check with Echelon to find out when your taxable event occurs. You will be taxed on the difference (or spread) between the fair market value of the shares on the date on which shares are debited from Echelon’s books and the exercise price. You will be subject to income tax at your marginal rate on the spread. You also will be subject to social insurance contributions on the spread to the extent you have not already exceeded your applicable contribution ceiling.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct from the spread per calendar year the lesser of (1) €135, and (2) 50% of the value of the shares on the date on which such shares are debited from books of Echelon, because this income results from the purchase of stock in your employer’s parent company. You should consult with your tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares

You will be subject to German income taxation on any capital gain (i.e., on the increase of the value of shares between the date on which the first taxable event occurred, as described above, and the sales date) only if one of the following conditions is met:

(i) You have held the shares for less than 12 months;

E-1

(ii) You own 1% or more of Echelon’s stated capital (or have owned 1% or more at any time in the last five years) (then lit. (i) does not apply and the holding period is of no relevance); and

(iii) You hold the shares as a business asset (lit. (i) and (ii) do not apply then).

If none of the above outlined three criteria is met; i.e., you have held the shares for at least 12 months, you do not own or have not owned 1% or more of Echelon’s stated capital in last five years and the shares are your private property and do not constitute a business asset (Betriebsvermögen), any capital gain is exempt from German income taxation.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise your new option. By participating in the offer, you agree that your employer may withhold such tax and social insurance contributions due at exercise from your salary or withhold shares or proceeds from the sale of shares. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax, and it is your right to receive a refund. In addition, it is your responsibility to report and pay any taxes due as a result of the sale of shares.

EXCHANGE CONTROL INFORMATION

Cross-border payments in excess of €12,500 must be reported monthly to the State Central Bank. This reporting is normally accomplished through the German bank involved in processing your exercise payment. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must report your share holding on an annual basis in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Echelon.

DATA PRIVACY NOTICE

To administer this offer, we must collect, use and transfer certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your personal data by us and the third parties assisting us with the offer, but only for the purpose of administering your participation in this offer. By submitting an election form or a withdrawal form, you also acknowledge and agree that:

•	the parties receiving this data may be located outside of your jurisdiction, and the recipient’s country may have different data privacy laws and protections than your country;

•	the data will be held only as long as necessary to administer and implement the program;

•	you can request from us a list of the parties that may receive your data;

•	you can request additional information about how the data is stored and processed; and

•	you can request that the data be amended if it is incorrect.

If you are an option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.

E-2

SCHEDULE F

ECHELON CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN HONG KONG

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Hong Kong. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

TAXATION ISSUES

Option Exchange

It is unlikely that you will be subject to income tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Mandatory Provident Fund contributions will not be due on this amount.

Sale of Shares

You will not be subject to tax when you subsequently sell your shares.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the new option or when you subsequently sell the shares. However, your employer will report the grant of the new option to the Inland Revenue Department. Your employer will also report your taxable benefits resulting from the exercise of your option as part of its normal annual return. It is your responsibility to report and pay all applicable taxes.

SECURITIES INFORMATION

This offer to exchange options is not a public offer and is available only to eligible employees of Echelon or its affiliates holding outstanding options.

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TERMS OF NEW GRANT

In the event that you die prior to six months after the new grant date, your legal representative or designated beneficiary will be entitled to exercise the new option provided that such representative/beneficiary executes an undertaking satisfactory to Echelon not to sell the shares acquired through exercise of the new option prior to six months after the date of the new grant. In the event that your new option is exercisable prior to six months after the new grant date, you must execute an undertaking prior to exercise not to dispose of any shares acquired through exercise prior to six months after the new grant.

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SCHEDULE G

ECHELON CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN ITALY

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Italy. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

TAXATION ISSUES

Option Exchange

You will not be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option and Sale of Shares

Due to legal restrictions in Italy, you must use the cashless sell-all method of exercise whereby all shares you are entitled to at exercise are immediately sold and the proceeds less the exercise price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. You will not be subject to income tax when you exercise the new option because the exercise price will be the higher of: (1) the fair market value of the underlying shares at the time of the new grant as defined by the 1997 Stock Plan; and (2) the Italian Fair Market Value (i.e., the average of the official prices of the underlying shares over the month preceding the new grant date) at the time of the new grant. You will be subject to capital gains tax on the proceeds of the sale of the shares. The taxable amount will likely be the difference between the sale proceeds and the exercise price. Capital gains are currently taxed at a flat rate of 12.5%.

Withholding and Reporting

Your employer is not required to withhold income tax or social insurance contributions as a result of the exchange, grant of new option, exercise of new option or at the time of sale of shares. It is your responsibility to report and pay all applicable taxes.

EXCHANGE CONTROL INFORMATION

Exchange control reporting is required if you transfer cash to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. You may be exempt from this formality if the payments are made through an authorized broker resident in Italy, as that entity would comply with the reporting obligation. In addition,

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exchange control reporting is required if you hold foreign investments outside of Italy in excess of €12,500 or the equivalent amount in U.S. dollars. If reporting is required, it must be done on your individual tax return.

TERMS OF NEW OPTION

The exercise price for the new options will be determined in compliance with the rules for obtaining favorable tax treatment in Italy. Specifically, the new exercise price will be the higher of: (1) the fair market value of the underlying shares at the time of the new grant as defined by the 1997 Stock Plan; and (2) the Italian Fair Market Value (i.e., the average of the official prices of the underlying shares over the month preceding the new grant date) at the time of the new grant. Because the exercise price will be determined under this formula, the exercise price for new options may be higher for employees in Italy than for other employees.

Due to legal restrictions in Italy, you must use the cashless sell-all method of exercise.

DATA PRIVACY NOTICE

To administer this offer, we must collect, use and transfer certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your personal data by us and the third parties assisting us with the offer, but only for the purpose of administering your participation in this offer. By submitting an election form or a withdrawal form, you also acknowledge and agree that:

•	the parties receiving this data may be located outside of your jurisdiction, and the recipient’s country may have different data privacy laws and protections than your country;

•	the data will be held only as long as necessary to administer and implement the program;

•	you can request from us a list of the parties that may receive your data;

•	you can request additional information about how the data is stored and processed; and

•	you can request that the data be amended if it is incorrect.

If you are an option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.

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SCHEDULE H

ECHELON CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN JAPAN

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Japan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

TAXATION ISSUES

Option Exchange

You may be subject to income tax as a result of the exchange of an outstanding option for a new option, although this result is not certain.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. This gain likely will be treated as “remuneration income” (although the proper classification is currently being litigated in Japanese courts) and will be taxed at your marginal tax rate. Social insurance contributions will not be due on the gain at exercise.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. You will be taxed on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. You may be eligible for a reduced tax rate, depending on the circumstances of the sale (e.g., whether you sell shares though a broker licensed in Japan). Please consult with your tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting

Your employer will likely not be required to withhold income tax when you exercise your option. It is your responsibility to file a personal tax return and to report and pay any taxes resulting from the exchange, the grant and exercise of the new option and the sale of shares.

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EXCHANGE CONTROL INFORMATION

If you intend to acquire shares valued at more than ¥100,000,000 in a single transaction, you must file a report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares. Please note that the reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

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SCHEDULE I

ECHELON CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN KOREA

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Korea. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

TAXATION ISSUES

Option Exchange

You will not be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, any gain realized on the difference between the fair market value of the shares at exercise and the exercise price will be subject to income tax (at the rate applicable to salary income) and social insurance contributions.

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable gain will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise, unless the taxable gain in that year is less than the exempt amount, which is currently KRW2,500,000 per asset type. Any gain you realize per asset type that exceeds KRW2,500,000 will be subject to capital gains tax.

The securities transaction tax will not apply to the disposition of shares acquired pursuant to exercise of your options.

Withholding and Reporting

Your employer may be required to withhold income tax and social insurance contributions when you exercise the new option. If there is a difference between the actual liability upon exercise and the amount withheld (if any), you are responsible for paying the difference. In addition, it is your responsibility to file a personal tax return and to report and pay any income tax due upon the sale of the shares.

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EXCHANGE CONTROL INFORMATION

When you exercise your new option, your remittance of funds must be “confirmed” by a foreign exchange bank in Korea. This procedure does not require approval of the remittance from the bank. You must submit the following documents to the bank with a confirmation application available from the bank: (i) the notice of grant; (ii) the plan document; (iii) the stock option award letter or agreement indicating the type of shares to be acquired and the amount of shares; and (iv) a certificate of employment from your local employer.

Exchange control laws also require Korean residents who realize US$100,000 or more from the sale of shares to repatriate the proceeds back to Korea within six months of the sale.

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SCHEDULE J

ECHELON CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN THE NETHERLANDS

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in The Netherlands. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

TAXATION ISSUES

Option Exchange

If your outstanding options were taxed at the time the options became unconditionally exercisable (i.e., generally at vesting) and the exchange occurs after three years from the date of acceptance of the outstanding options, you will not be subject to tax as a result of the exchange of outstanding options for new options.

If your outstanding options were taxed at the time the options became unconditionally exercisable and the exchange occurs within three years from the date of acceptance, you may be subject to tax as a result of the exchange of outstanding options for new options if the exchange is characterized as a deemed disposal of your options.

If taxation on your outstanding options was deferred to the time of exercise because you elected, together with your employer, to defer taxation under the statutory rules for deferred taxation, then you may be subject to tax as a result of the exchange of outstanding options for the grant of new options if the exchange is characterized as a deemed disposal of your options.

If taxation on your outstanding options was deferred to the time of exercise because you agreed to restrict your exercise to a cashless sell-all method of exercise (i.e., you authorize the stockbroker to sell all the shares that you are entitled to at exercise and remit to you in cash the sale proceeds less the exercise price for the shares, brokers’ fees and any applicable taxes), then you will not be subject to tax as a result of the exchange of outstanding options for the grant of new options.

If the exchange is characterized as a deemed disposal of your options, the taxable value will be determined at the moment of the option cancellation. The taxable moment will be the date of the grant of the new options.

Grant of New Option

If the exchange is characterized as a deemed taxable disposal of your option (see above), tax may be due when the new option is granted to you as a result of the exchange. You will not be subject to tax for the new option itself.

Vesting of New Option

Under current laws, options are generally subject to tax in the Netherlands when they become unconditionally exercisable (i.e., vesting). Please note, however, that the Dutch legislature has announced that a new law will be introduced, providing that options will be subject to tax in the Netherlands only at the time of exercise (not when they become unconditionally exercisable) (the “New Law”). The New Law is expected to enter into force on January 1, 2005. In the event the New Law takes effect before your options first vest, it is currently unclear whether your options will be subject to tax in accordance with the current tax laws governing options or the New Law.

Due to the current uncertainty regarding the tax treatment of your options, we recommend that you confirm your tax liability with your personal tax advisor and your local HR representative before your options first vest.

Exercise of Option

In the event your options are not subject to the New Law, you can elect to defer taxation of your options until exercise based on the statutory election to defer taxation. The election must be signed by you and your employer and be filed with the Dutch wage tax inspector no later than at the first vesting of your options. In that case, a valid election for deferred taxation must be filed with the Dutch wage tax inspector at the date of the new option grant. There is a risk that any intrinsic value present at the moment of acceptance of your options might be taxable at the moment of vesting if, and insofar as this intrinsic value exists, at the moment of vesting. You will be subject to income tax/wage tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the option price. In addition, you will also be subject to social insurance contributions (both national insurance and employees’ social insurance) on the spread at exercise, subject to the applicable wage ceiling.

Sale of Shares

The shares acquired upon exercise of your option will not be subject to capital gains tax provided you hold less than a 5% interest in Echelon as a private investment.

Annual Investment Tax

Investment yield tax (Box III) applies at a rate of 1.2% (effectively) on the average value of all of your assets (including shares acquired upon the exercise of your Echelon option) held during the previous calendar year, subject to an annual exemption (€19,252 for 2004). It is your responsibility to pay any investment tax due.

Withholding and Reporting

Your employer must withhold wage tax and social insurance contributions (if any) with respect to any taxable event of your options. The withholding obligation will arise at the taxable moment as described above. Your employer will include the amount taxable to you in its periodic wage tax return and will provide the details of the taxation in your periodic salary slip.

DATA PRIVACY NOTICE

To administer this offer, we must collect, use and transfer certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your personal data by us and the third parties assisting us with the offer, but only for the purpose of administering your participation in this offer. By submitting an election form or a withdrawal form, you also acknowledge and agree that:

•	the parties receiving this data may be located outside of your jurisdiction, and the recipient’s country may have different data privacy laws and protections than your country;

•	the data will be held only as long as necessary to administer and implement the program;

•	you can request from us a list of the parties that may receive your data;

•	you can request additional information about how the data is stored and processed; and

•	you can request that the data be amended if it is incorrect.

If you are an option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.

SCHEDULE K

ECHELON CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN THE SWITZERLAND

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Switzerland. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

TAXATION ISSUES

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option, although this result is not certain.

Grant of New Option

You may be subject to income tax and social insurance contributions when the new option is granted to you, unless you are able to defer tax until exercise. If you are taxed at grant, you will not likely be entitled to credit against this liability any tax paid on your old option (if any).

Exercise of New Option and Sale of Shares

Due to legal restrictions in Switzerland, you must use the cashless sell-all method of exercise, whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the exercise price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. If you are subject to tax at grant, you will not be subject to tax when you exercise the new option. However, if you are not subject to tax at grant, you must pay tax at exercise on the difference between the fair market value of the shares at exercise and the option price of your new option.

Wealth Tax

Options may be subject to wealth tax. The specific rates for wealth tax vary depending upon a number of factors, including the particular canton, the net wealth of the individual, etc. Please consult your tax advisor to determine how the wealth tax applies to your specific situation.

Withholding and Reporting

If you are a Swiss national or a foreign employee holding a “C” residence permit, your employer will not withhold income tax at the time of grant, vesting, exercise, or subsequent sale of shares. Your employer will include your taxable income (on grant, vesting or exercise, but not sale) on your annual “certificate of

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salary” which will be issued to you at the end of or shortly after the end of the calendar year of the taxable event. It is your responsibility to attach the “certificate of salary” to your tax return and pay any taxes resulting from the exercise of your options. Your employer will withhold social insurance contributions.

If you are a foreign employee holding a “B” permit, or if you are for any other reason an employee subject to income taxation at source, your employer will withhold and report income tax and social insurance contributions. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and to pay additional taxes (or to receive a refund) when the Tax Administration computes your exact amount of taxes based on your tax return.

TERMS OF NEW OPTION

Due to legal restrictions in Switzerland, you must use the cashless sell-all method of exercise.

DATA PRIVACY NOTICE

To administer this offer, we must collect, use and transfer certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your personal data by us and the third parties assisting us with the offer, but only for the purpose of administering your participation in this offer. By submitting an election form or a withdrawal form, you also acknowledge and agree that:

•	the parties receiving this data may be located outside of your jurisdiction, and the recipient’s country may have different data privacy laws and protections than your country;

•	the data will be held only as long as necessary to administer and implement the program;

•	you can request from us a list of the parties that may receive your data;

•	you can request additional information about how the data is stored and processed; and

•	you can request that the data be amended if it is incorrect.

If you are an option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.

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SCHEDULE L

ECHELON CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN THE UNITED KINGDOM

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in the United Kingdom. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes or you are not resident, ordinarily resident and domiciled in the United Kingdom for tax purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

TAXATION ISSUES

Option Exchange

You will not be subject to tax or national insurance contributions (“NICs”) as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will be subject to tax when you exercise your new option. Income tax will be charged on the difference (or spread) between the fair market value of the stock on the date of exercise and the exercise price. Your employer will be responsible for tax withholding under the Pay As You Earn system in relation to the tax due on exercise and for paying to the UK Inland Revenue the income tax withheld on your behalf. If for any reason your employer is unable to withhold the income tax relating to the option exercise from you, you must make a payment of the tax to your employer within 90 days of the date of exercise of your option, otherwise you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax charge payable by you.

You may also be liable to pay employees’ NICs on the spread upon exercise of your new option. You will be liable to pay NICs on the exercise of your new option if your original option was granted on or after 6 April 1999, unless your original option is “capped” for NICs purposes. Options are “capped” for NICs purposes if they were granted between 6 April 1999 and 19 May 2000 and either (i) a special payment was made by your employer in respect of NICs payable by reference to the company’s share price on 7 November 2000 or (ii) the option exercise price was more than the company’s share price on 7 November 2000. If your original option was granted before 6 April 1999, NICs will generally not be payable on the exercise of your replacement options. However, NICs will be payable on the exercise of replacement options granted in

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respect of both “capped” options and options granted before 6 April 1999 if the market value of the shares under option in respect of the new options at the time of grant is greater than the market value of shares under option in respect of the original options at the time of release.

Effective from 6 April 2004, employees’ NICs at 11% are payable up to the maximum earnings limit of £610 per week, and an additional 1% NICs will apply above this limit. Your new replacement options will be subject to a Joint Election to transfer your employing company’s liability for NICs in respect of the Plan to you. Where NICs are payable on the exercise of the replacement options, employer’s NICs are payable, charged at 12.8%. However, the employer’s NICs are deductible against your income tax liability, meaning that the effective rate you will pay in respect of employer’s NICs is 7.68% if you are a higher rate taxpayer and 9.98% if you are a basic rate taxpayer. Your employer will be responsible for withholding employees’ NICs (and employer’s NICs where appropriate) and for paying the amount withheld to the UK Inland Revenue on your behalf.

Sale of Shares

You may be subject to Capital Gains Tax upon the sale of your shares, generally calculated with reference to the difference between the sale proceeds and the fair market value of the shares on the date of option exercise. The capital gain on which tax is chargeable may be reduced by taper relief, based on the number of complete years you hold the shares from the date of acquisition before selling them. If you remain employed by an Echelon group company for more than one year after acquiring your shares your capital gain will be reduced by 50% and if you remain employed for two years it will be reduced by 75%. Capital Gains Tax is payable on your total capital gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (£8,200 for the UK tax year 6 April 2004 to 5 April 2005).

Withholding and Reporting

Your employer is required to report the details of the exchange of options, the new option grant and any future option exercise on its annual UK Inland Revenue tax and share plan returns. In addition to your employer’s reporting obligations, you must report details of any liabilities arising from the exercise of your new stock option and from the sale or disposal of shares to the Inland Revenue on your personal UK Inland Revenue tax return. You will be responsible for reporting and paying any taxes owed as a result of the sale of the shares.

Additional Reporting Requirements

If you are a director or shadow director of a UK subsidiary of Echelon and the UK subsidiary is not wholly owned by Echelon, you are subject to certain notification requirements under the Companies Act 1985. Specifically, you must notify the UK subsidiary in writing of your interest in Echelon and the number and class of shares or rights to which the interest relates. You must also notify the UK subsidiary when you exercise your option or sell shares acquired through exercise of your new options. This disclosure requirement also applies to any rights or shares acquired by your spouse or child (under the age of 18).

DATA PRIVACY NOTICE

To administer this offer, we must collect, use and transfer certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your personal data by us and the third parties

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assisting us with the offer, but only for the purpose of administering your participation in this offer. By submitting an election form or a withdrawal form, you also acknowledge and agree that:

•	the parties receiving this data may be located outside of your jurisdiction, and the recipient’s country may have different data privacy laws and protections than your country;

•	the data will be held only as long as necessary to administer and implement the program;

•	you can request from us a list of the parties that may receive your data;

•	you can request additional information about how the data is stored and processed; and

•	you can request that the data be amended if it is incorrect.

If you are an option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.

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